UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒  Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use By the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

MAPICS, Inc.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

MAPICS, Inc. common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

29,614,673 shares

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $376,538,433. The total consideration was calculated by multiplying (i) up to 29,480,403 shares of MAPICS common stock (assuming the exercise of all outstanding options to purchase up to 3,632,035 shares of MAPICS common stock and the issuance, based on historical data, of up to 50,000 shares of common stock under MAPICS’ employee stock purchase plan and director stock incentive plan) that are proposed to be exchanged for cash in the merger, by (ii) the merger consideration of $12.75 per share, and adding to that product an additional $663,294 representing payments to be made in exchange for the cancellation of warrants to purchase an additional 134,270 shares of MAPICS common stock. The filing fee equals the product of 0.0001177 multiplied by $376,538,433. This calculation excludes the impact on the merger consideration of the exercise price of options to acquire our common shares; as a result, we expect that actual net proceeds to be paid in the transaction will be approximately $348,000,000.

(4)	Proposed maximum aggregate value of the transaction:

$376,538,433

(5)	Total fee paid:

$44,319

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

March 10, 2005

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On January 26, 2005, Infor International Limited agreed to acquire MAPICS, Inc. by merging a wholly-owned subsidiary of Infor International Limited into MAPICS, after which Infor will be the sole shareholder of MAPICS. In the merger, each MAPICS shareholder, other than those shareholders perfecting dissenters’ rights, will receive $12.75 in cash for each of our outstanding common shares held as of the effective time of the merger. Persons holding options or warrants to acquire MAPICS common stock will receive an amount of cash equal to the number of shares issuable upon the exercise of those options or warrants, less the aggregate exercise price. Collectively, MAPICS shareholders and holders of options and warrants to purchase MAPICS common shares will receive approximately $348 million in cash as consideration for the merger.

The merger requires the approval of our shareholders. You are cordially invited to attend a special meeting of shareholders of MAPICS, Inc., which will be held on Thursday, April 14, 2005, at 9:00 a.m. local time at the offices of Alston & Bird LLP, 90 Park Avenue, New York, New York for the purpose of adopting the merger agreement and approving the merger. Regardless of the number of shares that you own or whether you plan to attend the meeting, it is important that your shares be represented and voted. Voting instructions are included inside the accompanying proxy statement.

The MAPICS board of directors has unanimously approved the merger agreement and determined that the merger agreement and the merger are advisable, fair to, and in the best interests of MAPICS and its shareholders. Accordingly, the MAPICS board of directors unanimously recommends that MAPICS’ shareholders vote “FOR” adoption of the merger agreement and approval of the merger.

The accompanying proxy statement provides you with detailed information regarding the proposed merger. We encourage you to read the entire document carefully.

Sincerely,

Richard C. Cook

President and Chief Executive Officer

This document is dated March 10, 2005, and is first being mailed to shareholders on or about March 14, 2005.

MAPICS, Inc.

1000 Windward Concourse Parkway

Alpharetta, Georgia 30005

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD April 14, 2005

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of MAPICS, Inc. will be held at the offices of Alston & Bird LLP, 90 Park Avenue, New York, New York, on Thursday, April 14, 2005, at 9:00 a.m., local time. The purpose of the meeting is for our shareholders to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of January 26, 2005, by and among MAPICS, Inc., Magellan Merger Sub, Inc., Infor International Limited and Infor Global Solutions Topco Ltd. and the approval of the merger and other transactions contemplated therein, pursuant to which MAPICS will become a wholly-owned subsidiary of Infor International Limited and the holders of MAPICS common shares will be entitled to receive $12.75 per share of MAPICS common stock held by them at the effective time of the merger.

Shareholders of record at the close of business on March 8, 2005, are entitled to receive notice of and to vote at the special meeting and any adjournments. We hope that you will be able to attend the meeting. To ensure your representation at the special meeting, we urge you to complete, date and sign the enclosed proxy and return it in the enclosed postage-prepaid envelope so that it will be received no later than April 13, 2005, whether or not you plan to attend the special meeting in person. By returning your proxy promptly, you can help us avoid the expense of further proxy solicitations. Prior to being voted, the proxy may be withdrawn in the manner specified in this proxy statement. If you attend the special meeting in person, you may vote in person even if you have already properly returned a proxy.

Information relating to these matters is set forth in the attached proxy statement. We encourage you to read the proxy statement and the attachments carefully. You may also obtain information about us from the documents that we have filed with the Securities and Exchange Commission.

By order of the board of directors,

Martin D. Avallone

Vice President of Corporate Development, General Counsel and Secretary

Atlanta, Georgia

March 10, 2005

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, OR PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ADEQUACY OR ACCURACY OF THE ENCLOSED PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

i

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	42

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING	44

SHAREHOLDER PROPOSALS	44

WHERE YOU CAN FIND MORE INFORMATION	44

INCORPORATION BY REFERENCE	45

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the special meeting and other matters to be considered by MAPICS’ shareholders at the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement.

Throughout this proxy statement, the terms “MAPICS,” “we,” “us,” and “our” refer to MAPICS, Inc. “Infor” is used to refer collectively to Infor International Limited, Infor Global Solutions Topco Ltd., and Magellan Merger Sub, Inc. Magellan Merger Sub, Inc. is referred to herein as “Merger Sub.”

Q1: On what am I being asked to vote?

A1: You are being asked to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 26, 2005, by and between MAPICS and Infor and to approve the transactions contemplated by the merger agreement. Pursuant to the merger agreement:

•	Merger Sub will merge into MAPICS, with MAPICS continuing as the surviving corporation; and

•	each outstanding share of our common stock (other than shares held by MAPICS, Infor or their respective subsidiaries and shares held by dissenting shareholders that properly exercise dissenters’ rights as described in more detail in this proxy statement) will be cancelled and converted into the right to receive $12.75 in cash.

Q2: What will be the effect of the merger?

A2: After the merger, you will no longer own any MAPICS common shares. All of the capital stock of MAPICS following completion of the merger will be owned by Infor, and we will operate as a wholly-owned subsidiary of Infor.

Q3: If the merger is completed, what will I receive for the MAPICS common shares I hold?

A3: If the merger is completed, each MAPICS common share owned by you at the effective time of the merger will be automatically cancelled and converted into the right to receive $12.75 in cash, without interest or any other payment thereon and subject to applicable tax withholding requirements; however, if you perfect your dissenters’ rights, your shares will be subject to appraisal in accordance with Georgia law.

Q4: If the merger is completed, what will happen to outstanding options and warrants to acquire MAPICS common shares?

A4: All options and warrants to purchase our common shares will be cancelled when the merger is completed. Holders of “in the money” options or warrants to acquire our common shares will instead receive $12.75 per share in cash, less the aggregate exercise price of the “in the money” options or warrants that they hold. If the exercise price per share of a warrant or option to acquire our common shares equals or exceeds the $12.75 per share merger consideration, such options or warrants will be cancelled without payment.

Q5: What vote is required to adopt the merger agreement and approve the merger?

A5: Approval of the merger and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the MAPICS common shares outstanding and entitled to vote at the special meeting.

Q6: Has MAPICS’ board of directors determined that the merger is fair to MAPICS and its shareholders, and what does it recommend regarding the merger agreement?

A6: Yes. The MAPICS board of directors has unanimously determined that the merger is substantively and procedurally fair from a financial point of view to the holders of MAPICS common shares in their capacity as such. In reaching this conclusion, our board of directors considered, among other factors, the following:

•	the recommendation of a special committee of our board of directors constituted entirely of non-employee directors;

•	the opinion of SunTrust Capital Markets, Inc., through its SunTrust Robinson Humphrey Capital Markets Division, whom we refer to as SunTrust Robinson Humphrey or STRH, to the effect that the price per share to be received by the holders of MAPICS common shares pursuant to the merger is fair to such holders from a financial point of view;

•	the fact that MAPICS and its financial advisors had explored other potential business combination transactions that the board of directors believed did not offer equal or superior terms for MAPICS’ shareholders;

•	the fact that the termination fee provisions in the merger agreement likely would not significantly discourage another potential bidder from bidding on MAPICS; and

•	the fact that the merger agreement requires that a majority of shares held by MAPICS’ common shareholders approve the merger.

After consideration of these and other factors, our board of directors determined that the terms of the merger are fair from a financial point of view to, and in the best interests of, MAPICS and its shareholders.

Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger.

Q7: Is the merger subject to the satisfaction of any conditions?

A7: Yes. Before completion of the merger, certain closing conditions must be satisfied or waived. These conditions are discussed in detail under “Proposal One—Adoption of the Merger Agreement and Approval of the Merger—The Merger and the Merger Agreement—Conditions” and include, among other conditions:

•	adoption of the merger agreement and approval of the merger by the shareholders of MAPICS;

•	the absence of a material adverse effect, as defined in the merger agreement, on MAPICS;

•	the absence of governmental or regulatory action or legislation prohibiting the merger or other transactions contemplated by the merger agreement; and

•	holders of more than 5% of the outstanding MAPICS common shares must not have perfected their dissenters’ rights.

If one or more of these conditions is not satisfied or waived, the merger will not be completed, even if the shareholder votes required to adopt the merger agreement and approve the merger are obtained.

Q8: Is Infor’s obligation to complete the merger subject to Infor’s receipt of financing?

A8: No. Although Infor has received commitment letters from both its debt and equity financing sources to provide financing for the merger, Infor must complete the merger regardless of whether it receives financing. In the event that Infor fails to complete the merger, Infor will be required to pay MAPICS a termination fee of $15 million.

Q9: Am I entitled to dissenters’ rights?

A9: Yes. You may dissent from adoption of the merger agreement and approval of the merger and obtain a cash payment for the fair value of your shares. To exercise dissenters’ rights, you must NOT vote in favor of the adoption of the merger agreement and approval of the merger, and you must strictly comply with all of the applicable requirements of Georgia law. The fair value of your shares, as determined by a court, may be more than, less than or equal to the $12.75 to be paid to you in the merger.

Q10: What are the federal income tax consequences of the receipt of cash in the merger?

A10: The receipt of cash for MAPICS common shares in the merger will be a taxable transaction for U.S. federal income tax purposes. You generally will recognize taxable gain or loss equal to the difference between $12.75 per share and your tax basis for your MAPICS common shares. If you hold your MAPICS common shares as a capital asset, your gain or loss generally will be long-term capital gain or loss if your holding period for the shares is more than one year.

The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the application of state, local, foreign or other tax laws.

Q11: When and where is the special meeting?

A11: The special meeting is scheduled to take place on Thursday, April 14, 2005 at 9:00 a.m. local time, at the offices of Alston & Bird LLP, 90 Park Avenue, New York, New York.

Q12: Who can vote at the special meeting?

A12: If you are a shareholder of record as of the close of business on March 8, 2005, you will be entitled to receive notice of, and to vote at, the special meeting.

Q13: What happens if I sell my shares before the special meeting?

A13: The record date for the special meeting, March 8, 2005, is earlier than the date of the special meeting. If you held your shares on the record date but transfer them prior to the effective time of the merger, you will retain your right to vote at the special meeting but not the right to receive the consideration for the shares. The right to receive such consideration will pass to the person who owns your shares when the merger becomes effective.

Q14: What should I do now?

A14: After you read and consider carefully the information contained in this proxy statement, please submit your proxy as soon as possible so that your shares may be represented at the special meeting. If your MAPICS common shares are registered in your own name, you may submit your proxy by filling out and signing the proxy card and then mailing your signed proxy card in the enclosed envelope. If your shares are held in “street name,” you should follow the directions your broker or bank provides.

Your proxy card will instruct the persons named on the proxy card to vote your shares at the special meeting as you direct. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted FOR the adoption of the merger agreement and approval of the merger. If you do not vote or if you abstain, the effect will be a vote against adoption of the merger agreement and approval of the merger.

Q15: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A15: Only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your

v

shares will not be voted by your broker. Because approval of the merger will require the affirmative vote of a majority of the MAPICS common shares outstanding and entitled to vote at the special meeting, “broker non-votes” (meaning proxies submitted by brokers or banks as holders of record on behalf of their customers that do not indicate how to vote on a proposal) will have the effect of a vote against adoption of the merger agreement and approval of the merger.

Q16: Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A16: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	you can send a written notice stating that you would like to revoke your proxy;

•	you can complete and submit a new, later-dated proxy card; or

•	you can attend the special meeting and vote in person.

If you choose one of the first two methods, we must receive your notice of revocation or your new proxy card before the start of the special meeting.

Simply attending the meeting will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q17: Should I send in my stock certificates now?

A17: No. If the merger agreement is adopted and the merger is approved and other conditions to the merger are satisfied, shortly after the merger is completed you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to SunTrust Bank, N.A., or SunTrust, the exchange agent appointed by MAPICS and Infor.

YOU SHOULD NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q18: When do you expect the merger to be completed?

A18: We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we expect the merger to be completed on or about April 14, 2005.

Q19: When will I receive the cash payment for my shares?

A19: Assuming that you elect not to exercise your dissenters’ rights, shortly after the effective time of the merger, SunTrust, the exchange agent appointed by us and Infor, will send to you a letter of transmittal with instructions regarding the surrender of your share certificates in exchange for the merger consideration. Once you have delivered an executed copy of the letter of transmittal together with your share certificates to SunTrust, it will promptly pay the merger consideration to you, less any applicable withholding taxes.

Q20: Where can I find more information about MAPICS?

A20: We file reports, proxy statements and other information with the Securities and Exchange Commission, referred to as the SEC, under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at www.sec.gov and at the offices of the Nasdaq Stock Market, Inc. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 44.

Q21: Who will solicit and pay the cost of soliciting proxies?

A21: We will bear the cost of soliciting proxies. In addition to solicitation by mail, our officers and employees, without additional compensation, may solicit proxies personally or by telephone, fax or email. We will pay approximately $7,500 (plus per call fees and reimbursement of out-of-pocket expenses) to Georgeson Shareholder Communications Inc., our proxy solicitor. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common shares held of record by such persons, and we will, upon request of such record holders, reimburse forwarding charges and other out-of-pocket expenses.

If you have further questions, you may contact our proxy solicitor at the address and telephone number indicated below.

Q22: Who can help answer my other questions?

A22: If you have more questions about the merger, you should contact our proxy solicitor at the following address and telephone number:

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor

New York, New York 10004

Toll-Free: (877) 278-9668

SUMMARY

This summary presents selected information in this proxy statement relating to the merger and may not contain all of the information that is important to you. To understand the merger and the transactions contemplated by the merger agreement fully, you should carefully read this entire document as well as the additional documents to which it refers. For instructions on obtaining more information, see “Where You Can Find More Information” on page 44. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies (See page 11)

MAPICS, Inc.

1000 Windward Concourse Parkway, Suite 100

Alpharetta, Georgia 30005

Telephone: (678) 319-8000

We are a developer of enterprise business application software solutions designed specifically for use by manufacturers and marketed throughout the world. Our goal is to deliver application software and consulting services that create value by providing a quick return on investment and improving bottom line financial results for our customers. Our offerings bring our customers the benefit of our proven expertise, knowledge, and understanding of the business issues that are unique to manufacturers.

We are headquartered in Alpharetta, Georgia, USA, with offices around the globe and a worldwide sales network of direct sales representatives as well as independent sales affiliates. We were originally incorporated in Massachusetts in 1980, and in 1998 we reincorporated in Georgia. Today, MAPICS solutions are used by thousands of manufacturers in nearly 70 countries and 19 different languages.

Infor

11729 Amber Park Drive, Suite 400

Alpharetta, Georgia 30004

Telephone: (678) 393-5000

Infor focuses exclusively on providing vertical-specific, enterprise-wide business solutions to the manufacturing and distribution industries worldwide. Infor delivers best-in-class products and deep domain expertise that address the essential challenges its customers face in areas such as supply chain planning, relationship management, demand management, ERP, warehouse management, marketing-driven distribution, and business intelligence.

Infor is headquartered in Alpharetta, Georgia, USA, with offices around the world. Its solutions are sold through a global network of direct sales representatives and channel partners. Infor was originally formed as “Agilisys” in 2002. In 2004, it changed its name to Infor Global Solutions. Infor’s solutions are used by thousands of customers in over 30 countries.

The Special Meeting (See page 9)

Date, Time and Place (See page 9)

The special meeting of MAPICS shareholders will be held on Thursday, April 14, 2005, at 9:00 a.m. local time, at the offices of Alston & Bird LLP, 90 Park Avenue, New York, New York.

Matters to be Considered at the Special Meeting (See page 9)

At the special meeting, you are being asked to approve a proposal to adopt the merger agreement and to approve the merger of a wholly-owned subsidiary of Infor International into MAPICS. Pursuant to the merger agreement and the merger:

•	Merger Sub will merge into MAPICS, with MAPICS continuing as the surviving corporation; and

•	each outstanding share of our common stock will be cancelled and converted into the right to receive $12.75 in cash, except for shares held by shareholders who perfect their dissenters’ rights under Georgia law.

You may also be asked to vote to adjourn the special meeting, if necessary, to solicit additional proxies.

Record Date and Voting Information (See page 9)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on March 8, 2005, which is the record date for the special meeting. You will have one vote at the special meeting for each share of MAPICS common stock you owned at the close of business on the record date. On the record date, there were 26,018,803 shares of MAPICS common stock issued, outstanding and entitled to vote at the special meeting.

Required Vote (See page 9)

Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Adjournment of the special meeting, if necessary to solicit additional proxies or otherwise, requires the affirmative vote of the holders of a majority of the shares of our common stock represented at the special meeting, whether or not a quorum is present.

Abstentions and broker non-votes will have the effect of a vote “AGAINST” the adoption of the merger agreement and approval of the merger but will not affect any proposal to adjourn the special meeting. See “The Special Meeting—Required Votes, Abstentions and Broker Non-Votes” on page 9.

Voting by Proxy (See page 9)

After carefully reading and considering the information contained in this proxy statement, you should respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope as soon as possible so that your shares may be represented at the special meeting.

If you hold your shares in “street name” (that is, through a broker or other nominee), your broker or nominee will not vote your common shares unless you provide instructions on how to vote. You should instruct your broker how to vote your common shares by following the directions your broker provides. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against the merger.

If you vote by proxy, you may still revoke your proxy in advance of the special meeting by sending us a later, valid proxy, delivering a written revocation of your proxy, or attending the special meeting and voting in person.

Do not send your stock certificates now. If the merger is completed, you will receive instructions regarding the procedures for exchanging your existing stock certificates for the $12.75 per share cash payment.

The Merger and the Merger Agreement (See page 29)

Purpose of and Reasons for the Merger (See page 17)

The principal purpose of the merger is to permit our shareholders to realize cash for their shares of MAPICS common stock at a significant premium to the market price at which such shares traded prior to the announcement of the execution of the merger agreement. We believe that the merger offers our shareholders the greatest value for their shares in light of our long-term prospects and the available strategic alternatives.

Treatment of Outstanding Shares (See page 29)

At the effective time of the merger, each outstanding share of our common stock will be cancelled and converted into the right to receive $12.75 in cash, except for shares held by shareholders who perfect their dissenters’ rights under Georgia law.

Treatment of Options and Warrants (See page 29)

All options and warrants to purchase common shares of MAPICS will be cancelled when the merger is completed. All unvested outstanding options will vest immediately prior to the completion of the merger. Holders of “in the money” options or warrants to acquire MAPICS common shares will receive $12.75 per share in cash, less the aggregate exercise price, for the “in the money” options or warrants that they hold. If the exercise price per share of the warrants or options to acquire MAPICS common shares equals or exceeds the $12.75 per share merger consideration, such options or warrants will be cancelled without payment.

Recommendation of the Board of Directors and the Special Committee (See page 17)

Our board of directors formed a special committee consisting entirely of non-employee directors to consider the terms of the merger and other strategic alternatives. After considering the terms of the merger, the special committee unanimously recommended approval of the merger to the full board of directors. After the board’s evaluation of a variety of business, financial and other factors, consideration of the recommendation of the special committee and in consultations with our legal and financial advisors, our board of directors determined that the merger was advisable, fair to and in the best interests of our company and our shareholders.

Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger.

Fairness Opinion of SunTrust Robinson Humphrey (See page 18)

In connection with the merger, our board of directors obtained the opinion of SunTrust Robinson Humphrey as to the fairness of the merger, from a financial point of view, to our shareholders. The full text of SunTrust Robinson Humphrey’s written opinion is attached to this proxy statement as Appendix B. You are encouraged to read that opinion carefully for a description of the assumptions made, matters considered and limitations and qualifications on the review undertaken.

Interests of Certain Persons in the Merger (See page 27)

Some of our directors and officers have interests in the merger that are different from, or in addition to, the interests of holders of our common shares generally. These interests include the acceleration of vesting of options as a result of the merger, the removal of restrictions on restricted stock, payments under employment and change-in-control agreements upon the occurrence of certain events after the merger, and the right to continued indemnification and insurance coverage by MAPICS after the merger.

Conditions to the Merger (See page 34)

Completion of the merger depends upon meeting or waiving a number of conditions, including:

•	shareholders holding at least a majority of our outstanding common shares must have adopted the merger agreement and approved the merger;

•	there must not have been any event that has, or is reasonably likely to have, a material adverse effect, as that term is defined in Section 3.01 of the merger agreement, on MAPICS;

•	the absence of governmental or regulatory action or legislation prohibiting the merger or other transactions contemplated by the merger agreement;

•	holders of more than 5% of the outstanding MAPICS common shares must not have perfected their dissenters’ rights; and

•	other customary closing conditions.

Solicitation Prohibitions (See page 33)

The merger agreement prohibits us from soliciting other acquisition proposals. We and our subsidiaries agreed to immediately cease any and all existing activities, discussions or negotiations with third parties conducted prior to the date of the merger agreement with respect to any acquisition proposal. If we receive an unsolicited acquisition proposal, we must promptly notify Infor of the proposal’s material terms. Our board of directors may respond, in accordance with the terms of the merger agreement and their fiduciary obligations under Georgia law, to unsolicited acquisition proposals that constitute superior proposals (as these terms are defined in the merger agreement).

Termination (See page 35)

Under certain circumstances, the merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after approval of the merger by our shareholders.

Except for provisions in the merger agreement regarding confidentiality of non-public information and payment of fees and expenses, if the merger agreement is terminated as described above, the merger agreement will become void and have no effect. In addition, if the merger agreement is terminated, there will be no liability on the part of MAPICS or Infor, except for the payment of the termination fees and expenses described below and to the extent that the termination results from a breach by any party of any of its representations, warranties, covenants or agreements contained in the merger agreement.

Termination Fees (see page 36)

We have agreed to pay Infor a termination fee of $12 million plus reasonable out-of-pocket costs and expenses in an aggregate amount not to exceed $3 million if:

•	an acquisition proposal other than the transaction with Infor has been announced at the time of our special meeting, our shareholders fail to adopt the merger agreement and approve the merger and we enter into an acquisition agreement with another party within nine months of the termination of the merger agreement;

•	we terminate the merger agreement in order to negotiate or authorize negotiations with a third party regarding an acquisition proposal other than the merger with Infor; or

•	Infor terminates the merger agreement because our board of directors or the special committee withdraws its recommendation that our shareholders approve the transaction with Infor or favors another acquisition proposal.

In addition, we have agreed to reimburse Infor for its reasonably incurred out-of-pocket expenses in an aggregate amount not to exceed $3 million if our shareholders fail to approve the merger for any reason.

In the event that we terminate the merger agreement because we are ready, willing, and able to close the merger with Infor but Infor refuses or is unable to close, Infor has agreed to pay us a termination fee of $15 million.

Dissenters’ Rights (See page 38)

MAPICS is a corporation organized under Georgia law. Under Article 13 of the Georgia Business Corporation Code, if you do not vote in favor of the merger agreement and the merger and instead follow the appropriate procedures for demanding and perfecting dissenters’ rights as described on pages 38 through 40 and in Appendix C, you will receive a cash payment for the “fair value” of your shares of our common stock instead of the $12.75 per share merger consideration to be received by our shareholders in connection with the merger. The “fair value” of our common stock may be more than, less than or equal to the $12.75 merger consideration you would have received for each of your shares in the merger if you had not exercised your dissenters’ rights.

Generally, in order to exercise dissenters’ rights, among other things:

•	you must NOT vote for adoption of the merger agreement and approval of the merger; and

•	you must make written demand for appraisal in compliance with Georgia law prior to the vote on the merger agreement and the merger.

Merely voting against the merger agreement and the merger will not preserve your dissenters’ rights under Georgia law. Appendix C to this proxy statement contains the Georgia statute relating to your dissenters’ rights. If you want to exercise your dissenters’ rights, please read and carefully follow the procedures described on pages 38 through 40 and in Appendix C. Failure to take all of the steps required under Georgia law may result in the loss of your dissenters’ rights.

Material U.S. Federal Income Tax Consequences (See page 36)

The receipt of $12.75 in cash by our shareholders for each outstanding share of our common stock will be a taxable transaction for U.S. federal income tax purposes. Each of our shareholders generally will recognize taxable gain or loss measured by the difference, if any, between the shareholder’s amount realized in the merger, $12.75 per share, and the tax basis of each share of MAPICS common stock owned by such shareholder.

Selected Financial Data

(In thousands, except per share data)

The table below presents selected statement of operations and balance sheet data for the fiscal years ended and as of September 30, 2000, 2001, 2002, 2003 and 2004 and for the three month periods ended and as of December 31, 2003 and 2004. We have derived the selected financial data for the fiscal years ended September 30, 2000, 2001, 2002, 2003 and 2004 and as of those dates from our audited financial statements. We have derived the selected financial data for the three month periods ended and as of December 31, 2003 and 2004 from our unaudited financial statements. You should read the selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Financial Statements and Supplementary Data” and “Financial Statements” included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2004 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2004, which are incorporated by reference into this proxy statement.

	Fiscal Year Ended September 30,					Three Months Ended December 31,
	2000	2001	2002	2003	2004	2003	2004
	(audited)					(unaudited)
Statements of Operations Data:
Revenue:
License(1)	$40,986	$47,675	$40,207	$44,461	$46,218	$11,693	$14,528
Support services	72,674	78,594	79,384	101,493	108,971	27,198	29,652
Implementation and consulting services	5,016	11,882	8,708	15,378	17,610	4,144	4,155

Total revenue	118,676	138,151	128,299	161,332	172,799	43,035	48,335

Operating expenses:
Cost of license revenue	12,438	16,437	14,647	17,746	18,015	4,997	4,709
Cost of support services revenue	22,250	23,891	21,393	30,005	32,840	8,115	8,883
Cost of implementation and consulting services revenue	8,926	11,536	11,043	19,410	20,323	4,772	3,902
Selling and marketing	41,293	41,563	35,092	51,973	45,787	11,804	12,425
Product development	16,375	17,277	15,331	16,519	14,820	3,630	4,254
General and administrative	17,427	14,635	12,447	19,934	20,740	5,939	5,394
Amortization of goodwill	6,959	35,121	—	—	—	—	—
Acquisition costs	12,958	(1,981)	(1,000)	—	—	—	—
Restructuring costs	2,125	—	4,707	1,787	2,610	—	—

Total operating expenses	140,751	158,479	113,660	157,374	155,135	39,257	39,567

Income (loss) from operations	(22,075)	(20,328)	14,639	3,958	17,664	3,778	8,768
Interest income (expense), net	(1,885)	(2,099)	(600)	(576)	(750)	(153)	39

Income (loss) before income tax expense (benefit) and extraordinary item	(23,960)	(22,427)	14,039	3,382	16,914	3,625	8,807
Income tax expense (benefit)	(6,239)	4,533	(20)	(465)	6,229	1,341	3,699

Income (loss) before extraordinary item	(17,721)	(26,960)	14,059	3,847	10,685	2,284	5,108
Loss on early extinguishments of debt, net of income tax benefit	—	—	(318)	—	—	—	—

Net income (loss)	$(17,721)	$(26,960)	$13,741	3,847	10,685	$2,284	$5,108

Net income (loss) per common share (basic):
Income (loss) before extraordinary item	$(0.99)	$(1.48)	$0.77	$0.18	$0.45	$0.10	$0.20
Loss on early extinguishments of debt, net of income tax benefit	—	—	(0.02)	—	—	—	—

Net income (loss)	$(0.99)	$(1.48)	$0.75	$0.18	$0.45	$0.10	$0.20

Net income (loss) per common share (diluted):
Income (loss) before extraordinary item	$(0.99)	$(1.48)	$0.69	$0.17	$0.41	$0.09	$0.19
Loss on early extinguishments of debt, net of income tax benefit	—	—	(0.02)	—	—	—	—

Net income (loss)	$(0.99)	$(1.48)	$0.67	$0.17	$0.41	$0.09	$0.19

Weighted average number of common shares outstanding (basic)	17,896	18,223	18,355	21,057	23,872	23,000	25,506

Weighted average number of common shares and common share equivalents outstanding (diluted)	17,896	18,223	20,520	23,229	25,965	25,928	26,268

	As of September 30,					As of December 31,
	2000	2001	2002	2003	2004	2003	2004
	(audited)					(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$12,175	$18,077	$23,661	$21,360	$26,407	$20,603	$34,696
Working capital (deficit)	(34,455)	(30,232)	(17,368)	(40,670)	(27,085)	(38,080)	(16,888)
Total assets(2)	156,931	115,153	108,110	192,921	184,324	181,576	193,016
Long-term liabilities	21,245	6,145	3,563	12,471	2,474	11,019	2,239
Shareholders’ equity(3)	26,392	243	14,960	49,650	68,771	54,039	75,642

(1)	Effective June 2000, we applied AICPA Technical Practice Aid (“TPA”) 5100.53, “Fair Value of PCS in a Short-Term Time-Based License and Software Revenue Recognition.” As a result, we began deferring initial license revenue from our time-based licenses and amortizing these licenses over the term of the agreements, which are generally for a 12-month period.
(2)	Total assets as of September 30, 2000 included $42.7 million in goodwill and intangible assets that were a result of the Pivotpoint acquisition. As of September 30, 2001, total assets decreased by $26.0 million relating to an impairment loss on the goodwill and intangible assets from the acquisitions in fiscal 2000. Total assets as of September 30, 2003 increased $84.8 from September 30, 2002, primarily as a result of the acquisition of Frontstep. Total assets as of September 30, 2003 included the addition of $38.3 million in goodwill that was recorded in the Frontstep acquisition. Total assets as of September 30, 2004 decreased by $8.6 million primarily due to the utilization of deferred tax assets to offset taxable income.
(3)	Shareholders’ equity amounts as of September 30, 2000, 2001, 2002, 2003 and 2004 and December 31, 2003 and 2004 are reduced by the cost of treasury stock of $17.1 million, $15.4 million, $15.2 million, $13.6 million, $4.7 million, $11.9 million and $3.0 million, respectively.

RISK FACTORS AND SPECIAL CAUTIONARY NOTICE REGARDING

FORWARD-LOOKING STATEMENTS

Completion of the merger is subject to various risks, including, but not limited to the following:

•	shareholders holding at least a majority of our outstanding common shares might not vote to adopt the merger agreement and approve the merger;

•	Infor’s right to terminate the merger agreement if we experience an event that has, or is reasonably likely to have, a material adverse effect on MAPICS, as that term is defined in the merger agreement;

•	Infor’s ability to obtain financing for the merger;

•	the initiation of governmental or regulatory action or legislation prohibiting the merger or other transactions contemplated by the merger agreement;

•	holders of more than 5% of the outstanding MAPICS common shares might elect to exercise their dissenters’ rights under Georgia law; and

•	the failure of any other conditions in the merger agreement.

As a result of these risks, there can be no assurance that the merger will be completed.

This proxy statement, including the documents incorporated by reference in it, contains forward-looking statements, which you can identify by forward-looking words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “continue,” “could,” “grow,” “may,” “potential,” “predict,” “strive,” “will,” “seek,” “estimate” and similar expressions that convey uncertainty of future events or outcomes. Although we believe that the goals, plans, objectives, beliefs, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable in view of the information currently available to us, those statements are not guarantees of performance. They involve uncertainties and risks, including but not limited to those set forth in the bullets above, and we cannot assure you that our goals, plans, objectives, beliefs, expectations and prospects will be achieved.

Any forward-looking statement contained in this proxy statement or in the documents to which we refer speaks only as of the date it was made. We undertake no obligation to publicly update or revise any forward-looking statement that we may make in this report or elsewhere except as required by law.

If the merger is not completed for any reason, we expect that our board of directors and current management will continue to manage MAPICS as an ongoing business. You should review the risk factors contained in our annual report on Form 10-K for the fiscal year ended September 30, 2004, incorporated by reference into this proxy statement, for a description of the risk factors associated with the continued operation of our business.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for a special meeting of holders of our common stock to be held on Thursday, April 14, 2005 at 9:00 a.m. local time, at the offices of Alston & Bird LLP, 90 Park Avenue, New York, New York, or at any adjournment of the special meeting. Shares of our common stock represented by properly executed proxies received by us will be voted at the special meeting or any adjournment of the special meeting in accordance with the terms of such proxies, unless revoked.

Matters to Be Considered at the Special Meeting

The purpose of the special meeting is to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 26, 2005, by and between MAPICS and Infor and approve the merger and other transactions contemplated therein, pursuant to which MAPICS will become a wholly-owned subsidiary of Infor International Limited and the holders of MAPICS common shares will be entitled to receive $12.75 per share of MAPICS common stock held by them at the effective time of the merger.

Record Date, Outstanding Voting Securities, Voting Rights and Quorum

The board of directors has set the close of business on March 8, 2005, as the record date for determining shareholders of MAPICS entitled to notice of, and to vote at, the special meeting. As of the record date, there were 506 holders of record of MAPICS common shares and 26,018,803 shares of MAPICS common stock outstanding. Each outstanding MAPICS common share entitles its holder to one vote on all matters properly coming before the special meeting. Any shareholder entitled to vote may vote either in person or by properly executed proxy. A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted for the purpose of establishing a quorum at the special meeting.

Required Votes, Abstentions and Broker Non-Votes

Adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of MAPICS common stock entitled to vote at the special meeting. Adjournment of the special meeting, if necessary, to solicit additional proxies, requires the affirmative vote of the holders of a majority of the shares of MAPICS common stock represented at the special meeting, whether or not a quorum is present.

Abstentions and broker non-votes will have the effect of a vote “AGAINST” the adoption of the merger agreement and approval of the merger. Abstentions and broker non-votes will have no effect on any proposal to adjourn the special meeting for the solicitation of additional proxies.

Proxies; Revocation of Proxies

Shares that are entitled to vote and are represented by a properly submitted proxy that is received at or prior to the special meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a proxy is signed and returned without indicating voting instructions for a matter coming before the special meeting, shares represented by the proxy will be voted “FOR” that matter. The board of directors is not currently aware of any business to be acted upon at the special meeting other than as described in this proxy statement.

If you have instructed a broker to vote your shares, follow the directions received from your broker to change your vote.

If you have submitted a proxy, you may revoke it by:

•	delivering a later dated, signed proxy card or a written revocation of such proxy to:

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor

New York, New York 10004

Toll-free: (877) 278-9668

•	delivering a later dated, signed proxy card or a written revocation to us prior to the commencement of the special meeting; or

•	attending the special meeting and voting in person.

If you choose one of the first two methods, we must receive your notice of revocation or your new proxy card before the start of the special meeting. Attendance at the special meeting will not by itself constitute the revocation of a proxy; to revoke a proxy in person at the special meeting you must vote in person at the meeting.

Expenses of Proxy Solicitation

MAPICS will bear the expenses in connection with the solicitation of proxies. Upon request, we will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of shares of MAPICS common stock that such persons hold of record. Solicitation of proxies will be made principally by mail. Proxies may also be solicited in person or by telephone, fax, or email by our officers and employees. Such persons will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services. We have engaged Georgeson Shareholder Communications Inc. as our proxy solicitor to assist in the dissemination of proxy materials and in obtaining proxies and to answer your questions. We will pay them a fee of $7,500 plus a fee for each phone call made to our shareholders and reimburse them for their expenses.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER

BACKGROUND

The Companies

MAPICS, Inc.

We are a developer of enterprise business application software solutions designed specifically for use by manufacturers and marketed throughout the world. Our goal is to deliver application software and consulting services that create value by providing a quick return on investment and improving bottom line financial results for our customers. Our offerings bring our customers the benefit of our proven expertise, knowledge, and understanding of the business issues that are unique to manufacturers.

We target our offerings at the manufacturers who operate using either a discrete or batch-process production workflow. Generally, these companies produce finished goods by machining raw materials or assembling a set of component parts or subassemblies into finished products or use a consistent process to make a batch of product. Within this market, we serve many customers in a distinct group of industries: fabricated metal products; industrial/commercial machinery and computer equipment; electrical equipment and components; transportation equipment; and measurement, analyzing and control instruments and related products. The majority of our customers are discrete manufacturers with annual sales between $20 million and $1 billion, consisting of independent companies and divisions, sites, and subsidiaries of larger companies.

We are headquartered in Alpharetta, Georgia, USA, with offices around the globe and a worldwide sales network of direct sales representatives as well as independent sales affiliates. We were originally incorporated in Massachusetts in 1980, and in 1998 we reincorporated in Georgia. Today, MAPICS solutions are used by thousands of manufacturers in nearly 70 countries and 19 different languages.

Infor

Infor focuses exclusively on providing vertical-specific, enterprise-wide business solutions to the manufacturing and distribution industries worldwide. Infor delivers best-in-class products and deep domain expertise that address the essential challenges its customers face in areas such as supply chain planning, relationship management, demand management, ERP, warehouse management, marketing-driven distribution, and business intelligence.

Infor is headquartered in Alpharetta, Georgia, USA, with offices around the world. Its solutions are sold through a global network of direct sales representatives and channel partners. Infor was originally formed as “Agilisys” in 2002. In 2004, it changed its name to Infor Global Solutions. Infor’s solutions are used by thousands of customers in over 30 countries.

Background of the Merger

The MAPICS board of directors and management team has periodically explored and assessed strategic options for MAPICS as part of its ongoing effort to strengthen our business and to enhance shareholder value. During the past several years, the board and management team have considered and discussed the consolidation trend in the enterprise software industry and the possibility of business combinations and other strategic transactions with other software companies. In addition, our management from time to time has met with representatives of other software companies to discuss opportunities for a business combination transaction involving us.

During May and June of 2003, Richard C. Cook, our president and chief executive officer, held discussions with C. James Schaper, chairman and chief executive officer of Infor (then named Agilisys, Inc.), regarding the merits of combining the two companies. The discussions were held with the knowledge of our board of directors and as part of the continuing process of our board of directors and management exploring alternatives for creating shareholder value. On June 12, 2003, we and Infor executed mutual non-disclosure agreements, and on June 18, 2003, representatives of MAPICS and Infor met to share financial and business information. Following these discussions and exchange of information, the companies agreed to pursue other priorities and to meet again in approximately six months.

In September 2003, Mr. Cook received two separate unsolicited indications of interest regarding the acquisition of MAPICS. We had previously held preliminary discussions with each of these parties in which possible business combinations with such parties were discussed. In connection with those prior discussions, each of such parties had executed confidentiality agreements in favor of MAPICS, and these confidentiality agreements were still in effect. With the approval of our board, we permitted each party to engage in limited due diligence, subject to the terms of the existing confidentiality agreements. The board retained SunTrust Robinson Humphrey, sometimes referred to as STRH, to represent us as financial advisor in connection with these discussions. The board also considered the strategic opportunities presented by a transaction with each party. However, following the conclusion of due diligence in November of 2003, neither party was willing to make an offer containing terms acceptable to the board.

During early 2004, MAPICS and Infor senior management met several times to discuss the potential benefits of a transaction to combine the two companies. In these meetings, representatives of Infor indicated generally the terms on which Infor would be interested in pursuing a business combination with us. Our board considered these terms and the benefit to MAPICS and its shareholders of the proposed combination, and determined that MAPICS was not interested in continuing discussions on the basis of the terms indicated by Infor. Mr. Cook notified Mr. Schaper of this decision on May 3, 2004, and the parties terminated discussions at that time.

On May 25, 2004, Mr. Martin D. Avallone, our Vice President of Corporate Development, met with a private equity firm to discuss the possibility of a management-led transaction to acquire MAPICS. Discussions continued intermittently between May and November 2004 with several private equity firms that Mr. Cook and Mr. Avallone believed might be interested in a management-led transaction and that had access to sufficient resources to complete a transaction.

In early November 2004, Mr. Cook met with other potential strategic buyers to discuss a transaction involving MAPICS. At about this time, Mr. Cook also advised one of the parties that had conducted due diligence in the fall of 2003 of the potential opportunity to complete a transaction involving MAPICS. All of these discussions were undertaken within the general framework of exploring alternatives available to us to enhance shareholder value.

On November 22, 2004, Mr. Cook advised our board of the various discussions that had occurred with potential financial and strategic buyers, indicating those potential buyers that had expressed interest in acquiring us. The board decided to confirm the level of interest before agreeing to permit any of these interested parties to commence a due diligence investigation of us.

In November 2004, Mr. Watson, the Chairman of our board of directors, met with representatives of certain other interested parties. As a result of this meeting and meetings previously held with these parties by Mr. Cook, Mr. Watson concluded that there was genuine interest on the part of several parties in pursuing a transaction with the Company. He proposed to the board that all parties that had indicated an interest in acquiring us be asked to state their intentions in writing to the board prior to the board’s scheduled December 9, 2004, meeting and that all parties who provide such written indications of interest be invited to meet with the board at its December 9th meeting to discuss their respective proposals. The board directed STRH and management to coordinate the submission of such written indications of interest and presentations to the board at the December 9th meeting.

Consistent with the directions from the board, on December 1, 2004, Mr. Cook met Mr. Schaper for lunch. Mr. Schaper indicated Infor’s continued interest in combining with us. Mr. Cook informed Mr. Schaper that we had received unsolicited verbal offers that appeared to be serious and that our board had determined to consider preliminary offers from a number of interested parties. Mr. Cook suggested that Infor would need to move quickly if it wanted to acquire us. Mr. Cook also informed Mr. Schaper that price and form of consideration were major factors that the board would consider in evaluating alternative proposals. Mr. Schaper indicated that Infor was committed to making a competitive proposal on an all-cash basis. Mr. Cook explained that the next MAPICS board meeting was scheduled for December 9, 2004, for the purpose of evaluating preliminary indications of interest and that, if interested, Infor should submit its non-binding written indication of interest prior to that board meeting.

On December 2 and December 6, 2004, STRH and members of our management advised other potential acquirers of the opportunity to submit non-binding written indications of interest for the acquisition of MAPICS for consideration by our board at its December 9, 2004 meeting. To facilitate the receipt of such written indications of interest, we permitted the interested parties who had signed appropriate confidentiality agreements to conduct limited due diligence prior to the December 9, 2004 meeting.

On December 8, 2004, written non-binding indications of interest were submitted by four parties, including Infor and a group led by members of management.

The board met on December 9, 2004, in Atlanta with all directors in attendance. At the outset of the meeting, Messrs. Cook and Avallone reaffirmed that they were part of a group seeking to acquire us and that one of the written indications of interest presented to the board at this meeting was from that group. As a result, the board created a special committee, consisting entirely of non-employee directors (i.e., all board members other than Mr. Cook) for the purpose of reviewing and evaluating the indications of interest that had been submitted and making recommendations to the board with respect to the sale of our company. At this meeting, the special committee was advised by Alston & Bird LLP, our independent outside legal counsel, of the special committee’s duties and responsibilities in connection with a sale of the company. Additionally, STRH presented its analysis of our valuation. Following this, the special committee met separately with representatives of three of the four parties submitting indications of interest, including the private equity group with which members of our senior management were affiliated.

One of the parties proposed an acquisition of all of our outstanding capital stock for cash, with the indicated value being a range of $11.00 to $12.00 per share. Infor indicated a range of $12.15 to $12.50 per share in cash. The third party proposed a merger in which our shareholders would receive cash and stock of the combined companies. The third party’s stock is not listed or traded on any U.S. securities exchange. The special committee advised this party of its significant difficulty in valuing the stock of the combined company and suggested that the party consider an all cash offer. The fourth party, which did not meet with the special committee, provided only a broad indication of interest without stating any proposed terms or price.

Following these meetings, the special committee directed STRH to ask each bidder to narrow the range in its proposal and submit a revised bid no later than December 17, 2004 for consideration by the special committee on December 20, 2004. STRH was also directed to contact parties who had at any time in the past indicated an interest in a business combination with us, as well as other entities active in our marketplace, to determine if any such parties or entities were interested in making a proposal to acquire us.

On December 13, 2004, representatives of MAPICS management and Infor met to discuss an acquisition of us by Infor. Between December 13 and December 17, representatives of our management team and STRH met with, either in person or telephonically, representatives of each of the other parties that had submitted indications of interest to answer questions and provide other information about us.

On December 17, 2004, Mr. Watson and a representative of STRH met with representatives of a fifth entity that had expressed an interest in acquiring us but had not submitted a written indication of interest prior to the December 9, 2004 meeting. At this meeting, this entity presented a summary of terms for a proposed acquisition of us and requested an opportunity to meet with the special committee on December 20, 2004, to discuss the proposal. This request was granted.

On December 17, 2004, three of the four parties that had submitted non-binding indications of interest prior to the December 9, 2004, board meeting, including the group led by members of our management, submitted revised written indications of interest.

On December 20, 2004, the special committee met by telephonic conference call to consider the revised submissions and to discuss with representatives of the fifth entity its proposal. Of the resubmitted proposals, the entity that had previously proposed to acquire us for cash and stock of the combined company revised its offer to an all cash offer of $11.00 per share. Infor confirmed an all cash offer of $12.25 per share. The management led group verbally reaffirmed its offer at $11.00 per share in cash. The fourth party advised the special committee through STRH that it needed further due diligence before it could confirm the price and terms on which it would propose to acquire us.

Representatives of the fifth entity joined the telephonic meeting and presented a proposal to acquire us for a combination of cash and stock of the combined companies. The fifth entity’s stock is not listed or traded on any U.S. securities exchange. The representatives of this potential acquirer presented their views as to the value of the stock that would be received by our shareholders under this proposal. The members of the special committee expressed their deep concern over the valuation of such shares and the potential delays and risks associated with such a transaction structure and requested this entity to resubmit an all cash offer.

At this meeting, a representative of STRH advised the special committee that STRH had contacted all entities that had previously expressed an interest in acquiring us, as well as other companies that might have an interest, and had been advised by each of the entities and companies contacted that it had no interest in pursuing an acquisition of us.

The special committee then instructed STRH to advise each bidder that it had until 8:00 a.m. on December 27, 2004, to submit its final, highest and best offer to acquire us.

Between December 21 and December 27, members of our management team met with representatives of all interested parties to provide additional information, including meetings between Mr. Cook and Mr. W. David Morgan, our Interim Chief Financial Officer, and representatives of Infor to discuss prospects for our business.

In the morning of December 27, 2004, the special committee met by telephonic conference call to consider the revised proposals submitted by the interested parties. A representative of STRH advised the special committee that the private equity firm working with our senior management to acquire us had informed him that it was unable to increase its offer above $11.00 per share, all cash, and had decided to withdraw from the process.

STRH also advised the special committee that the second bidder had elected not to increase its all cash offer above $11.00 per share, that Infor had indicated a willingness to increase its all cash offer to $12.50 per share, that the fourth bidder had verbally offered $12.75 per share all cash but the offer needed to be clarified as to whether it also included shares subject to issuance upon the exercise of options, and that the fifth bidder had confirmed its previous offer of cash and stock of the combined companies. During the meeting, a representative of STRH contacted representatives of the fourth bidder and reported back to the special committee that the bid should be viewed as $12.75 per share in cash, for all shares, including those subject to issuance upon exercise of options.

The special committee considered each of these offers and agreed to eliminate the second bidder and to concentrate its attention on the bid from Infor as well as the bids from the fourth and fifth bidders.

The special committee convened again by telephonic conference call at noon on December 27, 2004. STRH reported that the second bidder had increased its all cash offer to $11.50 per share and that while the fourth bidder had not as yet submitted its proposal in writing, it had advised STRH of its planned schedule to conduct due diligence on us. The special committee was concerned that the fourth bidder had done very little due diligence on us and that, although it had made the highest offer at that time, the offer might be subject to change as the bidder completed its due diligence. The special committee instructed STRH to approach Infor and determine if it would increase its bid. STRH was also instructed to contact the fifth bidder and request that it make an all cash offer for MAPICS.

The special committee agreed to reconvene on the following day to resume a discussion of the proposals and also determined that Mr. Cook could participate in the special committee discussions in light of management’s withdrawal from the process, although Mr. Cook did not become a member of the special committee.

On December 28, 2004, the special committee reconvened at 4:00 p.m. by telephonic conference call to consider the outstanding proposals. STRH reported that Infor had agreed to increase its bid to $12.75 per share in cash, matching the offer of the fourth bidder. STRH also reported that the fourth bidder would not increase its offer and, in fact, in conversations with the financial advisor for the fourth bidder STRH had become concerned that there was softness in the offered price. Finally, STRH reported that the fifth bidder had declined to make an all cash offer.

The special committee determined not to give further consideration to the proposal of the fifth bidder and concentrated on the proposals made by Infor and the fourth bidder, which from a financial perspective were equally attractive from the standpoint of MAPICS shareholders. In considering the relative merits of the two proposals, the special committee considered, among other things, the fact that Infor was substantially ahead of the fourth bidder in its due diligence process, that we and Infor had previously held discussions regarding the combination of the two companies, that as a result of such prior discussions the special committee believed the integration of the two companies would be more easily accomplished, and that for these reasons the special committee believed there was a greater likelihood of consummating a transaction with Infor than with the fourth bidder. However, prior to reaching a final decision, the special committee instructed STRH to contact the fourth bidder and determine if its offer at $12.75 per share in cash was firm.

The special committee reconvened by telephonic conference call at 5:30 p.m. on December 28, 2004. STRH reported that he had been unable to obtain confirmation of the offer of the fourth bidder. The special committee agreed to proceed on the assumption the offer was firm. After additional deliberation, the special committee voted unanimously in favor of proceeding with the offer from Infor and instructed STRH to advise the fourth bidder of its decision. Subsequent to the meeting, STRH informed Mr. Schaper of the special committee’s decision and its desire to proceed with Infor.

On January 3, 2005, we and Infor executed a non-solicitation agreement that provided that we would not solicit competing bids for a business combination transaction on or before January 18, 2005. The non-solicitation letter also provided that if Infor tendered a merger agreement in customary form providing for the acquisition of us for a per share price of $12.75, payable in cash, prior to January 18th, and our board failed to approve that merger agreement, we would be obligated to pay certain expenses of Infor.

Infor and its potential financing sources then commenced efforts to complete a due diligence review of us.

On January 10, 2005, counsel to Infor delivered a draft merger agreement regarding the acquisition, and representatives of both companies began to negotiate the definitive agreement. The draft merger agreement contained provisions conditioning the consummation of the merger on the availability to Infor of adequate debt and equity financing. On January 12, 2005, STRH and our counsel met with counsel and other representatives for Infor and advised Infor that such conditions were unacceptable.

On January 13, 2005, the special committee met by telephonic conference call and discussed the financing condition contained in the draft merger agreement. The special committee instructed STRH to advise Infor that the transaction could not be subject to any financing condition. In addition, the special committee instructed STRH to advise Infor that Infor would have to agree to a payment to us in an amount reasonably adequate to compensate us for the damage we would suffer if the merger was not consummated, whether due to Infor’s failure to obtain financing for the merger or Infor’s breach of the merger agreement.

The special committee reconvened by telephonic conference call on January 14, 2005. Our counsel reported the offer by Infor to pay a fee of $13 million if Infor failed to complete the merger. Mr. Avallone advised the special committee of his analysis that, if the merger were not consummated, our estimated potential damages could be between $14 and $16 million. After further discussion, the special committee instructed STRH to communicate to Infor the requirement that the amount payable upon Infor’s wrongful failure to complete the merger would have to be $15 million.

The special committee at this meeting also instructed its advisors to review all commitment letters received by Infor for debt or equity financing in connection with the proposed merger and to request Infor to seek changes to such commitment letters that would reduce as much as possible any pre-conditions to funding of debt or equity financing for the merger.

The due diligence reviews, document preparation and continued negotiations regarding the specific terms of the merger continued from January 10th through January 18th.

On January 17th, a special telephonic meeting of the special committee was held to discuss the terms of the proposed merger and the related outstanding issues. STRH reported that Infor had agreed to the payment of a fee of $15 million in the event Infor wrongfully failed to complete the merger. Infor also had requested additional time for it and its lenders to complete due diligence and finalize its financing commitments. Following a detailed discussion of the status of the negotiations, the special committee agreed to extend the non-solicitation agreement with Infor until January 26, 2005.

On January 18th, we and Infor executed an amendment to the non-solicitation agreement between the parties to allow additional time for Infor to complete its due diligence, negotiate commitment letters with its financing sources and negotiate the definitive merger agreement. The amended non-solicitation agreement deleted any requirement for us to pay any expenses of Infor.

On January 19th, initial drafts of Infor’s commitment letters for the proposed debt and equity financing necessary to consummate the merger were delivered to our representatives. From January 19th through January 26th, our representatives negotiated with Infor and its financing sources in an effort to strengthen the financing commitments.

On January 23rd, a draft of the merger agreement, the financial advisory package of STRH and the commitment letters were circulated to our board for review.

On January 25th, revised drafts of the merger agreement, the financial advisory package of STRH, the commitment letters and proposed resolutions for consideration were circulated to our board for review.

On January 26th, a joint special telephonic meeting of the special committee and the board was held. Final versions of the commitment letters, reflecting changes made in response to requests made by our advisors, were provided to the special committee and the board prior to the meeting. The principal terms of the merger and the commitment letters were reviewed and discussed. At this meeting, STRH delivered its oral opinion, later confirmed in writing, to the effect that the merger consideration to be received was fair, from a financial point of view, to the MAPICS shareholders. After further discussion and deliberation, the special committee unanimously recommended that the board approve the merger, and the board voted unanimously to approve the merger and the related transactions and agreements and authorized our management to finalize and execute the merger agreement and related documents on behalf of MAPICS.

Subsequent to the telephonic board meeting, on the evening of January 26, 2005, we and Infor executed the merger agreement. The transaction was publicly announced prior to the commencement of trading on January 27, 2005.

Purpose of and Reasons for the Merger

Purpose of the Merger

Over the past several years, our board of directors and our management have considered and discussed the consolidation trend in our industry and have explored a variety of strategic alternatives to accomplish our objective of remaining competitive in light of the ongoing industry consolidation. Our board of directors and management believe that we can more effectively compete against our competitors as part of a larger organization with greater access to resources. We are engaging in the transaction at this time because we believe the proposed transaction with Infor offers our shareholders the greatest value in light of our long-term prospects and the available strategic alternatives. The principal purpose of the merger is to permit our shareholders to realize cash for their shares of MAPICS common stock at a significant premium to the market price at which such shares traded prior to the announcement of the execution of the merger agreement.

Recommendation of the Board and Reasons for the Merger

At a joint meeting held on January 26, 2005, our special committee and our board of directors determined that the merger, the merger agreement and the transactions contemplated thereby were fair and in the best interests of holders of our common shares, and the special committee and our board unanimously approved the merger agreement, the merger and the transactions contemplated thereby and recommended the merger agreement, the merger and the transactions contemplated thereby to our board and our shareholders, respectively. In reaching their conclusions, the special committee and the board were assisted in their deliberations by SunTrust Robinson Humphrey. See “—Opinion of Our Financial Advisor.”

In recommending the merger agreement and the merger to our board and our shareholders, respectively, the special committee and the board of directors considered the current overall position of MAPICS, including our current financial position, our service offerings and operations, our strategic business plan, our potential for future viability and growth and current securities market conditions. Specifically, the most significant factors that the special committee and the board evaluated in connection with these considerations and believe support their determination include:

•	the fact that MAPICS and its financial advisors had explored other strategic opportunities, including those involving an acquisition of MAPICS, since as early as November of 2001;

•	the special committee’s and board’s belief that the proposal by Infor offered terms at least equal or superior to other proposals MAPICS considered;

•	the special committee’s and board’s belief that the $12.75 per share price was the highest price that could be obtained from Infor;

•	the special committee’s and board’s conclusion that provisions of the merger agreement permitting the board, in the exercise of its fiduciary duties, to consider competing bids, and the reasonable termination fees imposed on MAPICS if the board were to accept an alternative proposal, would facilitate any competing bid;

•	SunTrust Robinson Humphrey’s opinion delivered to the special committee and the board on January 26, 2005, that the $12.75 per share consideration to be received by our shareholders was fair to such holders from a financial point of view, the full text of which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with its opinion and which is attached hereto as Appendix B and incorporated herein by reference;

•	the proposed terms and conditions of the merger agreement, including the fact that the merger agreement does not provide for unreasonable termination fees and expense reimbursement obligations which would have the effect of unreasonably discouraging competing bids and that, subject to the satisfaction of specified conditions, the board would be able to withdraw or modify its recommendation to the shareholders regarding the merger and enter into an agreement with respect to a more favorable transaction with a third party, if such a transaction becomes available prior to the consummation of the merger;

•	the then-current market price of MAPICS common stock, which, on January 25, 2005, had closed at $11.13 per share, and the approximate 15% premium over this price and the approximate 30% premium over the $9.83 per share price of our common stock on November 26, 2004, one trading day prior to when third parties commenced diligence on November 29, 2004, represented by the $12.75 per share to be received by the holders of our common shares in the merger, consistent with the mean and average premium for transactions considered by SunTrust Robinson Humphrey to be comparable to the merger with Infor;

•	the terms and conditions of the binding commitment letters received by Infor to finance the cash merger consideration and the termination fee payable by Infor if Infor fails to complete the merger due to a failure to obtain financing;

•	the ability of our shareholders who may not support the merger to obtain “fair value” for their shares if they properly perfect and exercise their dissenters’ rights under Georgia law; and

•	the fact that the merger consideration is all cash, which provides certainty of value and complete liquidity to our shareholders, compared to a transaction in which our shareholders would receive stock or some other form of consideration.

In addition, the special committee and the board believe that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the board to represent effectively the interests of our shareholders. The merger agreement contains provisions that enable the board to withdraw or modify its recommendation to the shareholders regarding the merger and to enter into an agreement with respect to a more favorable transaction with a third party and contains provisions (without which the special committee and the board believe Infor would not have entered into the merger agreement) imposing upon MAPICS termination fee and expense reimbursement obligations that, in the view of the special committee and the board, are reasonable and would not have the effect of unreasonably discouraging competing bids. Further, our shareholders may dissent from the merger and be paid cash for the “fair value” of their shares as determined in accordance with Georgia law.

The special committee and the board also considered certain risks and other potentially negative factors concerning the merger agreement and the merger, including those set forth below under “—Interests of Certain Persons in the Merger” but ultimately determined that these factors were outweighed by the factors that supported the determination of the special committee and the board.

Due to the variety of factors considered in connection with its evaluation of the merger agreement and the merger, each of the special committee and the board found it impracticable to, and did not, quantify, rank or otherwise assign relative weights to the factors considered and did not determine that any single factor was of particular importance in reaching its determination that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, our shareholders. Rather, the special committee and the board viewed their recommendations as being based upon their judgment, in light of the totality of the information presented and considered, of the overall effect of the merger on our shareholders compared to any alternative transaction and the potential effect of rejecting the merger proposal.

Based on the foregoing, the special committee and the board unanimously determined that the merger, the merger agreement and the transactions contemplated thereby were substantively and procedurally fair and in the best interests of our shareholders and recommended the merger agreement and the merger to our board and our shareholders, respectively.

Opinion of Our Financial Advisor

MAPICS has engaged SunTrust Robinson Humphrey as its financial advisor in connection with the merger. At a joint meeting of the MAPICS board of directors and the special committee on January 26, 2005, SunTrust Robinson Humphrey reviewed with the board and the special committee SunTrust Robinson Humphrey’s financial analysis of the merger and delivered its opinion that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received in the merger is fair from a financial point of view to the MAPICS shareholders.

The full text of the opinion of SunTrust Robinson Humphrey, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B and is incorporated herein by reference. The description of the SunTrust Robinson Humphrey opinion set forth herein is qualified in its entirety by reference to the full text of the SunTrust Robinson Humphrey opinion. MAPICS shareholders are urged to read the opinion in its entirety.

SunTrust Robinson Humphrey’s opinion is directed to the board of directors of MAPICS and relates only to the fairness, from a financial point of view, of the consideration to be received by the MAPICS shareholders in the merger. SunTrust Robinson Humphrey’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the MAPICS shareholders meeting.

Material and Information Considered with Respect to the Merger

In arriving at its opinion, SunTrust Robinson Humphrey, among other things:

•	reviewed and analyzed a draft of the merger agreement;

•	reviewed certain publicly available information concerning MAPICS and Infor that SunTrust Robinson Humphrey deemed relevant;

•	reviewed and analyzed certain financial and operating data with respect to the businesses, operations and prospects of MAPICS and Infor, furnished to SunTrust Robinson Humphrey by MAPICS and Infor, respectively;

•	conducted discussions with members of management of MAPICS concerning its business, operations, assets, present condition and future prospects;

•	reviewed a trading history of MAPICS’ common stock from January 2002 to the present and a comparison of that trading history with those of other publicly traded reference companies that SunTrust Robinson Humphrey deemed relevant;

•	compared the historical and projected financial results and present financial condition of MAPICS with those of selected publicly traded reference companies that SunTrust Robinson Humphrey deemed relevant;

•	reviewed and analyzed the financial terms of the proposed merger with financial terms, to the extent publicly available, of selected merger and acquisition reference transactions that SunTrust Robinson Humphrey deemed relevant;

•	reviewed historical data relating to percentage premiums paid in acquisitions of publicly traded companies from January 1, 2003, to the present; and

•	reviewed other financial statistics and undertook other analyses and investigations as SunTrust Robinson Humphrey deemed appropriate.

In arriving at its opinion, SunTrust Robinson Humphrey assumed and relied upon the accuracy and completeness of the financial and other information provided to it by MAPICS and Infor without independent verification. With respect to the financial forecasts of MAPICS, SunTrust Robinson Humphrey was advised by the senior management of MAPICS that they were reasonably prepared and reflected the best available estimates and judgments of the management of MAPICS. In arriving at its opinion, SunTrust Robinson Humphrey did not conduct a physical inspection of the properties and facilities of MAPICS. SunTrust Robinson Humphrey has not made or obtained any evaluations or appraisals of the assets or liabilities, contingent or otherwise, of MAPICS.

SunTrust Robinson Humphrey’s opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated, and on the information made available to SunTrust Robinson Humphrey, as of the date of its opinion. The financial markets in general and the market for the common stock of MAPICS, in particular, are subject to volatility, and SunTrust Robinson Humphrey’s opinion did not address potential developments in the financial markets, the underlying valuation, future performance or long-term viability of MAPICS or the market for the common stock of MAPICS after the date of its opinion.

For purposes of its opinion, SunTrust Robinson Humphrey assumed that:

•	the merger would be consummated in accordance with the terms of the merger agreement without any waiver of any material terms or conditions by MAPICS or Infor; and

•	all material governmental, regulatory or other consents or approvals (contractual or otherwise) necessary for the consummation of the merger would be obtained without requiring any restrictions, including any divestiture requirements or amendments or modifications, that would have a material adverse effect on MAPICS or the expected benefits of the merger.

Subsequent developments may affect SunTrust Robinson Humphrey’s opinion and SunTrust Robinson Humphrey does not have any obligation to update, revise or reaffirm its opinion.

In preparing its opinion, SunTrust Robinson Humphrey performed a variety of financial and comparative analyses, a summary of which are described below. The summary is not a complete description of the analyses underlying SunTrust Robinson Humphrey’s opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Accordingly, SunTrust Robinson Humphrey believes that its analyses must be considered as an integrated whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and SunTrust Robinson Humphrey’s opinion.

In performing its analyses, SunTrust Robinson Humphrey made numerous assumptions with respect to MAPICS, industry performance and general business, economic, market and financial conditions, many of which are beyond the control of MAPICS. The estimates contained in these analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

SunTrust Robinson Humphrey’s opinion and analyses were only one of many factors considered by the MAPICS board in its evaluation of the merger and should not be viewed as determinative of the views of the MAPICS board or management of MAPICS with respect to the merger, the terms or the consideration to be received by the MAPICS shareholders in the merger. The consideration to be received by the MAPICS shareholders in the merger was determined on the basis of negotiations between MAPICS and Infor. MAPICS’ decision to enter into the merger was made solely by the MAPICS board.

The following is a summary of the material financial and comparative analyses presented by SunTrust Robinson Humphrey in connection with its opinion to the MAPICS board of directors.

Analysis of Transaction Structure

SunTrust Robinson Humphrey analyzed the consideration of $12.75 per share to be received pursuant to the merger compared to MAPICS’ closing stock price on January 25, 2005 (the closing price immediately prior to the date SunTrust Robinson Humphrey rendered its opinion to the MAPICS board and two days prior to the public announcement of the proposed merger), and November 26, 2004 (the closing price immediately prior to the date MAPICS began due diligence with third parties to solicit indications of interest with respect to an acquisition or merger). The results of this analysis are summarized below.

	Close as of				Offer Price
	11/26/04		1/25/05
Amounts in thousands, except unit data
MAPICS Stock Price	$9.83		$11.13		$12.75
Primary Shares Outstanding	25,798		25,798		25,798
In-the-Money Warrants / Options	833		1,115		1,445

Diluted Shares Outstanding	26,631		26,913		27,243

Market Capitalization	$261,785		$299,544		$347,347
Plus: Gross Debt	0	(1)	0	(1)	0	(2)
Minus: Cash	(26,407	)(1)	(26,407	)(1)	(34,400	)(2)

Firm Value	$235,378		$273,137		$312,947

Firm Value as a Multiple of:
Fiscal 2004 Revenue ($172,799)	1.36	x	1.58	x	1.81	x
Fiscal 2004 EBITDA ($34,901)	6.7		7.8		9.0
Fiscal 2004 Adjusted EBITDA ($24,606) (3)	9.6		11.1		12.7
Research Analyst Estimates (4)
Calendar 2004E Revenue ($172,764)	1.36	x	1.58	x	1.81	x
Calendar 2004E EBITDA ($36,771)	6.4		7.4		8.5
Fiscal 2005E Revenue ($178,258)	1.32		1.53		1.76
Fiscal 2005E EBITDA ($42,048)	5.6		6.5		7.4
MAPICS Estimates (5)
Calendar 2004E Revenue ($178,031)	1.32	x	1.53	x	1.76	x
Calendar 2004E EBITDA ($39,110)	6.0		7.0		8.0
Calendar 2004E Adjusted EBITDA ($29,624) (3)	7.9		9.2		10.6
Fiscal 2005E Revenue ($179,952)	1.31		1.52		1.74
Fiscal 2005E EBITDA ($44,909)	5.2		6.1		7.0
Fiscal 2005E Adjusted EBITDA ($34,892) (3)	6.7		7.8		9.0
Price as a Multiple of:
Research Analyst Estimates (4)
Calendar 2004E EPS ($0.51)	19.3	x	21.9	x	25.1	x
Fiscal 2005E EPS ($0.53)	18.6		21.1		24.1
MAPICS Estimates (5)
Calendar 2004E EPS ($0.58)	17.0	x	19.3	x	22.1	x
Fiscal 2005E EPS ($0.66)	14.8		16.8		19.3

(1)	As of September 30, 2004.
(2)	Estimated by MAPICS as of December 31, 2004.
(3)	Adjusted to include capitalized software development spending.
(4)	Based on publicly available research analyst estimates.
(5)	Based on estimates provided by MAPICS.

SunTrust Robinson Humphrey analyzed the value of the consideration of $12.75 per share to be received pursuant to the merger based on the premium to MAPICS historical stock prices, including MAPICS closing stock price on August 1, 1997, November 26, 2004, and January 25, 2005; MAPICS average stock price and weighted average stock price for the 5-day, 10-day, 30-day, 60-day and 90-day trading periods preceding January 25, 2005; and MAPICS’ closing stock price for the 1-day, 5-days, 10-days, 30-days, 60-days and 90-days prior to January 26, 2005, the assumed announcement date of the merger. The results of this analysis are summarized below.

	Stock Price 1/25/05	Average Stock Price for Last					Stock Price 8/1/97 (1)	Stock Price 11/26/04	All-Time High Price Price (8/19/98)	All-Time Low Price Price (8/8/00)
		5 Days	10 Days	30 Days	60 Days	90 Days
Merger price premium (2)	14.6%	14.2%	14.6%	18.7%	24.8%	30.7%	30.0%	29.7%	(43.6%)	316.3%

		Weighted Average Stock Price for Last
		5 Days	10 Days	30 Days	60 Days	90 Days
Merger price premium (2)		14.6%	14.8%	18.9%	25.3%	31.1%

	Closing Stock Price Before Announcement (3)
	1 Day	5 Days	10 Days	30 Days	60 Days	90 Days
Merger price premium (2)	14.6%	14.0%	14.9%	26.2%	43.1%	38.1%

(1)	Following spin-off of Marcam Solutions, Inc.
(2)	Premiums based on the proposed merger price of $12.75 per share.
(3)	Assumes announcement date of January 26, 2005.

Market Analysis of Selected Publicly Traded Reference Companies

SunTrust Robinson Humphrey reviewed and compared publicly available financial data, market information and trading multiples for MAPICS with other selected publicly traded reference companies that SunTrust Robinson Humphrey deemed relevant to MAPICS. These companies are:

Middle-Market ERP Software	Other Software
American Software, Inc. (AMSWA)	JDA Software Group, Inc. (JDAS)
Epicor Software Corporation (EPIC)	Lawson Software, Inc. (LWSN)
Geac Computer Corporation Limited (GEAC)	Manhattan Associates, Inc. (MANH)
Intentia Group (INTB.ST)	Oracle Corporation (ORCL)
MAPICS, Inc. (MAPX)	Retek, Inc. (RETK)
QAD, Inc. (QADI)	SAP Corporation (SAP)

For the selected publicly traded companies, SunTrust Robinson Humphrey analyzed, among other things, firm value (or market capitalization plus debt less cash and cash equivalents) as a multiple of: latest twelve months (“LTM”) projected calendar year 2004 and 2005 revenues; LTM earnings before interest, taxes, depreciation and amortization (“EBITDA”); LTM adjusted EBITDA (EBITDA adjusted to include capitalized software development spending); LTM earnings before interest and taxes (“EBIT”); and LTM adjusted EBIT (EBIT adjusted to exclude capitalized software amortization expense and include capitalized software development spending). SunTrust Robinson Humphrey also compared stock price as a multiple of LTM and projected calendar year 2004 and 2005 earnings per share (“EPS”). All multiples were based on closing stock prices as of January 25, 2005. Historical revenues, EBITDA and EPS results were based on financial information available in public filings and press releases of the selected companies. Projected revenues and EPS estimates were based on research reports and Bloomberg, I/B/E/S or First Call consensus estimates. Bloomberg, I/B/E/S and First Call are information providers that publish a compilation of estimates of projected financial performance for publicly traded companies produced by equity research analysts at investment banking firms. The following table sets forth the average multiples indicated by the market analysis of selected publicly traded reference companies:

	Middle Market ERP Software Reference Companies		All Selected Software Reference Companies
Firm Value to:
LTM Revenues	1.28	x	1.39	x
Calendar 2004E Revenues	1.14		1.34
Fiscal 2005E Revenues	1.17		1.32
LTM EBITDA	8.5		11.9
LTM Adjusted EBITDA (1)	8.5		12.3
LTM EBIT	10.6		13.4
LTM Adjusted EBIT (2)	10.5		13.4
Equity Value to:
LTM Net Income	21.6	x	22.8	x
Calendar 2004E Net Income	16.9		20.5
Fiscal 2005E Net Income	16.2		21.4

(1)	Adjusted to include capitalized software development spending.
(2)	Adjusted to exclude capitalized software amortization expense and include capitalized software development spending.

Based upon the multiples derived from this analysis, MAPICS’ historical results and publicly available research analyst estimates of MAPICS’ projected results, SunTrust Robinson Humphrey calculated a range of implied equity values for MAPICS between $7.63 and $12.56 per share with average and median implied equity values of $9.22 and $9.19 per share, respectively, based on the group of middle market ERP software companies, and between $9.49 and $17.13 per share with average and median implied equity values of $11.32 and $10.38 per share, respectively, based on the group of selected publicly traded software reference companies.

Based upon the multiples derived from this analysis, MAPICS historical results and estimates of MAPICS projected results provided by MAPICS, SunTrust Robinson Humphrey calculated a range of implied equity values for MAPICS between $8.84 and $12.56 per share with average and median implied equity values of $9.60 and $9.30 per share, respectively, based on the group of middle market ERP software reference companies, and between $9.89 and $17.13 per share with average and median implied equity values of $11.80 and $11.22 per share, respectively, based on the group of selected publicly traded software reference companies.

SunTrust Robinson Humphrey noted that none of the companies used in the market analysis of selected publicly traded reference companies was identical to MAPICS and that, accordingly, the analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies reviewed and other factors that would affect the market values of the selected publicly traded reference companies.

Analysis of Selected Merger and Acquisition Reference Transactions

SunTrust Robinson Humphrey reviewed and analyzed the consideration paid and implied transaction multiples in 58 selected completed and pending mergers and acquisitions since October 2000 that SunTrust

Robinson Humphrey deemed relevant. As part of this analysis, SunTrust Robinson Humphrey considered the selected transactions as a group and also highlighted 17 ERP software reference transactions.

For the selected transactions, SunTrust Robinson Humphrey analyzed, among other things, firm value as a multiple of LTM revenues, EBITDA and EBIT and equity value as a multiple of LTM net income. Revenues, EBITDA, EBIT and net income values were based on historical financial information available in public filings of the acquirer and/or target companies related to the selected transactions. The following table sets forth the multiples indicated by this analysis:

	Average of All Reference Transactions		Average of ERP Software Reference Transactions
Firm Value to:
LTM Revenues	1.18	x	0.92	x
LTM EBITDA	8.2		8.7
LTM EBIT	11.7		10.7
Equity Value to:
LTM Net Income	20.8	x	18.6	x

Based upon the multiples derived from this analysis and MAPICS LTM historical results, SunTrust Robinson Humphrey calculated a range of implied equity values for MAPICS between $8.39 and $11.49 per share with average and median implied equity values of $9.50 and $9.53 per share, respectively, based on all of the reference transactions; and between $6.82 and $12.12 per share with average and median implied equity values of $9.02 and $8.88 per share, respectively, based on the ERP software reference transactions.

Based upon the multiples derived from this analysis and estimates of MAPICS calendar 2004 results provided by MAPICS, SunTrust Robinson Humphrey calculated a range of implied equity values for MAPICS between $8.95 and $13.05 per share with average and median implied equity values of $11.31 and $11.77 per share, respectively, based on all of the reference transactions; and between $7.30 and $13.75 per share with average and median implied equity values of $10.75 and $10.96 per share, respectively, based on the ERP software reference transactions.

SunTrust Robinson Humphrey noted that no transaction considered in the analysis of selected merger and acquisition reference transactions is identical to the merger. All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the selected transactions occurred.

Discounted Cash Flow Analysis

SunTrust Robinson Humphrey performed a discounted cash flow analysis of MAPICS based upon projections provided by MAPICS for the fiscal years ending September 30, 2005 through 2008 to estimate the net present equity value per share of MAPICS. SunTrust Robinson Humphrey calculated a range of net present firm values for MAPICS based on its free cash flow (EBITDA minus capital expenditures and capitalized software expenditures and increases in working capital plus decreases in working capital) over the projected time period using a weighted average cost of capital for MAPICS ranging between 15% to 25% and terminal value multiples of fiscal year 2008E EBITDA ranging from 8.0x to 10.0x. The analysis indicated the following per share equity valuations of MAPICS:

	Discounted Present Value of Equity per Share
Discount Rate	8.0x	9.0x	10.0x
15.0%	$10.53	$11.45	$12.36
17.5%	$9.82	$10.66	$11.50
20.0%	$9.18	$9.95	$10.72
22.5%	$8.60	$9.31	$10.02
25.0%	$8.07	$8.72	$9.38

Premiums Paid Analysis

SunTrust Robinson Humphrey analyzed the transaction premiums paid in all merger and acquisition transactions of publicly traded companies with transaction values between $250 and $500 million, effected since January 1, 2003, based on the target company’s stock price one day, five days and 30 days prior to public announcement of the transaction. This analysis indicated the following premiums paid in the selected transactions:

	Purchase Price Premium Prior to Announcement
	1 Day	5 Days	30 Days
Average Premium	25.0%	28.0%	38.2%
Median Premium	19.0%	22.5%	33.5%

Based upon the premiums paid analysis and an announcement date of January 26, 2005, SunTrust Robinson Humphrey calculated a range of implied equity values for MAPICS between $13.91 and $14.32 per share with average and median implied equity values of $14.06 and $13.96 per share, respectively, based on the average premium paid, and between $13.24 and $13.70 per share with average and median implied equity values of $13.47 and $13.48 per share, respectively, based on the median premium paid.

Based upon the premiums paid analysis and an announcement date of November 29, 2004 (the date MAPICS began due diligence with third parties to solicit indications of interest with respect to an acquisition or merger), SunTrust Robinson Humphrey calculated a range of implied equity values for MAPICS between $11.75 and $12.47 per share with average and median implied equity values of $12.17 and $12.28 per share, respectively, based on the average premium paid, and between $11.35 and $11.93 per share with average and median implied equity values of $11.66 and $11.70 per share, respectively, based on the median premium paid.

Summary Valuation Analysis

	Implied Equity Value Per Share
	High	Median	Average	Low
Market Analysis of Selected Publicly Traded Companies
Based on Research Analyst Estimates (1)
Middle Market ERP Companies	$12.56	$9.19	$9.22	$7.63
All Companies	$17.13	$10.38	$11.32	$9.49
Based on MAPICS Estimates (2)
Middle Market ERP Companies	$12.56	$9.30	$9.60	$8.84
All Companies	$17.13	$11.22	$11.80	$9.89
Analysis of Selected Merger and Acquisition Transactions
Based on LTM ended September 30, 2004 Results
All Transactions	$11.49	$9.53	$9.50	$8.39
ERP Software Transactions	$12.12	$8.88	$9.02	$6.82
Based on Estimated Calendar 2004 Results
All Transactions	$13.05	$11.77	$11.31	$8.95
ERP Software Transactions	$13.75	$10.96	$10.75	$7.30
Discounted Cash Flow Analysis	$12.36	$9.95	$10.02	$8.07
Premiums Paid Analysis
Based on January 26, 2005 Announcement
Average Premiums Paid	$14.32	$13.96	$14.06	$13.91
Median Premiums Paid	$13.70	$13.48	$13.47	$13.24
Based on November 29, 2004 Announcement
Average Premiums Paid	$12.47	$12.28	$12.17	$11.75
Median Premiums Paid	$11.93	$11.70	$11.66	$11.35

(1)	Based on publicly available research analyst estimates.
(2)	Based on estimates provided by MAPICS.

Other Factors and Analyses

SunTrust Robinson Humphrey took into consideration various other factors and analyses, including: historical market prices and trading volumes for MAPICS common stock; movements in the common stock of selected publicly traded companies; movements in the S&P 500 Index and the NASDAQ Composite Index; and analyses of the weighted average costs of capital of selected publicly traded companies.

Information Regarding SunTrust Robinson Humphrey

The MAPICS board selected SunTrust Robinson Humphrey to act as its financial advisor and render a fairness opinion regarding the merger because SunTrust Robinson Humphrey is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with MAPICS, its business and its industry. SunTrust Robinson Humphrey has from time to time rendered investment banking, financial advisory and other services to MAPICS for which it has received customary compensation. SunTrust Robinson Humphrey is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

Pursuant to a letter agreement dated December 12, 2004, MAPICS has agreed to pay SunTrust Robinson Humphrey an opinion fee of $600,000 which was payable upon delivery of the fairness opinion, and creditable against the financial advisory fee at closing. In addition, MAPICS has agreed to pay SunTrust Robinson Humphrey a financial advisory fee at closing of the merger equal to 0.6% on up to the first $300 million of the aggregate equity consideration to be received pursuant to the merger plus 2.0% on the amount over $300 million, less amounts previously paid and subject to certain limitations. The fees paid or payable to SunTrust Robinson Humphrey are not contingent upon the contents of the opinion delivered. In addition, MAPICS has agreed to reimburse SunTrust Robinson Humphrey for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify SunTrust Robinson Humphrey and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

SunTrust Robinson Humphrey has also performed various investment banking services for MAPICS in the past (including serving as financial advisor for MAPICS’ acquisition of Frontstep that closed on February 19, 2003) and has received customary fees for such services. In the ordinary course of its business, SunTrust Robinson Humphrey may actively trade in the securities of MAPICS for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, SunTrust Robinson Humphrey and its affiliates (including SunTrust and its subsidiaries) may have other financing and business relationships with MAPICS in the ordinary course of business.

SunTrust Robinson Humphrey acted as MAPICS’ broker in connection with its stock repurchase program in August through November 2002 and May 2004, and earned customary commissions for open market purchases made under the program. MAPICS also maintained investments at SunTrust Robinson Humphrey. The investments made by SunTrust Robinson Humphrey on behalf of MAPICS included various money market mutual funds.

MAPICS maintains its primary banking relationship with SunTrust, of which SunTrust Robinson Humphrey is a wholly owned subsidiary. As a part of this relationship MAPICS pays SunTrust various banking fees in the ordinary course of business and receives interest income from SunTrust on its bank accounts. MAPICS executes its foreign exchange transactions through SunTrust and pays SunTrust customary fees in connection with those services. MAPICS also maintains investments at SunTrust, and pays SunTrust customary fees in connection with its management of these investments. The investments made by SunTrust on behalf of MAPICS have historically included various money market mutual funds and commercial paper.

In February 2003, MAPICS entered into a $30.0 million bank credit facility with SunTrust consisting of a $15.0 million term loan and a $15.0 million revolving credit loan to repay the debt assumed from Frontstep in MAPICS’ acquisition of Frontstep. In July 2003, the revolving credit facility was reduced to $12.5 million. MAPICS elected to prepay the term loan in July 2004 without penalty and currently has no outstanding borrowings under the revolving credit loan. SunTrust also acted as the exchange agent for the shares issued in connection with MAPICS’ acquisition of Frontstep, and we expect that SunTrust will act as exchange agent for this transaction in exchange for customary fees and expenses. Prior to the February 2003 credit facility, SunTrust also provided or participated in other MAPICS credit facilities, including a $60 million facility entered into in January 2000, in which SunTrust was also the document agent, and a $10 million facility entered into in April 2002. Both of these facilities have been terminated, and SunTrust was paid customary fees and interest in connection with such facilities.

In September 2002, MAPICS began using SunTrust as its transfer agent for a customary annual fee.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors, our shareholders should be aware that some of our executive officers and members of our board of directors have interests in the transaction that are different from, or in addition to, the interests of our shareholders generally. The special committee and the board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to our board of directors and shareholders, respectively, that the merger agreement and the merger be approved and adopted.

Stock Options and Restricted Stock Held by Directors and Executive Officers

Our directors and executive officers as a group hold “in the money” options to purchase 1,126,794 shares of our common stock as of March 8, 2005, having a weighted average exercise price of $7.3549. In accordance with the merger agreement, these options, together with all other outstanding options will, prior to completion of the merger, become fully vested and exercisable. Such options will then be cancelled in exchange for the right to receive a cash payment equal to $12.75 per share less the per share exercise price associated with such option. The merger will remove the remaining restrictions on shares of restricted stock held by Mr. Cook and Mr. Avallone. As a result, directors or executive officers holding “in the money options” or restricted stock may have a financial interest that is different from, or in addition to, the interests of our common shareholders.

Change of Control Agreements

We have entered into change of control agreements with each of Mr. Cook, Mr. Avallone and Mr. Morgan. Each of these agreements provides that if a change of control occurs during the change of control period, we will employ the executive from the date of the change of control until the third anniversary of that date on the terms set forth in the agreement. The transaction with Infor will constitute a change of control during the change of control period under the terms of the change of control agreements.

In exchange for each executive’s services under his respective change of control agreement, during the employment period, the executive will: (a) receive an annual base salary that is at least equal to 12 times the highest monthly base salary paid or payable to him during the twelve month period prior to the effective date; (b) be awarded an annual cash bonus that is at least equal to his highest annual bonus for the last three full fiscal years prior to the effective date; and (c) be entitled to participate in the same incentive, savings and retirement plans, practices, policies and programs as our other senior executives, and the executive and his family will receive the same benefits under all of our welfare benefit plans, practices, policies and programs as our other senior executives. In addition, subject to certain limitations, Mr. Cook and Mr. Avallone’s agreements provide that if a payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Cook and Mr. Avallone will each be entitled to receive an additional payment such that after payment by him of all taxes (including, without limitation, such excise tax, income taxes and interest and penalties), he will retain an amount of such additional payment equal to such excise tax.

The change of control agreements provide that if, during the employment period, an executive’s employment is terminated by us other than for cause or disability, or an executive terminates his employment for good reason, then the executive will receive a lump sum cash payment equal to the sum of (1) to the extent unpaid, the executive’s annual base salary through the date of termination; (2) the highest of the last three fiscal year’s executive’s annual bonus prorated for the number of days remaining in the fiscal year; (3) to the extent unpaid, any compensation previously deferred by the executive and any accrued vacation pay and (4) for Mr. Cook, three times the sum of his annual base salary and a defined amount approximately equal to the average annual bonus during the last three fiscal years, for Mr. Avallone, two times the sum of his annual base salary and a defined amount approximately equal to the average annual bonus during the last three fiscal years; and for Mr. Morgan, his annual base salary and a defined amount approximately equal to the average annual bonus during the last three fiscal years. In addition, for a period of time after the date of termination, we will continue to provide welfare benefits to the executive and his family, subject to certain limitations, and we will pay or provide any other amounts or benefits required to be paid or provided to the executive under any of our plans, programs, policies, practices or contracts. However, each executive will forfeit his right to receive, or shall repay, the lump sum payment referred to in clause (4) above if, at any time during two years after the date on which his employment terminates, he violates the post-employment restrictive covenants contained in the agreement.

If, during the employment period, an executive’s employment is terminated for cause, we will be obligated to pay the executive’s annual base salary through the termination date, the amount of any deferred compensation owing to the executive and the executive’s other benefits. If an executive voluntarily terminates employment other than for good reason, we will be obligated to pay the executive his accrued obligations and provide his other benefits. If, during the employment period, an executive dies or becomes disabled, we will be obligated to pay the executive or the executive’s estate a lump sum payment for the executive’s accrued obligations and shall provide the executive’s other benefits. In addition, each executive’s agreement provides that the executive is not required to seek other employment or take other actions to mitigate amounts payable, and such amounts will not be reduced if the executive obtains other employment following the termination of the executive’s employment with us.

Each executive’s agreement also provides that for a two-year period following the termination of his employment, the executive may not disclose or otherwise use any of our confidential information, solicit or induce any of our employees to terminate their employment, solicit our customers for the purpose of selling competing services to such customers or engage in the provision of competing services within the State of Georgia.

Directors and Officers Insurance; Release of Claims

Pursuant to the merger agreement, the surviving corporation is required to indemnify all persons who are serving or have served as a director, officer, employee or agent of MAPICS prior to the effective time of the merger against any and all claims to which such parties become subject by virtue of their prior service. The surviving corporation’s obligation lasts until 180 days after the expiration of all applicable statutes of limitations. In addition, the merger agreement contemplates that we will obtain a directors’ and officers’ liability insurance tail policy for the current and former directors and officers of MAPICS and its subsidiaries, which will provide coverage for claims asserted against them relating to their service prior to the merger.

THE MERGER AND THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, but does not describe all of the terms of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement which is attached as Appendix A to this proxy statement and incorporated herein by this reference. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger.

The Merger

The merger agreement provides that, upon and subject to the terms and conditions of the agreement, and in accordance with Georgia law, Merger Sub will be merged with and into us. At that time, Merger Sub’s separate corporate existence will cease, and we will continue as the surviving corporation. Following the merger, we will be a privately-held corporation and a wholly-owned indirect subsidiary of Infor. The merger will become effective at the time the articles of merger are duly filed with the Secretary of State of the State of Georgia or at such later time as is specified in the articles of merger. The merger is expected to occur within three business days after all conditions specified in the merger agreement have been satisfied or waived.

Upon the effective time of the merger, you will cease to have ownership interests in MAPICS or rights as one of our shareholders. Accordingly, you will not participate in any future earnings or growth of MAPICS and will not benefit from any appreciation in the value of our business. Instead, your common shares will be converted into the right to receive $12.75 per share in cash as more fully described below.

Our common stock is currently quoted on the Nasdaq National Market under the symbol “MAPX.” After the merger, our common stock will cease to be quoted on Nasdaq, and there will be no public market for our common shares. Our common stock is also registered with the SEC under the Exchange Act. Following the merger, we expect to deregister our shares of common stock and cease to be a public reporting company. Accordingly, we will no longer be required to file periodic and current reports with the SEC, such as annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K.

At the effective time of the merger, the directors and officers of Merger Sub, a wholly-owned subsidiary of Infor, in office immediately prior to the effective time of the merger will become the directors and officers of MAPICS. Also at the effective time of the merger, our articles of incorporation and bylaws will be replaced with the articles of incorporation and bylaws of Merger Sub, except to reflect that the name of the surviving corporation will remain “MAPICS, Inc.”

Merger Consideration

Upon consummation of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by shareholders who are entitled to and who have properly exercised dissenters’ rights, and shares held by us or Infor or its subsidiaries) will be converted into the right to receive $12.75 in cash, without interest or dividends, less any applicable withholding taxes. Each share of our common stock owned by us or Infor will be cancelled and retired and cease to exist with no consideration deliverable in exchange for these shares.

Treatment of Options and Warrants

At the effective time of the merger, each holder of an outstanding option or warrant to acquire common shares will, in settlement thereof, receive for each share subject to each such option or warrant which is vested and exercisable as of the effective time (including all unvested options, which will fully vest immediately prior to the completion of the merger), an amount in cash equal to the difference between $12.75 and the per share exercise price of such option or warrant, which we refer to as the option and warrant consideration, to the extent such difference is a positive number and subject to any applicable withholding taxes. Upon receipt of the option and warrant consideration described above, each such option and warrant will be canceled. We have agreed to take all necessary actions to ensure that all of our stock option plans terminate as of the effective time of the merger.

Treatment of Purchase Plan Options

All outstanding options under our employee stock purchase plan immediately prior to the effective time will be terminated and canceled and will no longer represent the right to acquire our common shares or shares of the surviving corporation. Each holder of an outstanding option under our employee stock purchase plan will, in settlement thereof, receive for each share subject to the purchase plan option as of the effective time, an amount equal to the refund to which the participant is entitled under Article 15 of the purchase plan upon the termination of the purchase plan and to a cash payment equal to the excess, if any, of the per share merger consideration over 85% of the fair market value of a share of common stock on the first business day of the applicable payment period, as that term is defined in the purchase plan, for each share of common stock subject to the purchase plan option. Upon receipt of the foregoing consideration, each purchase plan option will be canceled. We have agreed to take all necessary actions to ensure that our purchase plan terminates as of the effective time of the merger.

Treatment of Non-Employee Directors Stock Incentive Plan Rights

All outstanding rights of each participant in our Director Stock Incentive Plan, or DSIP, who has made an election thereunder to defer a grant of our common shares will be terminated and canceled and will no longer represent the right to receive our common shares or shares of the surviving corporation. Each holder of such a right will, in settlement thereof, receive for each share of our common stock that would have otherwise been issuable to such holder, an amount in cash equal to the merger consideration. We have agreed to take all necessary actions to ensure that the DSIP terminates as of the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties that we made to Infor. Generally, these representations and warranties are typical for transactions such as the merger and include representations and warranties relating to:

•	our corporate existence, good standing and authority;

•	our capitalization and rights to acquire our capital stock;

•	our authority to enter into the merger agreement and related agreements and to consummate the merger;

•	certain information about our subsidiaries;

•	our assertion that entering into the merger agreement and consummating the merger will not conflict with or violate our organizational documents, the law or certain agreements to which we are a party, or give any other person rights against us that such person would not otherwise have;

•	our having filed all required documents with the SEC and our representation that such documents comply with the law;

•	the accuracy of our financial statements and other public filings with the SEC;

•	our having complied with all laws applicable to our business, properties and assets;

•	the absence of any material changes in our business since September 30, 2004;

•	the amounts which may become payable to our employees as a result of the merger agreement or the merger;

•	the existence of any material litigation pending against us;

•	the accuracy of the information contained in this proxy statement and our representation that it complies with the law;

•	our benefit plans, tax obligations, intellectual property, licenses and permits, material contracts, compliance with environmental laws, properties and assets, labor matters, insurance and expenses to be incurred in connection with the merger;

•	the amendment of our rights plan;

•	any related party transactions;

•	the receipt of a fairness opinion from SunTrust Robinson Humphrey, our financial advisor, to the effect that, as of the date of such opinion, the consideration to be received by the holders of our common shares is fair from a financial point of view to such holders;

•	the absence of any brokers retained by us other than SunTrust Robinson Humphrey;

•	the declaration by the special committee of the advisability of the merger agreement and the merger and its recommendation that our board of directors approve the merger agreement and the merger;

•	the declaration by the board of directors, based on the recommendation of the special committee, of the advisability of the merger agreement, its approval of the merger agreement and the merger and its recommendation that our shareholders approve and adopt the merger agreement and the merger;

•	our expenses to be incurred in connection with the merger; and

•	certain other technical and factual items relevant to the merger.

The merger agreement also contains representations and warranties that Infor made to us. These relate to:

•	Infor’s corporate existence, good standing and authority;

•	Infor’s authority to execute the merger agreement;

•	Infor’s assertion that entering into the merger agreement and consummating the merger will not violate its organizational documents, the law or certain agreements to which it is a party, or give any other person rights against it that such person would not otherwise have;

•	the absence of any material litigation pending against Infor or any of its subsidiaries which would affect its ability to consummate the merger;

•	the disclosure to us of debt and equity commitment letters providing for the financing of the merger;

•	the absence of any brokers retained by Infor;

•	the accuracy of the information Infor provided to us for inclusion in this proxy statement; and

•	the expenses of Infor to be incurred in connection with the merger.

Many of the representations and warranties made by each party in the merger agreement are qualified by a materiality standard. This standard requires the representations and warranties to which it applies to be true except in the cases where their failure to be true would not have a “material adverse effect” on the party as a whole. The merger agreement defines the term “material adverse effect” (i) when used with respect to us, as any effect, event or change that is materially adverse or may reasonably be expected to be materially adverse to the business, financial condition or results of operations of us and our subsidiaries, taken as a whole, or prevents or materially delays, or is reasonably likely to prevent or materially delay, our ability and the ability of our subsidiaries to perform in all material respects our obligations to consummate the transactions contemplated by the merger agreement, but excludes effects resulting from certain events, changes and circumstances as described more fully in the merger agreement, and (ii) when used with respect to Infor, as any effect, event or change that prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of Infor to perform in all material respects its obligations to consummate the transactions contemplated by the merger agreement, but excludes effects resulting from certain events, changes and circumstances as described more fully in the merger agreement. Pursuant to the terms of the merger agreement, the representations and warranties made in the merger agreement will not survive after the effective time of the merger.

Covenants

We have made certain agreements with Infor relating to actions that we will or will not take between the date on which we signed the merger agreement and the effective time of the merger, subject to certain limited exceptions set forth in the agreement. These agreements are customary in transactions such as the merger. The agreements that we have made include but are not limited to:

•	refraining from enumerated actions and certain other extraordinary actions relating to our company or our business or which are inconsistent with actions that we take in the ordinary course of business without Infor’s consent;

•	taking certain actions with respect to the preparation of this proxy statement and in preparation for the special meeting;

•	using reasonable efforts to seek any approvals and taking any lawful actions necessary to consummate the merger and seeking early termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, or any foreign merger control or competition laws and regulations, if applicable;

•	allowing representatives of Infor to inspect our corporate books and records and providing Infor with information relating to our business and operations;

•	notifying Infor of certain enumerated matters;

•	committing us to take certain actions with respect to indemnification and provision of insurance for our directors and officers;

•	committing us to use our reasonable best efforts to consummate the merger;

•	not soliciting any third party acquisition proposals and notifying Infor if we receive a third party acquisition proposal;

•	not amending, modifying or waiving any material provision of any confidentiality or standstill agreement to which we are a party;

•	using reasonable efforts to make any required filings with the Securities and Exchange Commission;

•	cooperating with all actions required to accomplish the delisting of our common shares from the Nasdaq National Market following the merger;

•	committing us to provide all reasonable cooperation in connection with the arrangement of any financing by Infor and its affiliates in connection with the merger;

•	making any modification to or taking any action under our rights plan except as otherwise provided in the merger agreement;

•	providing Infor with the opportunity to participate in the defense of any shareholder litigation relating to the merger agreement or the merger;

•	cooperating in the preparation and payment of any relevant taxes;

•	obtaining approval from our shareholders at the special meeting in accordance with Georgia law;

•	assisting Infor with any challenge to the applicability of any state takeover law to the merger;

•	working cooperatively with Infor to implement a transition plan to integrate our business with that of Infor and its affiliates; and

•	terminating certain agreements to which we are a party.

Infor has made certain agreements with us in the merger agreement relating to actions that they will or will not take between the date of the merger agreement and the effective time of the merger. The agreements include:

•	taking certain actions with respect to the preparation of this proxy statement;

•	using reasonable efforts to grant any approvals and taking any lawful actions necessary to consummate the merger and seeking early termination of any waiting period under the HSR Act or any foreign merger control or competition laws and regulations, if applicable;

•	notifying us of certain enumerated matters;

•	committing to take certain actions with respect to indemnification of our directors and officers;

•	committing to use reasonable best efforts to consummate the merger;

•	cooperating with all actions required to accomplish the delisting of our common shares from the Nasdaq National Market following the merger;

•	providing us with the opportunity to participate in the defense of any shareholder litigation relating to the merger agreement or the merger; and

•	working cooperatively with us to implement a transition plan to integrate our business with that of Infor and its affiliates.

Acquisition Proposals

We have agreed that, until the earlier of the effective time of the merger or the termination of the merger agreement, we will not, nor will we authorize or permit any of our subsidiaries and their affiliates, or our officers, directors, employees, agents or advisors to:

•	solicit, initiate or take any action to facilitate or encourage any third party acquisition proposal or any proposal that constitutes or could reasonably be expected to lead to a third party acquisition proposal;

•	enter into, continue or participate in any discussions or negotiations with, furnish any information relating to us or otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any third party to make an acquisition proposal; or

•	enter into any letter of intent or any other agreement relating to a third party acquisition proposal.

Notwithstanding the foregoing, we may engage in negotiations or discussions with and provide information to any third party that makes an unsolicited acquisition proposal so long as:

•	our board of directors or the special committee determines in good faith (after consultation with its independent outside legal counsel) that such action is necessary for our board of directors to comply with its fiduciary obligations to our shareholders;

•	the acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal (as defined in the merger agreement);

•	prior to disclosing any of our information to, or engaging in discussions or negotiations with, such third party, such third party executes a confidentiality agreement with us;

•	we provide Infor oral and written notice of the receipt of the acquisition proposal or any inquiry regarding the making of an acquisition proposal (including any request for information), the terms and conditions of the acquisition proposal or inquiry and the identity of such third party;

•	we provide Infor oral and written notice of any action we propose to take with respect to an acquisition proposal; and

•	we keep Infor informed in all material respects of the status of and details (including amendments and proposed amendments) of such request, inquiry or acquisition proposal.

We may terminate the merger agreement in respect of any acquisition proposal in accordance with the terms of the merger agreement only if:

•	such acquisition proposal constitutes a superior proposal; and

•	our board of directors, based upon the recommendation of the special committee, determines in good faith after consultation with independent outside legal counsel, that such action is necessary for our board of directors to comply with its fiduciary duties to our shareholders.

In addition, we may take and disclose to our shareholders a position contemplated by Rule 14d-9 or 14e-2 under the Exchange Act with regard to any tender offer so long as we, our board of directors, the special committee and all of our representatives comply with the above requirements. We agreed to immediately cease any and all existing activities, discussions or negotiations with any parties with respect to any third party acquisition proposal, and we agreed to use our reasonable efforts to cause any such parties in possession of our nonpublic information to return or destroy all such information.

Public Disclosure

We and Infor have agreed not to issue, without first consulting with the other parties, any press release or other public announcement with respect to the merger agreement or the merger, except as and to the extent that it is required by applicable law or regulation.

Conditions

The consummation of the merger is subject to certain conditions contained in the merger agreement which if not waived must have occurred or be true. If those conditions have not occurred or are not true, either we or Infor would not be obligated to effect the merger. If we waive any of the conditions to the merger, we will not re-solicit proxies.

Conditions to the obligation of all parties to complete the merger include:

•	shareholders holding at least a majority of our outstanding common shares must have approved and adopted the merger agreement;

•	no law, injunction or other order, decree, statute, rule or regulation of any governmental authority can be in effect which prevents the consummation of the merger or materially effects the ability of Infor to effectively acquire or hold our business and the business of our subsidiaries;

•	the parties must have obtained all material consents, authorizations, orders or approvals of, and made all material filings or registrations with, governmental regulatory authorities necessary for the execution, delivery and performance of the merger agreement; and

•	the expiration or termination of the waiting periods under the HSR Act or applicable merger control or competition laws or regulations.

Conditions to Infor’s obligation to complete the merger include:

•	our representations and warranties must be true and correct with only such exceptions as would not have a material adverse effect on us, and we must have in all material respects performed all our obligations and complied with all agreements and covenants that must be performed by us before the effective time of the merger;

•	from September 30, 2004 through the effective time, we must not have experienced any event, effect or change that has had, or could reasonably be expected to have, a material adverse effect on us;

•	there must not be any governmental suit or other proceeding that would restrain or prohibit the merger and related transactions or place certain limitations on us or Infor;

•	not more than 5% of the holders of our outstanding common shares will have demanded appraisal of their common shares under Georgia law;

•	all of our directors must have resigned as of the effective time; and

•	we must deliver certain other documents and certificates.

Conditions to our obligation to complete the merger include:

•	Infor’s representations and warranties must be true and correct with only such exceptions as would not have a material adverse effect on the ability of Infor to perform its obligations under the merger agreement, and Infor must have in all material respects performed all its obligations and complied with all agreements and covenants that must be performed by it before the effective time of the merger; and

•	Infor must deliver certain other documents and certificates.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by the MAPICS shareholders of the merger agreement and the merger, in any of the following ways:

•	by mutual consent of the parties to the merger agreement;

•	by Infor or us if:

•	a law or regulation of any competent authority prohibits the merger or a court or a governmental authority has issued an order, decree or ruling either permanently restraining, enjoining or otherwise prohibiting the merger and the party seeking termination is not otherwise in breach of the merger agreement;

•	the merger has not been consummated by June 15, 2005 (with a potential extension to July 15, 2005 based on an extension of Infor’s debt financing commitment), and the delay is not a result of a breach of the merger agreement by the party seeking such termination; or

•	the merger agreement and the merger are not approved by the holders of a majority of our outstanding common shares at the special meeting, including any adjournment or postponement thereof.

•	by Infor if:

•	we breach in any material respect any of our representations, warranties, covenants or agreements set forth in the merger agreement and such breach gives rise to a failure of certain conditions placed on us, such breach is not cured within five days, and Infor has not committed an uncured breach at the time of such breach;

•	our board of directors or the special committee (i) withdraws, modifies or changes, in a manner adverse to Infor, its approval and favorable recommendation of the merger and the merger agreement or (ii) approves or recommends to our shareholders, takes no position with respect to, or fails to recommend against acceptance of a third party acquisition proposal; or

•	we fail to timely call the special meeting.

•	by us if:

•	Infor breaches in any material respect any of the representations, warranties, covenants or other agreements set forth in the merger agreement and such breach gives rise to a failure of certain conditions placed on Infor, such breach is not cured within five days, and we have not committed an uncured breach at the time of such breach;

•	Infor fails to consummate the merger on the day immediately following the later to occur of (i) March 14, 2005, and (ii) the third business day following the satisfaction of certain conditions to the consummation of the merger; or

•	we receive an acquisition proposal that constitutes a superior proposal and our board or directors determines in good faith after consultation with independent outside legal counsel that termination of the merger agreement is necessary for our board of directors to comply with its fiduciary duties to our shareholders.

Expenses; Termination Fee

Except as described below, each party to the merger agreement will pay its own fees and expenses in connection with the merger and related transactions. However, each of Infor and MAPICS will bear one half of the fees of any required governmental filing necessary to consummate the merger and related transactions.

We have agreed to reimburse Infor for reasonably incurred expenses up to an amount not to exceed $3 million if the merger agreement is terminated because the merger agreement and the merger are not approved by the holders of a majority of our common shares at the special meeting, including any adjournment or postponement thereof.

In addition, we have agreed to pay to Infor a termination fee of $12 million if the merger agreement is terminated:

•	by Infor as a result of the failure of our shareholders to approve the merger agreement and the merger at the special meeting, but only if (i) an acquisition proposal has been publicly announced and not withdrawn at the time of such failure and (ii) within nine months following such termination of the merger agreement, we enter into any agreement with respect to, or consummate, any third party acquisition proposal;

•	by Infor because we fail to call the special meeting or because our board of directors or the special committee (i) withdraws, modifies or changes in a manner adverse to Infor its approval and favorable recommendation of the merger and the merger agreement or (ii) approves or recommends to our shareholders, takes no position with respect to, or fails to recommend against acceptance of a third party acquisition proposal; or

•	by our board of directors in connection with another acquisition proposal.

Infor has agreed to pay to us a termination fee of $15 million if the merger agreement is terminated by us in connection with a breach by Infor of the merger agreement or a failure by Infor to consummate the merger.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties to the merger agreement, in writing, at any time before or after the MAPICS shareholders approve the merger agreement and the merger, except that after the MAPICS shareholders approve the merger agreement and the merger, we cannot amend the merger agreement if the proposed amendment would require further approval of the MAPICS shareholders under applicable law. At any time prior to the effective time of the merger, the parties to the merger agreement may extend the time for the performance of any obligation of the other party or waive any inaccuracies in the representations and warranties made by the other parties or compliance with any agreement or condition in the merger agreement.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to shareholders who will receive cash pursuant to the merger. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences of the merger to the holders of our common stock.

The following discussion does not address the tax consequences that may be relevant to shareholders who receive special treatment under some U.S. federal income tax laws. Shareholders receiving this special treatment include but are not limited to:

•	financial institutions, insurance companies, tax-exempt organizations, S corporations, partnerships, mutual funds, dealers in securities or foreign currencies, or traders in securities that elect a mark-to-market method of tax accounting;

•	taxpayers who hold shares of our common stock as part of a “straddle,” a “hedge” or a “conversion transaction” as those terms are defined under the Code;

•	shareholders who acquired their shares of common stock through the exercise of employee or director stock options or otherwise as compensation; and

•	foreign persons or persons who have a functional currency other than the U.S. dollar.

All shareholders are strongly urged to consult their own tax advisors as to the specific U.S. federal income tax consequences of the merger to them.

Tax Treatment of Holders of Our Common Shares

MAPICS shareholders who receive cash for their shares will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received and the tax basis of the shares exchanged in the merger. If a shareholder holds shares of MAPICS common stock as a capital asset, the gain or loss will be capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if the shareholder’s holding period for the shares is more than one year. Long-term capital gain of an individual is generally subject to a maximum U.S. federal income tax rate of 15%. The deductibility of long-term capital losses is subject to limitations.

Cash payments pursuant to the merger may be subject to a backup withholding tax of 28% unless the shareholder (1) is an “exempt recipient” (in general, corporations and certain other entities), or (2) provides a correct taxpayer identification number to the exchange agent in the manner requested, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Amounts subject to backup withholding may be credited against a shareholder’s actual U.S. federal income tax liability, which may entitle the shareholder to a refund. Foreign shareholders should consult their tax advisors with respect to the application of withholding rules to any cash payments received in the merger.

This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and is not a comprehensive description of all of the tax consequences that may be relevant to any particular holder of our common shares. All shareholders are strongly urged to consult their own tax advisors as to the specific tax consequences of the merger to them.

Regulatory Approvals

The HSR Act and the rules and regulations promulgated thereunder required MAPICS and Infor to file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission. We thereafter were required to wait for the expiration or early termination of the statutory waiting period before completing the merger. We and Infor received notice of the early termination of the statutory waiting period under the HSR Act on February 22, 2005.

We and Infor were also required to make comparable filings with antitrust authorities in Germany. We and Infor filed the necessary forms with antitrust authorities in Germany on February 23, 2005.

Payment of Merger Consideration and Surrender of Stock Certificates

We and Infor have appointed SunTrust, the transfer agent for our common shares, to act as the exchange agent for purposes of making the cash payments contemplated by the merger agreement. Immediately prior to the effective time of the merger, there will be deposited in trust with the exchange agent cash in U.S. dollars in an aggregate amount equal to the merger consideration to be paid to all of our shareholders. The exchange agent will, pursuant to irrevocable instructions, deliver to you the merger consideration according to the procedure summarized below.

As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the exchange agent your certificates in exchange for the merger consideration. Upon the surrender for cancellation to the exchange agent of your certificates, together with a letter of transmittal, executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the exchange agent will promptly pay to you your merger consideration of $12.75 per share of our common stock. No interest will be paid or accrued in respect of the merger consideration. Payments of the merger consideration also may be reduced by applicable withholding taxes.

You should not forward your stock certificates to the exchange agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

At and after the effective time of the merger, you will cease to have any rights as our shareholder, except for the right to receive the merger consideration, or, if you exercise your dissenters’ rights, the right to perfect your right to receive payment for your shares pursuant to Georgia law, and no transfer of shares of our common stock will be made on our stock transfer books.

Certificates presented to MAPICS after the effective time will be cancelled and exchanged for cash as described above.

Dissenters’ Rights

Under Georgia law, you are entitled to dissent from the merger and to obtain payment of the fair value of your shares, if you comply with the applicable requirements of Article 13 of the Georgia Business Corporation Code, or the GBCC. You must follow the steps outlined in the GBCC and summarized below in order to be entitled to payment of the “fair value” of your shares.

If you wish to assert your dissenters’ rights, you must:

•	deliver to us before the vote is taken at the special meeting written notice of your intent to demand payment for your shares if the merger is effectuated; and

•	not vote your shares in favor of adoption of the merger agreement and approval of the merger.

Merely voting against the merger, however, will not satisfy your notice requirement if you intend to exercise your dissenters’ rights. Failure to vote against the merger will not constitute a waiver of your dissenters’ rights.

If the merger is approved, we will be required to deliver a written dissenters’ notice to all holders of our common shares who satisfied the above requirements. We will be required to send this notice no later than 10 days after the merger is approved by our shareholders. The notice must:

•	state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

•	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

•	set a date by which we must receive the payment demand, which cannot be fewer than 30 nor more than 60 days after the date our written dissenters’ notice is delivered; and

•	be accompanied by a copy of Article 13 of the GBCC on dissenters’ rights.

If you properly assert your dissenters’ rights and we send you a dissenters’ notice, you will have to demand payment and deposit your certificates in accordance with the terms of the notice. If you do not demand payment or deposit your share certificates where required, each by the date set forth in the dissenters’ notice, you will not be entitled to payment for your shares pursuant to Article 13 of the GBCC.

Within 10 days of the later of the date the merger is effectuated or receipt of a payment demand, we, by notice to each dissenter who complied with the terms of the dissenters’ notice, must offer to pay to such dissenter the amount which we estimate to be the fair value of the dissenters’ shares, plus accrued interest. The offer of payment must be accompanied by:

•	our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•	a statement of our estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenters’ right to demand payment under Section 14-2-1327 of the GBCC; and

•	a copy of Article 13 of the GBCC on dissenters’ rights.

If you are a dissenting shareholder who accepts our offer by written notice to us within 30 days after our offer or are deemed to have accepted such offer by failure to respond within those 30 days, payment for your shares will be made within 60 days after the making of the offer or effectuating the merger, whichever is later. If we do not effectuate the merger within 60 days after the date set for demanding payment and depositing share certificates, we will have to return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after returning deposited certificates and releasing transfer restrictions, we then effectuate the merger, we would be required to send a new dissenters’ notice and repeat the payment demand procedure.

A dissenter may notify us in writing of such shareholder’s own estimate of the fair value of the shares and amount of interest due, and demand payment thereof, if:

•	the dissenter believes that the amount offered by us is less than the fair value of the shares or that the interest due is incorrectly calculated; or

•	we, having failed to effectuate the merger, do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenter would waive the right to demand payment and would be deemed to have accepted our offer unless the dissenter were to notify us of his, her or its demand in writing in the manner described above within 30 days after we offered payment for such shareholder’s shares.

If we do not offer payment within the specified time:

•	the dissenting shareholder may demand our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any, and we would be required to provide the information to the shareholder within ten days after receipt of a written demand for the information; and

•	the shareholder, at any time, within a three year period following completion of the merger, may notify us of such shareholder’s own estimate of the fair value of the shares and the amount of interest due and demand payment of his estimate of the fair value of such shareholder’s shares and interest due.

If a demand for payment remains unsettled, we will be required to commence a proceeding within 60 days after receiving the payment demand and petition a superior court in Georgia to determine the fair value of the shares and accrued interest. If we fail to commence the proceeding within the 60 day period, we will be required to pay each dissenter whose demand remains unsettled the amount demanded. The court may assess the costs of such proceedings, and the fees and expenses of attorneys, against us or against the dissenter, to the extent the court finds the dissenter acted arbitrarily, vexatiously or not in good faith. No action by a dissenter to enforce the dissenters’ rights may be brought more than three years after completion of the merger.

A copy of the relevant sections of the GBCC regarding dissenters’ rights is attached hereto as Appendix C to this proxy statement.

Financing of the Merger

The total amount of cash and borrowings required to complete the merger, including payment of the cash merger consideration, refinancing of the existing indebtedness of Infor and transaction fees and expenses is estimated to be approximately $553 million. Infor has entered into a commitment letter with two financial institutions which have severally agreed, on the terms and subject to the conditions in the commitment letter, to provide a $300 million first priority senior secured term loan facility, a $50 million first priority senior secured revolving credit facility (none of which is expected to be drawn as of the completion of the merger) and a $200 million second priority senior secured term loan facility. One of these financial institutions has the option of arranging to have other financial institutions provide portions of these facilities. Additionally, Infor has entered into a commitment letter with one of its existing investors which has agreed, on the terms and subject to the conditions in the commitment letter, to invest additional equity of $55 million.

The obligation of the financial institutions to provide the debt financing on the terms outlined in the debt commitment letter is subject to the following conditions, among others:

•	negotiation, execution and delivery of definitive loan documentation by June 15, 2005;

•	consummation of the merger in accordance with the merger agreement;

•	there not having occurred any event, development or circumstance (i) since September 30, 2004, which has had, or could reasonably be expected to have, a material adverse effect (as defined in the merger agreement) on us or (ii) since the date of the most recent audited financial statements delivered to the financial institutions as of the date of the debt commitment letter, that has caused or could reasonably be expected to cause a material adverse condition or material adverse change in or affecting the financial condition, business, results of operation, assets or liabilities of Infor and its subsidiaries and MAPICS taken as a whole;

•	the financial institutions not becoming aware of any material information affecting Infor, MAPICS or the transactions contemplated by the debt commitment letter that is inconsistent in a material and adverse manner with any such information previously disclosed to the financial institutions;

•	all material approvals and consents, including regulatory approvals, necessary or reasonably advisable in connection with the merger, the financing contemplated by the debt commitment letter and the continuing operations of Infor and its subsidiaries having been obtained, and all applicable waiting periods shall have expired without any action being taken or threatened that would restrain, prevent or otherwise impose material adverse conditions on the merger or the financing thereof;

•	the financial institutions having received consolidated audited financial statements of Infor and of MAPICS for certain prior fiscal years, as well as satisfactory consolidated unaudited financial statements for Infor and MAPICS for the most recently ended quarterly period to the extent available;

•	such financial statements showing a minimum specified level of pro forma adjusted consolidated EBITDA of Infor and MAPICS for the twelve-month period ended as of the most recently ended quarterly period; and

•	there being no prior liens on the assets of Infor and its subsidiaries and MAPICS other than certain liens permitted to exist under the definitive loan documentation.

The commitment letter provides that the definitive loan documents will contain, among other things, customary:

•	representations and warranties;

•	affirmative, negative, and financial covenants; and

•	events of default.

These terms have not yet been agreed upon.

Borrowings under the credit facilities will be, at Infor’s option, the London interbank offered rate or the base rate, in each case plus a margin.

The financial institutions’ commitments under the debt commitment letter expire on June 15, 2005 if the merger has not been completed by that time. If the debt commitment letter is terminated or if the funding under the debt commitment letter is not available at closing, Infor will use commercially reasonable efforts to obtain adequate financing from other sources to consummate the merger but may not be able to obtain such financing. Infor is obligated to complete the merger regardless of whether it is able to obtain adequate financing. If Infor fails to complete the merger as a result of its failure to obtain financing or otherwise materially breaches the merger agreement, Infor will be required to pay MAPICS a $15 million termination fee.

The obligation of the existing investor to provide the equity financing on the terms outlined in the equity commitment letter is subject to the receipt by Infor of the financing proceeds contemplated by the debt commitment letter and satisfaction of the conditions precedent to Infor’s obligation to complete the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated, the following table sets forth information as of March 8, 2005, regarding the beneficial ownership of MAPICS common stock by each person known by us to own more than 5% of any class of our voting securities, each of our directors, our executive officers named below, and all directors and executive officers as a group.

Pursuant to SEC rules, the number of shares of common stock beneficially owned by a specified person or group includes shares issuable pursuant to warrants and stock options held by such person or group that may be exercised within 60 days after March 8, 2005. Such shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person or group but are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person or group.

The persons named in the table gave us the stock ownership information about themselves. Except as explained in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by them.

	Amount and Nature of Beneficial Ownership
	Common Stock Beneficially Owned Excluding Options and Warrants	Stock Options or Warrants Exercisable Within 60 Days After March 8, 2005	Total Common Stock Beneficially Owned	Percent of Class Beneficially Owned
Principal Shareholders
Columbia Wanger Asset Management LP(1)	3,366,000	—	3,366,000	12.94%
General Atlantic Partners, LLC(2)	2,501,600	—	2,501,600	9.61%
Wellington Management Company, LLP(3)	1,765,100	—	1,765,100	6.78%
Wells Capital Management Incorporated (4)	1,706,200	—	1,706,200	6.56%

Executive Officers and Directors
Martin D. Avallone(5)	45,848	172,700	218,548	*
Vice President, General Counsel and Secretary
Michael J. Casey(6)	5,507	—	5,507	*
Former Chief Financial Officer, Vice President of Finance and Treasurer
George A. Chamberlain 3rd(7)	4,720	99,058	103,778	*
Director
Richard C. Cook(5)(8)	109,039	602,100	711,139	2.67%
President, Chief Executive Officer and Director
Edward J. Kfoury(9)	42,209	94,668	136,877	*
Director
W. David Morgan	—	6,250	6,250	*
Interim Chief Financial Officer
Julia B. North(10)	3,618	75,124	78,742	*
Director
Terry H. Osborne(11)	9,142	88,307	97,449	*
Director
Peter E. Reilly(12)	81,950	337,500	419,450	1.59%
Former Chief Operating Officer
H. Mitchell Watson, Jr.(13)	27,953	101,226	129,179	*
Director
All directors and executive officers as a group (10 persons)	329,986	1,576,933	1,906,919	6.91%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	According to Amendment No. 4 to Schedule 13G dated December 31, 2004, Columbia Wanger Asset Management LP, a registered investment advisor, together with WAM Acquisition GP, Inc. and Columbia Acorn Trust, together beneficially have shared voting and investment power with respect to all of the common stock shown. The address of Columbia Wanger Asset Management LP, WAM Acquisition GP, Inc. and Columbia Acorn Trust is 227 West Monroe Street, Suite 3000, Chicago, Illinois, 60606.
(2)	Includes 1,468,091 shares of common stock held by General Atlantic Partners 21, L.P., or GAP 21; 313,723 shares of common stock held by GAP Coinvestment Partners L.P., or GAP Coinvestment; and 719,786 shares of common stock held by General Atlantic Partners 32, L.P., or GAP 32. As a result of the foregoing, GAP Coinvestment, GAP 21, GAP 32, and General Atlantic Partners, LLC, or GAP LLC, the sole general partner of GAP 21 and GAP 32, which we refer to collectively as the GAP Entities, own beneficially a total of 2,501,600 shares of common stock. The GAP Entities disclaim beneficial ownership of such shares, except to the extent of each entity’s pecuniary interest therein. The address of GAP LLC is 3 Pickwick Plaza, Greenwich, Connecticut 06830.
(3)	According to Schedule 13G dated December 31, 2004, Wellington Management Company, LLP, a registered investment advisor, has shared voting power with respect to 963,900 shares of common stock and shared dispositive power with respect to 1,765,100 shares of common stock. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.
(4)	According to Schedule 13G dated December 31, 2004, Wells Fargo & Company and Wells Capital Management Incorporated, a registered investment advisory firm, together beneficially own 1,706,200 shares of common stock, have sole voting power with respect to 1,648,300 shares of common stock and sole dispositive power with respect to 1,706,200 shares of common stock. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104, and the address of Wells Capital Management Incorporated is 525 Market Street, 10th Floor, San Francisco, California 94105.
(5)	Includes the following shares of restricted common stock issued on August 19, 2003, for which the officer has voting rights but does not have the right to dispose of the stock until August 19, 2006, provided the officer is still employed by us. If the stock price is sustained at or above $15.00 per share for 90 of the last 180 trading days of the restricted period, then an additional 50% of shares will be awarded. The shares granted are as follows:

•	25,000 shares for Mr. Avallone

•	50,000 shares for Mr. Cook

(6)	The amount of common stock beneficially owned by Mr. Casey is based on the amount of common stock owned as reported on his last filed Form 4 on December 17, 2004, less 30,000 shares of restricted stock which were canceled upon the effective date of his resignation.
(7)	Includes 22,512 shares of common stock subject to options which Mr. Chamberlain has gifted to his grandchildren and as to which he disclaims beneficial ownership. Also includes a right to receive 7,046 shares of common stock granted to Mr. Chamberlain under the DSIP, which vest 30 days after termination of his service as a director.
(8)	Includes 200 shares of common stock owned by Mr. Cook’s wife.
(9)	Includes 2,500 shares of common stock held by the Patricia A. Kfoury Revocable Trust u/d/t/ dated April 21, 1998 for the benefit of Mr. Kfoury’s wife.
(10)	Includes a right to receive 11,124 shares of common stock granted to Ms. North under the DSIP, 7,259 of which vest in equal installments over a three-year period after the termination of her service as a director and 3,865 of which vest 30 days after the termination of her service as a director.
(11)	Includes a right to receive 5,307 shares of common stock granted to Mr. Osborne under the DSIP, which vest 30 days after the termination of his service as a director.
(12)	The amount of common stock beneficially owned by Mr. Reilly was determined by using the amount of common stock owned as reported on his last filed Form 4 on June 30, 2004. The common stock and the common stock options reported are currently owned by Mr. Reilly’s estate.
(13)	Includes 5,000 shares of common stock owned by Mr. Watson’s wife, 4,701 shares of common stock subject to options which Mr. Watson has gifted to his children and as to which he disclaims beneficial ownership, and a right to receive 16,708 shares of common stock granted to Mr. Watson under the DSIP which vest 30 days after the termination of his service as a director.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

The board of directors does not currently know of any other matters to be presented at the special meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of our shareholders. If the merger is not completed, our shareholders will continue to be entitled to attend and participate in MAPICS shareholder meetings. Pending consummation of the merger, we do not intend to conduct our 2005 annual meeting of shareholders.

If the merger is not consummated, any shareholder proposals intended to be presented at our 2005 annual meeting must be submitted in writing and in accordance with our bylaws and applicable law to our corporate secretary and received a reasonable amount of time before the annual meeting. We will provide notice of the date by which such shareholder proposals must be received in a Current Report on Form 8-K or Quarterly Reports on Form 10-Q that we will file in advance of such date. Director nominations and other shareholder proposals should be submitted by certified mail, return receipt requested, to MAPICS, Inc., 1000 Windward Concourse Parkway, Alpharetta, Georgia 30005, Attention: Martin D. Avallone, Vice President, General Counsel and Secretary. The same procedure, including timing, must be followed by shareholders who desire to recommend candidates for director for consideration by the nominating/corporate governance committee of our board of directors.

If a shareholder who has properly notified our corporate secretary of his or her intention to nominate a director or present a shareholder proposal at an annual meeting does not appear or send a qualified representative to present his or her nomination or proposal at the meeting, the nomination or proposal will be disregarded and not acted upon.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC’s customary fees, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain written information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These materials filed by us with the SEC are also available on the SEC’s website at www.sec.gov. You can also inspect reports, proxy and information statements and other information about us at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supersede the information in this proxy statement.

The following documents filed with the SEC are incorporated by reference in this proxy statement:

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2004;

•	Our Quarterly Report on Form 10-Q for the three months ended December 31, 2004; and

•	Our Current Reports on Form 8-K dated October 4, 2004, December 15, 2004, January 3, 2005, and January 26, 2005.

We also incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to final adjournment of the special meeting.

You should rely only on the information contained in or incorporated by reference into this proxy statement. We have not authorized anyone to give any information different from the information contained in or incorporated by reference into this proxy statement. This proxy statement is dated March 10. You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to you shall not create any implication to the contrary.

Documents incorporated by reference are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this proxy statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

MAPICS, Inc.

Attn: Martin D. Avallone

1000 Windward Concourse Parkway

Suite 100

Alpharetta, Georgia 30005

(678) 319-8000

By order of the board of directors.

Martin D. Avallone

Vice President of Corporate Development, General Counsel and Secretary

Atlanta, Georgia

March 10, 2005

Appendix A

AGREEMENT AND PLAN OF MERGER

dated as of January 26, 2005

by and among

MAPICS, INC.,

MAGELLAN MERGER SUB, INC.,

INFOR INTERNATIONAL LIMITED,

and

INFOR GLOBAL SOLUTIONS TOPCO LTD.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 26, 2005, is entered into by and among MAPICS, Inc., a Georgia corporation (the “Company”), Magellan Merger Sub, Inc., a Georgia corporation (“Merger Sub”), Infor International Limited, a Cayman Islands company (“Infor”), and Infor Global Solutions Topco Ltd., a Cayman Islands company (“Parent”).

RECITALS

WHEREAS, a special committee of the board of directors of the Company, consisting solely of disinterested directors (the “Special Committee”), subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and the Merger, (ii) recommended that the board of directors of the Company (the “Company Board”) approve this Agreement, and (iii) received a written opinion of the Financial Advisor (as defined in Section 3.20) as set forth in Section 3.20 herein;

WHEREAS, the Company Board, based upon the recommendation of the Special Committee and subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and the Merger and approved this Agreement and the Merger, and (ii) resolved to recommend approval and adoption of this Agreement and the Merger by the shareholders of the Company;

WHEREAS, the board of directors of Merger Sub has (i) declared the advisability of this Agreement and the Merger, (ii) approved this Agreement and the Merger, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the shareholders of Merger Sub;

WHEREAS, Magellan Holdings, Inc., the sole shareholder of Merger Sub and a direct, wholly-owned subsidiary of Infor, has approved this Agreement and the Merger;

WHEREAS, Infor and Merger Sub are indirect subsidiaries of Parent, and the consummation of the Merger is and will be of direct benefit to Parent;

WHEREAS, the Special Committee, the Company Board and the board of directors of Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement and the Georgia Business Corporation Code (the “GBCC”), whereby (i) each issued and outstanding share of the common stock, par value $.01 per share (the “Common Shares”), of the Company (other than Common Shares to be canceled pursuant to Section 2.01(b) and Dissenting Shares (as defined in Section 2.01(d))), shall be converted into the right to receive the Merger Consideration (as defined in Section 2.01(a)), (ii) each Cash-Pay Option (as defined in Section 2.02(b)) shall be converted into the right to receive the Cash-Pay Option Consideration (as defined in Section 2.02(b)), (iii) each Warrant (as defined in Section 2.02(d)) shall be converted into the right to receive the Warrant Consideration (as defined in Section 2.02(d)), (iv) each Purchase Plan Cash Option (as defined in Section 2.02(e)) shall be converted into the right to receive the Purchase Plan Cash Option Consideration (as defined in Section 2.02(e)), and (v) each DSIP Deferred Right (as defined in Section 2.02(f)) shall be converted into the right to receive the DSIP Deferred Grant Consideration (as defined in Section 2.02(f)); and

WHEREAS, the Company, Merger Sub, and Infor desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.01 The Merger. At the Effective Time (as defined in Section 1.02), subject to the terms and conditions of this Agreement and in accordance with the provisions of the GBCC, Merger Sub shall be merged (the “Merger”) with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Georgia.

1.02 Effective Time. As soon as practicable following the Closing (as defined in Section 1.07), the Company will cause a Certificate of Merger substantially in the form attached hereto as Exhibit 1.02 (the “Certificate of Merger”) to be duly executed, acknowledged and filed, in the manner required by the GBCC, with the Secretary of State of the State of Georgia, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The date and time the Merger becomes effective in accordance with applicable law is referred to herein as the “Effective Time.”

1.03 Effects of the Merger. The Merger shall have the effects set forth herein, in the Certificate of Merger and in the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.04 Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) The Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until duly amended; provided that such Articles of Incorporation shall be amended to reflect that the name of the Surviving Corporation shall be “MAPICS, Inc.”

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until duly amended.

1.05 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable law and the Surviving Corporation’s Articles of Incorporation and Bylaws.

1.06 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.07 Closing. Subject to the conditions contained in this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022, on the day immediately following the last to occur of (i) March 14, 2005 and (ii) the third business day following the satisfaction (or waiver if permissible) of the conditions set forth in Article 6 that by their terms are not to be satisfied at the Closing or (b) at such other place and time and/or on such other date as the Company and Merger Sub may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.08 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances in law or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation, and the officers and directors of the Surviving Corporation are authorized in the name of the Company to take any and all such action.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE COMPANY AND MERGER SUB

2.01 Effect on Shares of Capital Stock.

(a) Common Shares of the Company. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares, and (ii) those Common Shares to be canceled pursuant to Section 2.01(b)) shall be canceled and extinguished and converted into the right to receive $12.75 in cash (the “Merger Consideration”), payable to the holder thereof, without interest or dividends thereon, less any applicable withholding of taxes, in the manner provided in Section 2.03. All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate or certificates representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the consideration specified in the preceding sentence.

(b) Cancellation of Certain Common Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is owned by the Company or any wholly owned subsidiary as treasury stock or otherwise or owned by Merger Sub or Infor or any of their respective subsidiaries immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Capital Stock of Merger Sub. As of the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders of Merger Sub Common Stock, the Company or Merger Sub, be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Merger Sub Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of the Surviving Corporation capital stock into which such shares have been converted pursuant to the terms hereof; provided, however, that the record holder thereof shall receive, upon surrender of any such certificate, a certificate representing the shares of Surviving Corporation Common Stock into which the shares of Merger Sub Common Stock formerly represented thereby shall have been converted pursuant to the terms hereof.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Shareholder”) who timely delivers to the Company such holder’s notice of intent to demand payment for such holder’s shares if the Merger is effected, thereafter does not vote in favor of the Merger or consent thereto in writing and who otherwise properly demands appraisal for such Common Shares in accordance with the GBCC (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration at the Effective Time in accordance with Section 2.01(a) hereof, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the State of Georgia, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the GBCC. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.01(a). The Company shall give Merger Sub prompt notice of any demands received by the Company for appraisal of Common Shares, withdrawals of such demands and any other instruments served pursuant to the GBCC and received by the Company, and Merger Sub shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not make any payment with respect to, or settle or offer to settle, any such demands, except with the prior written consent of Merger Sub, such consent not to be unreasonably withheld or delayed.

2.02 Options; Warrants; Stock Plans.

(a) For purposes of this Agreement, the term “Option” means each outstanding unexercised option to purchase Common Shares, whether or not then vested or fully exercisable, granted on or prior to the date hereof to any current or former employee or director of the Company or any subsidiary of the Company or any other person, whether under any stock option plan or otherwise (including, without limitation, under the Marcam Corporation 1994 Stock Plan, as amended; the Marcam Corporation Amended and Restated 1987 Stock Plan, as amended; the MAPICS, Inc. Amended and Restated 1998 Non-Employee Directors Stock Incentive Plan, as amended (the “DSIP”); the MAPICS, Inc. Amended and Restated 1998 Non-Employee Director Stock Option Plan, as amended; the MAPICS, Inc. Amended and Restated 1998 Long-Term Incentive Plan, as amended; the Symix Systems, Inc. Non-Qualified Stock Option Plan for Key Employees and Directors, as amended; and the Frontstep, Inc. 1999 Non-Qualified Stock Option Plan for Key Employees, as amended) (collectively, the “Stock Plans”).

(b) The Company shall take all actions necessary so that (i) immediately prior to the Effective Time, each outstanding Option granted under the Stock Plans held by those holders of record listed on the Option Schedule included as part of Section 3.03(a) of the Company Disclosure Schedule under the heading “Cash-Pay Options” (the “Cash-Pay Options”) shall become immediately vested and exercisable in full and (ii) at the Effective Time, all Options shall be canceled, in each case, in accordance with and pursuant to the terms of the Stock Plans under which such Options were granted. In consideration of such cancellation, each holder of a Cash-Pay Option canceled in accordance with this Section 2.02(b) will be entitled to receive in settlement of such Cash-Pay Option as promptly as practicable following the Effective Time, but in no event later than 10 business days after the Effective Time, a cash payment from the Payment Fund (as defined in Section 2.03), subject to any required withholding of taxes, equal to the product of (i) the total number of Common Shares otherwise issuable upon exercise of such Cash-Pay Option and (ii) the Merger Consideration per Common Share less the applicable exercise price per Common Share otherwise issuable upon exercise of such Cash-Pay Option (the “Cash-Pay Option Consideration”); provided, however, that with respect to any person subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. The Company Board will fully accelerate the vesting schedule of the Options issued under the Company’s Stock Plans.

(c) [Intentionally Omitted]

(d) For purposes of this Agreement, the term “Warrant” means each outstanding unexercised warrant to purchase Common Shares granted on or prior to the date hereof to any person (including, without limitation, pursuant to that certain Common Share Purchase Warrant dated February 18, 2003, pursuant to which the holder thereof is entitled to purchase 134,270 Common Shares at an exercise price of $7.81 per share). The Company shall take all actions necessary so that, at the Effective Time, each Warrant shall be canceled, in each case, in accordance with and pursuant to the terms of each such Warrant. In consideration of such cancellation, each holder of a Warrant canceled in accordance with this Section 2.02(d) will be entitled to receive in settlement of such Warrant as promptly as practicable following the Effective Time, but in no event later than 10 business days after the Effective Time, a cash payment from the Payment Fund, subject to any required withholding of taxes, equal to the product of (i) the total number of Common Shares otherwise issuable upon exercise of such Warrant and (ii) the Merger Consideration per Common Share less the applicable exercise price per Common Share otherwise issuable upon exercise of such Warrant (the “Warrant Consideration”).

(e) With respect to the Company’s 2000 Employee Stock Purchase Plan, as amended (the “Purchase Plan”), the Company shall (i) take all actions thereunder to terminate all outstanding options under the Purchase Plan (each, a “Purchase Plan Cash Option” and collectively, the “Purchase Plan Cash Options”) at the close of business on the day immediately prior to the Effective Time (including the refund of all payroll deductions not used to purchase stock as required by Article 15 of the Purchase Plan) and (ii) in consideration for such termination, provide each of the participants thereunder, in lieu of Common Shares that would have otherwise been issuable upon the exercise of the outstanding Purchase Plan Cash Options, a cash payment from the Payment Fund, subject to any required withholding of taxes, equal to the product of (A) the total number of Common Shares the participant would have otherwise been issued upon the exercise of the Purchase Plan Cash Options (determined for this purpose by dividing the dollar amount of the payroll deductions refunded to the participant as provided in clause (i) above which would have otherwise been eligible to purchase Common Shares under the Purchase Plan by 85% of the fair market value of a Common Share (as determined in accordance with the Purchase Plan) on the first business day of the applicable Payment Period (as defined in the Purchase Plan)) and (B) the excess, if any, of the Merger Consideration over 85% of the fair market value of a Common Share on the first business day of the applicable Payment Period (the “Purchase Plan Cash Option Consideration”); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act.

(f) The Company shall (i) take all actions necessary to cause the termination (effective as of the close of business on the day immediately prior to the Effective Time) of the rights of each participant in the DSIP who has made an election under Section 6(d) of the DSIP to defer a grant of Common Shares under the DSIP (such rights, the “DSIP Deferred Rights”) and (ii) in consideration for such termination, provide each such participant, in lieu of Common Shares that would have otherwise been issuable on the Deferred Grant Date (as defined in the DSIP), a cash payment from the Payment Fund, subject to any required withholding of taxes, equal to the product of (A) the total number of Common Shares the participant would have otherwise been issued on the Deferred Grant Date and (B) the Merger Consideration (the “DSIP Deferred Grant Consideration”); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act.

(g) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the relevant Stock Plans or the Purchase Plan or amending or waiving relevant agreements providing for vesting conditions on Common Shares or Options therefor) that are necessary to give effect to the transactions contemplated by this Section 2.02.

(h) Except as otherwise provided herein or agreed to in writing by Merger Sub and the Company or as may be necessary to administer Options remaining outstanding following the Effective Time, the Stock Plans and the Purchase Plan shall terminate effective as of the Effective Time and no participant in the Stock Plans or the Purchase Plan shall thereafter be granted any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation, Infor or any subsidiary of any of the foregoing.

(i) The Company covenants that prior to the Effective Time it will take all actions necessary under that certain SEC no-action letter, dated January 12, 1999, to Skadden, Arps, Slate, Meagher & Flom, to provide that the cancellation and cash-out and conversion of Cash-Pay Options, the Purchase Plan Cash Options and the DSIP Deferred Rights, pursuant to this Section 2.02, will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act.

2.03 Payment for Common Shares, Options and Warrants in the Merger.

(a) Prior to the Effective Time, Merger Sub shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange and paying agent, registrar and transfer agent (the “Agent”) for the purpose of (i) exchanging certificates representing, immediately prior to the Effective Time, Common Shares for the aggregate Merger Consideration, (ii) making payment of the aggregate Cash-Pay Option Consideration in exchange for the cancellation of all Cash-Pay Options, (iii) making payment of the aggregate Warrant Consideration in exchange for the cancellation of all Warrants, (iv) making payment of the aggregate Purchase Plan Cash Option Consideration in exchange for the cancellation of all Purchase Plan Cash Options, and (v) making payment of the aggregate DSIP Deferred Grant Consideration in exchange for the cancellation of all DSIP Deferred Rights. Subject to the Company’s obligations to deposit cash in the Payment Fund described in this Section 2.03(a), at or prior to the Effective Time, Merger Sub shall deposit, or Merger Sub shall otherwise take all steps necessary to cause to be deposited, in trust with the Agent for the benefit of the holders of Common Shares, Cash-Pay Options, Warrants, Purchase Plan Cash Options and DSIP Deferred Rights, as the case may be, cash in an aggregate amount equal to (i) the sum of (A) the product of (I) the number of Common Shares issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 2.01(a) and (II) the Merger Consideration and (B) the amount necessary for the payment in full of the Cash-Pay Option Consideration, the Warrant Consideration, the Purchase Plan Cash Option Consideration and the DSIP Deferred Grant Consideration less (ii) the amount to be deposited by the Company as provided in this Section 2.03(a) (such aggregate amount described in (i) and (ii), together with the amount to be deposited by the Company as provided in this Section 2.03(a) being hereinafter referred to as the “Payment Fund”). Prior to the Effective Time, the Company shall deposit, or the Company shall otherwise take all steps necessary to cause to be deposited, in trust for the benefit of the holders of Common Shares, Cash Pay Options, Warrants, Purchase Plan Cash Options and DSIP Deferred Rights, as the case may be, cash in an aggregate amount (subject to the following sentence) of not less than $24 million with the Agent for deposit into the Payment Fund (the “Company Cash Deposit”), which deposit shall be used solely and exclusively for purposes of paying the consideration specified in Section 2.02, and shall not be used to satisfy any other obligations of the Company or any of its subsidiaries; provided, however, that the Company shall retain such portion of the Company Cash Deposit as is necessary for purposes of paying the consideration specified in Section 2.02 to the holders of Cash Pay Options, Purchase Plan Cash Options, Warrants and DSIP Deferred Rights, which consideration shall be paid directly by the Company. Without limiting the Company’s obligations set forth in the preceding sentence, the Company shall, as of the Effective Time, have sufficient unrestricted domestic cash on hand to pay (i) any unpaid Expenses contemplated by Section 3.28 (including, without limitation, those incurred or which may be incurred by the Financial Advisor and counsel to the Company) and Expenses incurred in connection with any litigation with respect to, arising from or related to the Transactions, (ii) any compensation, remuneration or other amounts which may be payable by the Company in connection with the Change of Control Agreements (as defined in Section 3.10) (assuming that each employee of the Company that is a party to a Change of Control Agreement is terminated without Cause immediately following the consummation of the Merger) and (iii) the cost of the Tail Policy (as defined in Section 5.07(d)), and shall use commercially reasonable efforts to deposit all other available domestic cash of the Company (taking into account the reasonable short-term working capital needs of the Company) with the Agent for deposit into the Payment Fund. For purposes of determining the aggregate amount of cash to be deposited by Merger Sub pursuant to this Section 2.03(a), Merger Sub shall assume that no holder of Common Shares will perfect their right to appraisal of their Common Shares under the GBCC. The Agent shall, pursuant to instructions provided by Merger Sub, make the payments provided for in Section 2.01 and Section 2.02 of this Agreement out of the Payment Fund (it being understood that any and all interest earned on funds made available to the Agent pursuant to this Agreement shall be turned over to the party depositing such funds with the Agent). The Payment Fund shall not be used for any other purpose except as provided in this Agreement.

(b) Promptly after the Effective Time, but in no event later than 10 business days after the Effective Time, the Surviving Corporation shall cause the Agent to mail to each record holder of certificates (the “Certificates”) that immediately prior to the Effective Time represented Common Shares (i) a notice of the effectiveness of the Merger, (ii) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Agent, and (iii) instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

(c) Upon surrender to the Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, within 10 business days after such surrender, in exchange therefor, in the case of Common Shares (other than Common Shares to be canceled pursuant to Section 2.01(b)), cash in an amount equal to the product of (i) the number of Common Shares formerly represented by such Certificate and (ii) the Merger Consideration, which amounts shall be paid by Agent by check or wire transfer in accordance with the instructions provided by such holder. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate. If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a person other than the registered holder of the Certificate, or that such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.03, each Certificate (other than Certificates representing Dissenting Shares or Common Shares to be canceled pursuant to Section 2.01(b)) shall represent, for all purposes, in the case of Certificates representing Common Shares (other than Common Shares to be canceled pursuant to Section 2.01(b)), only the right to receive an amount in cash equal to the Merger Consideration multiplied by the number of Common Shares formerly evidenced by such Certificate without any interest or dividends thereon.

(d) The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Shares formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 2.

(e) Any portion of the Payment Fund (including any amounts that may be payable to the former shareholders of the Company in accordance with the terms of this Agreement) which remains unclaimed by the former shareholders of the Company upon the 180th day immediately following the Closing Date shall be returned to the Surviving Corporation, upon demand, and any former shareholders of the Company who have not theretofore complied with this Article 2 shall, subject to Section 2.03(f), thereafter look to the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each Common Share held by such shareholder. Following the Closing, the Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation in securities listed or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $500,000,000 and the Surviving Corporation shall receive the interest earned thereon.

(f) None of Merger Sub, the Company or Agent shall be liable to a holder of Certificates or any other person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered upon the seventh anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends

(whether in cash, stock or property) or other distributions with respect to Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.06(b)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Surviving Corporation) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(h) Each of the Agent, the Surviving Corporation and Infor shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Shares, Options, Warrants, Purchase Plan Cash Options or DSIP Deferred Rights pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Agent, the Surviving Corporation or Infor, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s SEC Reports (as defined below) publicly filed after the filing date of the Company’s report on Form 10-K for the fiscal year ended September 30, 2003 (regardless of whether any representation or warranty in this Article 3 is expressly qualified by a reference to such SEC Reports) or in the disclosure schedule delivered by the Company to Merger Sub and Infor prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that any disclosure set forth on any particular Section of the Company Disclosure Schedule shall be deemed disclosed in another Section of the Company Disclosure Schedule if disclosure with respect to the particular Section is sufficient to make reasonably clear the relevance of the disclosure to such other Section), the Company represents and warrants to each of Merger Sub and Infor as of the date hereof and as of the Effective Time that:

3.01 Organization and Qualification. The Company and each of its subsidiaries (as described in Section 3.05) is a corporation or limited liability company, as the case may be, duly organized or formed, as the case may be, validly existing and in good standing (to the extent applicable) under the laws of its state or jurisdiction of incorporation or formation, as the case may be, and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be in good standing (to the extent applicable) would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Except as set forth on Section 3.01 of the Company Disclosure Schedule, the Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing (to the extent applicable), in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing (to the extent applicable) would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means any effect, event, or change that (i) is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than any Excluded Matters or (ii) prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of the Company and its subsidiaries to perform in all material respects their obligations under this Agreement or to consummate the transactions contemplated hereby (the “Transactions”) in accordance with the terms hereof, other than any of the Excluded Matters described in clauses (c), (e), (f) or (h) of the following sentence. As used in this Agreement, “Excluded Matters” means any one or more of the following effects, events or changes: (a) general changes in economic conditions or changes in the software industry generally which do not have a materially disproportionate effect on the Company and its subsidiaries taken as a whole, (b) a change in the market price or trading volume of the Common Shares, in and of itself, or any change in the financial markets generally, (c) the effect of any change arising in connection with any “act of God” including, without limitation, weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (d) the effect of any change caused by the taking of any action required or expressly permitted by this Agreement, (e) the effect of any change caused by the taking of any action by the Company that has been approved in writing by Parent, Infor or Merger Sub, (f) any change or effect resulting from a change in accounting rules or procedures announced by the Financial Accounting Standards Board, the SEC or any other accounting body with authority to promulgate U.S. generally accepted accounting principles, (g) resulting from a breach of this Agreement by Parent, Infor or Merger Sub, (h) resulting from or arising out of any change in any Law applicable to the Company or its industry or (i) resulting from the public announcement of the Transactions.

3.02 Charter Documents and Bylaws. The Company has heretofore made available to Merger Sub or its representatives a complete and correct copy of the articles of incorporation and the bylaws of the Company in full force and effect as of the date hereof. The Company is not in violation of any of the provisions of its articles of incorporation or bylaws. The Company has heretofore made available to Merger Sub or its representatives a complete and correct copy of the articles of incorporation and the bylaws (or equivalent organizational documents) of each subsidiary of the Company in full force and effect as of the date hereof. No subsidiary of the Company is in material violation of any of the provisions of its articles of incorporation or bylaws (or equivalent organizational documents).

3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 90,000,000 Common Shares and 1,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), of which 30,000 shares have been designated as Series F Junior Participating Preferred Stock pursuant to the Amended and Restated Rights Agreement, dated as of March 30, 1998, as amended, between the Company and SunTrust, as rights agent (the “Rights Agreement”). As of the close of business on January 24, 2005, (i) 26,152,052 Common Shares were issued and outstanding (which amount includes the 353,684 treasury shares described in clause (v) below), (ii) no shares of Preferred Stock were issued and outstanding, (iii) 6,083,588 Common Shares were reserved for issuance pursuant to the Stock Plans, of which 4,404,997 Common Shares are subject to outstanding Options, (iv) 500,000 Common Shares were reserved for issuance pursuant to the Purchase Plan, of which 158,619 Common Shares remain available for sale thereunder, (v) 353,684 Common Shares were held by the Company in its treasury and (vi) except as set forth in this Section 3.03, the Company has not issued or granted any rights with respect to any capital stock of the Company or any rights or securities exercisable or convertible therefor. The Company has outstanding Cash-Pay Options pursuant to which an aggregate of 3,632,035 Common Shares are issuable and the weighted average exercise price for such Cash-Pay Options is $7.86056. Since the close of business on January 24, 2005, the Company has not taken any action which, if taken after the date of this Agreement, would be prohibited under Section 5.01(b). The Company has outstanding Warrants pursuant to which an aggregate of 134,270 Common Shares are issuable and the weighted average exercise price for such Warrants is $7.81. Except as set forth in this Section 3.03 and the Rights Agreement or as may exist or arise pursuant to the terms of the Purchase Plan or the DSIP, there are not now, and at the Effective Time there will not be, any options, warrants, calls, subscriptions, or other rights, or other agreements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company. Section 3.03(a) of the Company Disclosure Schedule sets forth the name of each holder of an Option, together with the grant date, exercise price and number of Common Shares issuable upon exercise of each such Option. All issued and outstanding Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable and, except as set forth on Section 3.03(a) of the Company Disclosure Schedule, are owned by either the Company or another of its wholly-owned subsidiaries, free and clear of all liens, charges, claims or encumbrances. There are no outstanding options, warrants, calls, subscriptions, convertible securities or other rights, or other agreements or commitments, obligating any subsidiary of the Company to issue, transfer or sell any shares of its capital stock or other equity interests. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company.

(b) Other than as set forth on Section 3.03(b) of the Company Disclosure Schedule, to the knowledge of the Company, there are no shareholders agreements, voting trusts or other agreements or understandings relating to voting or disposition of any shares of capital stock of the Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Company Board.

3.04 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement and the Merger by the holders of a majority of the outstanding Common Shares entitled to vote thereon, to consummate the Transactions pursuant to the GBCC. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the Company’s execution and delivery of this Agreement or to consummate the Transactions (other than the adoption of this Agreement and the Merger by the holders of a majority of the outstanding Common Shares entitled to vote thereon and the filing or recordation of appropriate merger documents as required by the GBCC). This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of Merger Sub and Infor) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

3.05 Company Subsidiaries. Section 3.05 of the Company Disclosure Schedule contains a correct and complete list of each subsidiary of the Company and the jurisdiction in which each such subsidiary is incorporated or organized. Section 3.05 of the Company Disclosure Schedule sets forth for each subsidiary of the Company: (i) its authorized capital stock or share capital; (ii) the number of issued and outstanding shares of capital stock or share capital; and (iii) the Company’s direct or indirect equity interest therein. Except for equity interest in its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. No subsidiary of the Company owns, directly or indirectly, any capital stock or other ownership interest in any Person, except for the capital stock and/or other ownership interest in another wholly-owned subsidiary of the Company.

3.06 No Violation; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate any provision of the Company’s articles of incorporation or bylaws or conflict with or violate any provision of the articles of incorporation or bylaws or equivalent organization documents of any subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, injunction, writ, judgment, decree or order (each, a “Law” and, collectively, “Laws”) applicable to the Company or any of its subsidiaries or by which any asset of the

Company or any of its subsidiaries is bound or affected, (iii) except as set forth in Section 3.06(a) of the Company Disclosure Schedule, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which the Company or any subsidiary of the Company is entitled under any provision of any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written (each, a “Contract” and, collectively, “Contracts”), applicable to the Company or any such subsidiary or their respective properties or assets or (iv) to the Company’s knowledge, result in the creation or imposition of a lien, claim, security interest or other charge, title imperfection or encumbrance (each, a “Lien” and, collectively, “Liens”) on any asset of the Company or any subsidiary of the Company, except in the case of clauses (ii), (iii) and (iv) of this Section 3.06(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind (“Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), the Nasdaq National Market (“Nasdaq”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations thereunder, any required consent, approval, authorization, permit, filing or notification pursuant to applicable foreign merger control or competition laws and regulations and filing and recordation of appropriate documents for the Merger as required by the GBCC, (ii) for any applicable notification requirement with respect to the various transactions contemplated under Section 2.02 and Section 2.03 with respect to the Stock Plans and the Purchase Plan and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.07 SEC Reports and Financial Statements.

(a) The Company has filed all forms, reports, statements, schedules and other documents due to be filed at any time on or after September 30, 2001 (the “SEC Reports”) with the Securities and Exchange Commission (the “SEC”) required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. The Company has made available to Merger Sub or its representatives copies of all such SEC Reports. Except as described in Section 3.07(a) of the Company Disclosure Schedule, the SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports and (ii) did not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed SEC Report. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.

(b) Except as described in Section 3.07(b) of the Company Disclosure Schedule, each of the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the SEC Reports has been prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to the absence of complete footnote disclosure and to normal and recurring year-end adjustments, none of which, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect). Except as set forth on Section 3.07(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries have any outstanding indebtedness for borrowed money.

(c) Except as disclosed in Section 3.07(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any liabilities or obligations of any kind or nature (whether accrued, absolute, contingent, determinable or otherwise), except liabilities set forth on the face of the September 30, 2004 balance sheet included in the Company’s report on Form 10-K for the year ended September 30, 2004, liabilities incurred in the ordinary course of business and consistent with past practice, liabilities incurred in connection with the Transactions and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as set forth in Section 3.07(d) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is indebted to any director or officer of the Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees) and no such person is indebted to the Company or any of its subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC.

(e) Except as set forth in Section 3.07(e) of the Company Disclosure Schedule, the Company has heretofore furnished or made available to Merger Sub or its representatives a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to SEC Reports which previously have been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

3.08 Compliance with Applicable Laws. Except as set forth on Section 3.08 of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries is in violation of any Order (as defined in Section 6.01(b)) of any Governmental Authority or any Law of any Governmental Authority applicable to the Company or any subsidiary of the Company or any of their respective properties or assets and (ii) the business operations of the Company and its subsidiaries have been conducted in compliance with all Laws of each Governmental Authority, except in each case for possible violations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.09 Absence of Certain Changes or Events. Except as set forth in Section 3.09 of the Company Disclosure Schedule or as contemplated by this Agreement, since September 30, 2004, the Company and its subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice and there has not been:

(a) any material change in any method of accounting or accounting practice by the Company or any of its subsidiaries, except for any such change required by reason of a concurrent change in United States generally accepted accounting principles;

(b) any declaration, setting aside or payment of any dividend (whether in cash, stock or other property) or other distribution in respect of the Company’s securities or any redemption, purchase or other acquisition of any of the Company’s securities;

(c) any issuance or the authorization of any issuance of any securities in respect of, in lieu of or in substitution for shares of its capital stock;

(d) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries;

(e) any issuance by the Company or any of its subsidiaries of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for (i) the granting of Options and (ii) the issuance of any Common Shares pursuant to the exercise of any Options or Warrants;

(f) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money;

(g) except in the ordinary course of business consistent with past practice (and in no event in connection with the incurrence, assumption or guarantee of any indebtedness for borrowed money), any creation or assumption by the Company or any of its subsidiaries of any Lien on any material assets;

(h) except for loans or advances to employees for reimbursable business expenses and travel advances incurred in the ordinary course of business consistent with past practice, any making of any loan, advance or capital contributions to or investment in any entity or person, other than loans, advances or capital contributions to or investments in wholly owned subsidiaries;

(i) any entry into any Contract related to the acquisition or disposition of any business or any material assets;

(j) any effect, event or change that has had or is reasonably likely to have a Company Material Adverse Effect;

(k) any material increase in the benefits under, or the establishment, material amendment or termination of, any Benefit Plan (as defined in Section 3.13(b)) covering current or former employees, officers or directors of the Company or any of its subsidiaries, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any directors or officers of the Company or any of its subsidiaries or any other employee reasonably expected to earn noncontingent cash compensation in excess of $100,000 per year;

(l) any entry by the Company or any of its subsidiaries into any employment, consulting, severance, termination, change-of-control or indemnification agreement with any director or officer of the Company or any of its subsidiaries or entry into any such agreement with any person for a noncontingent cash amount reasonably expected to be in excess of $100,000 per year or outside the ordinary course of business; or

(m) any authorization of, or agreement by the Company or any of its subsidiaries to take, any of the actions described in this Section 3.09, except as expressly contemplated by this Agreement.

3.10 Change of Control. Section 3.10 of the Company Disclosure Schedule sets forth the amount of any compensation or remuneration of any kind or nature which is or may become payable to any Employee (as defined in Section 3.13(a)), in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Transactions. For purposes hereof, the term “Change of Control Agreements” shall mean those agreements set forth in item #1 of Section 3.10 of the Company Disclosure Schedule.

3.11 Litigation. Schedule 3.11 sets forth, as of the date hereof, each suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, at law or in equity, that could reasonably be expected to result in Losses to the Company in excess of $50,000. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree.

3.12 Information in Proxy Statement.

(a) Each document required to be filed by the Company with the SEC in connection with the Transactions (the “Company Disclosure Documents”), including, without limitation, the proxy or information statement of the Company containing information required by Regulation 14A under the

Exchange Act, and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (together with all amendments and supplements thereto, the “Proxy Statement”), to be filed with the SEC in connection with the Merger, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.12(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Infor or any of their representatives specifically for use therein.

(b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement and the Merger, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.12(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Infor or any of their representatives specifically for use therein.

3.13 Benefit Plans.

(a) Except as disclosed in Section 3.13(a) of the Company Disclosure Schedule, there exist no employment, consulting, severance, retention, termination or change-of-control agreements, arrangements or understandings between the Company or any of its subsidiaries and any individual who is or was a current or former employee, independent contractor, officer or director (or any dependent, beneficiary or relative of any of the foregoing) of the Company or any of its subsidiaries (collectively, the “Employees”) with respect to which the annual cash, noncontingent payments thereunder exceed $125,000 or where the contingent and noncontingent annual cash compensation is reasonably likely to exceed $200,000.

(b) Section 3.13(b) of the Company Disclosure Schedule contains a complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Pension Plans”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and (iii) other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, vacation pay, sick pay or other fringe benefit plan, arrangement or practice maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any of the Employees or with respect to which the Company has any liability, excluding any non-United States benefit plans or arrangements (the foregoing clauses (i), (ii) and (iii) collectively, the “Benefit Plans”). Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries maintains any benefit plan or arrangement for employees outside of the United States other than those required by applicable local law. The Company has delivered or made available to Merger Sub or its representatives correct and complete copies of (i) each Benefit Plan, (ii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (and all attachments thereto), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan.

(c) Except as disclosed in Section 3.13(c) of the Company Disclosure Schedule, all Pension Plans intended to be qualified plans may either rely on opinion letters issued for the form of plan or have been the subject of favorable determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code (taking into account the laws commonly referred to as “GUST”), and no such determination letter has been revoked. To the knowledge of the Company, there is no reasonable basis for the revocation of any such opinion or determination letter.

(d) None of the Benefit Plans is, and none of the Company or any of its subsidiaries has ever maintained or had an obligation to contribute to (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Section 302 of Title I of ERISA or Title IV of ERISA, (ii) a “multiple employer plan” (as such term is defined in ERISA), (iii) any “multiemployer plan” as that term is defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), or (iv) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). Each Benefit Plan and all related trusts, insurance contracts and funds has been maintained, funded and administered in all material respects in accordance with the terms of such Benefit Plan and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws. There are no unpaid contributions, premiums or other payments due prior to the date hereof with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable law. None of the Company or any of its subsidiaries has incurred any liability or taken any action, and the Company does not have any knowledge of, any action or event that could reasonably be expected to cause any one of them to incur any liability (i) under Section 412 of the Code or Section 302 of Title I of ERISA or Title IV of ERISA with respect to any “single-employer plan” (as such term is defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as such term is defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Plan, or (iii) on account of unpaid contributions to any Multiemployer Plan. Neither the Company nor any of its subsidiaries has any unfunded liabilities with respect to any deferred compensation, retirement or other Benefit Plan.

(e) To the knowledge of the Company, neither the Company nor any of its subsidiaries has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company or any of its subsidiaries or any Employee to (i) any material tax or penalty on prohibited transactions imposed by Section 4975 or (ii) any liability under Section 502(i) or Section 502(l) of ERISA. As of the date of this Agreement, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body and (ii) there is no action, suit, investigation, inquiry or claim pending, other than routine claims for benefits.

(f) None of the Company or any of its subsidiaries has any obligation to provide any health benefits or other welfare benefits to retired or other former employees, except as specifically required by Part 6 of Title I of ERISA (“COBRA”). Except as disclosed in Section 3.13(f) of the Company Disclosure Schedule, each Benefit Plan that provides health or welfare benefits is fully insured. Incurred but not reported claims under each such Benefit Plan that is not fully insured have been properly accrued.

(g) Except as described in Section 3.13(g) of the Company Disclosure Schedule, neither the Benefit Plans nor any other arrangement obligates the Company or any of its subsidiaries to pay any separation, severance, termination or similar benefit, accelerate any vesting schedule, or alter the timing of any benefit payment, in whole or in part, as a result of any transaction contemplated by this Agreement or, in whole or in part, as a result of a change in control or ownership within the meaning of any Benefit Plan (or any other arrangement) or Section 280G of the Code.

(h) Neither the Company nor any subsidiary has any liability (potential or otherwise) with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any other entity.

3.14 Taxes.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule: (i) the Company and each of its subsidiaries has timely filed all material Tax Returns required to be filed by it after taking into account all valid extensions of time for such filings, and each such Tax Return has been prepared in substantial compliance with all applicable laws and regulations and is true and correct in all material respects; (ii) the Company and each of its subsidiaries has paid (or the Company has paid on behalf of its subsidiaries) all material Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns and has made adequate provision in the Company’s financial statements for payment of all material Taxes that have not been paid, whether or not shown as due and payable on any Tax Return, in respect of all taxable periods or portions thereof ending on or before the date hereof; and (iii) neither the Company nor any of its subsidiaries has incurred any material liability for Taxes subsequent to the date of the most recent financial statements contained in the SEC Reports other than in the ordinary course of the Company’s or such subsidiary’s business.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule: (i) no material Tax Return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination or any other audit or examination with respect to material Taxes has been received by the Company or any of its subsidiaries; (ii) each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with United States generally accepted accounting principles; (iii) there are no material Liens for Taxes upon the assets of the Company or any of its subsidiaries, except Liens relating to current Taxes not yet due and payable or otherwise being contested in good faith as to which appropriate reserves have been established in the Company’s financial statements in accordance with United States generally accepted accounting principles; (iv) all material Taxes which the Company or any of its subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected; (v) none of the Company or any of its subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority; and (vi) to the knowledge of the Company, no written claim has been made by any taxing authority in a jurisdiction where the Company and its subsidiaries do not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation in that jurisdiction, other than such claims which would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, there is no Contract or other arrangement, plan or agreement by or with the Company or any of its subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its subsidiaries that would not be deductible by the Company or such subsidiary by reason of Sections 280G or 162(m) of the Code (or any corresponding provision of state, local or foreign law).

(d) Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, each of the Company and its subsidiaries has made available to Merger Sub and Infor or its representatives true, correct and complete copies of all material income Tax Returns, and all examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any of its subsidiaries that have been filed by or submitted to any of the Company or any of its subsidiaries for all taxable years not barred by the statute of limitations.

(e) Except as set forth in Section 3.14(e) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation or Tax sharing agreement with any persons or entity other than the Company and its subsidiaries, (iii) has any liability for the Taxes of any Person (other than any of the Company or any of its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise or (iv) has any material liability for the Taxes of any Person other than the Company, the subsidiaries of the Company or in connection with the acquisition, directly or indirectly, of any Person acquired by the Company or any of its subsidiaries.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale made prior to the Closing Date; or (v) repaid amount received on or prior to the Closing Date.

(g) None of the Company or any of its subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section (897)(c)(1)(A)(ii) of the Code.

(h) Except as set forth in Section 3.14(h) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(i) As used in this Section 3.14, the terms (i) “Tax” (and, with correlative meaning, “Taxes”) means: (A) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp or environmental tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition to tax imposed by any Governmental Authority and (B) any liability of the Company or any of its subsidiaries for payments of a type described in clause (A) as a result of (I) any obligation of the Company or any of its subsidiaries under any tax sharing agreement or tax indemnity agreement or (II) the Company or any of its subsidiaries being a member of an affiliated group (other than one of which the Company is the parent); and (ii) “Tax Return” means any report, return or other information or document required to be supplied to or filed with a taxing authority in connection with Taxes.

3.15 Intellectual Property.

(a) As used in this Agreement, the term “Intellectual Property” means: (i) registered and unregistered trademarks, service marks, trade names, Internet domain names, and trade dress (including the good will associated with each); (ii) patents, patent applications, patent disclosures, inventions and related know how; (iii) registered and unregistered copyrights, copyrightable works and mask works; (iv) computer software, data and databases including, but not limited to, object code, source code, related documentation and all copyrights therein; (v) trade secrets and confidential information; and (vi) all other intellectual property rights.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all: (i) patented and registered Intellectual Property, and pending patent applications and disclosures or applications for registration of Intellectual Property, owned or filed by the Company or any of its subsidiaries where such patent or registration has not expired or been abandoned within six (6) years prior to the Closing Date; (ii) all trade names, Internet domain names and material unregistered trademarks, material unregistered service marks and material unregistered copyrights (other than in Company Software, as defined below, and in computer software under (iv) below) owned by the Company or any of its subsidiaries; (iii) all material computer software owned by and currently distributed or maintained by the Company or any of its subsidiaries (“Company Software”), listed by major product line and version level; (iv) other than Company Software, all other material computer software owned by the Company or its subsidiaries (e.g., internally developed back office software, shelved or future product lines, etc.); (v) all material licenses or similar agreements or arrangements, in effect as of the date hereof, in which the Company or any of its subsidiaries is a licensee of Intellectual Property, including, without limitation, all material computer software agreements: (a) through which the Company or its subsidiaries embeds, redistributes, resells or otherwise sublicenses such software (“Solution Partner Software”), including an indication of whether the Company modifies the source code to such Solution Partner Software to embed into the Company Software and does not make it available on a standalone basis and an indication of which Company Software product lines may offer inclusion of such Solution Partner Software, (b) used by the Company or its subsidiaries in the development of Company Software (“Development Software”), and (c)

relating to information technology used in the operations of the Company (“IT Software”) for which the Company and its subsidiaries pay more than $50,000 in annual fees, including support fees; (vi) other than customer contracts entered into in the ordinary course of business and “Affiliate” agreements wherein such Affiliates have no right to directly license Company Software to customers, all material licenses or similar agreements or arrangements to which the Company is a licensor of Intellectual Property (e.g., reseller agreements, OEM agreements, etc.); and (vii) all other settlement agreements, standstill and consent agreements, standalone intellectual property indemnification agreements and standalone software escrow agreements in effect as of the date hereof, relating to the use of Intellectual Property by the Company or its subsidiaries. Except as noted in Section 3.15(b) of the Company Disclosure Schedule, the Company or its subsidiaries: (a) own and possess all right, title and interest in and to the items listed in clauses (i) through (iv) of the preceding sentence, except for any portion of Company Software that is Solution Partner Software, free and clear of Liens other than as described on Section 3.15(b) of the Company Disclosure Schedule, and (b) own and possess, free and clear of any Liens, or have a valid and enforceable license (including, without limitation, for any Solution Partner Software) to use, distribute or maintain all other material Intellectual Property necessary for the operation of their respective businesses as currently conducted.

(c) Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries, nor the operation of the Company’s and its subsidiaries’ businesses as currently or previously conducted, has infringed or misappropriated within six (6) years prior to the Closing Date, or has been, within six (6) years prior to the Closing Date, or is currently alleged to infringe or misappropriate the Intellectual Property rights of others, and neither the Company nor any of its subsidiaries has received within the six (6) years prior to the Closing Date any notice demanding or offering to license or alleging infringement or misappropriation of the Intellectual Property rights of others; provided, however, any representation shall be to the knowledge of the Company with respect to those subsidiaries or business units acquired by the Company within six (6) years prior to the Closing Date with respect to those allegations or claims that may have been asserted prior to any such acquisition, provided that the Company performed commercially reasonable investigations regarding such allegations or claims prior to any such acquisition. Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any of its subsidiaries is currently outstanding or, to the knowledge of the Company, is threatened. To the knowledge of the Company, the Intellectual Property owned by or licensed to the Company or any of its subsidiaries has not been infringed or misappropriated by other Persons, except for any such infringement or misappropriation which, individually or in the aggregate, would not be reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, all Intellectual Property owned or used by the Company or any of its subsidiaries as of the date hereof will be owned or available for use by the Company or such subsidiary on substantially the same terms and conditions immediately subsequent to the Closing, except for such changes which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or as otherwise directed or required by Infor or Merger Sub in accordance with Section 5.01 of the Agreement.

(d) The Company and its subsidiaries have taken all reasonably necessary measures to maintain and protect its Intellectual Property, including (i) protecting the secrecy, confidentiality, validity, enforceability or ownership of any such Intellectual Property (except for the secrecy and confidentiality of the source code of Company Software as further detailed in Section 3.15(e)) required to conduct their respective current businesses, and (ii) maintaining their patented or registered Intellectual Property and applications therefor, except for those actions, which individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.15(c) of the Company Disclosure Schedule and except for developers outside the United States whose duties are limited to the localization of Company Software, each current employee of the Company and its subsidiaries who either contributes to or develops the Intellectual Property of the Company or its subsidiaries (including, without limitation, the Company Software) has executed a nondisclosure and assignment of Intellectual Property agreement with the Company or such subsidiary. Each consultant who either has contributed to or developed Intellectual Property of the Company or its subsidiaries (including, without limitation, the Company Software), or performs work that reasonably requires assignment of Intellectual Property to the Company or its subsidiaries, has executed an assignment agreement assigning to the Company or its subsidiaries all Intellectual Property made by such consultant in the course of providing services to the Company or any of its subsidiaries. To the knowledge of the Company, no employees, officers or consultants of the Company or any of its subsidiaries, past or present, is in violation of any such agreement. Except as described in Section 3.15(d) of the Company Disclosure Schedule, no prior or current employee, officer or consultant of the Company or any of its subsidiaries has or has asserted any ownership interest in any Intellectual Property used by the Company or its subsidiaries in the operation of their respective businesses.

(e) Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, the Company Software does not contain any open source or freeware and the sale or licensing of the Company Software in the ordinary course of business is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring the Company to disclose source code to any of the Company Software and any other software for which a reasonably prudent Person would hold in confidence. The Company and its subsidiaries have maintained the secrecy and confidentiality of the source code for the Company Software identified by product line and version level as set forth on Schedule 3.15(e) of the Company Disclosure Schedule and the source code for any other Company Software (the “Company Source Code”) has only been provided to the Company’s “Affiliates” and customers for customization purposes. Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, neither the Company nor its subsidiaries has asserted any claims against any of its “Affiliates” or customers regarding the misuse, misappropriation or unauthorized release of the Company Source Code. Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, no Person has asserted any right to access any source code for any Company Software pursuant to any release provision of any source code escrow provisions or agreements which the Company or its subsidiaries may have undertaken in the ordinary course of business. The Company has obtained representations, warranties and indemnities from the transferring party relating to title to any Company Software which the Company has acquired in connection with any prior acquisitions. To the knowledge of the Company, there are no defects in the Company Software that would prevent the unmodified Company Software from performing substantially in accordance with its published user specifications, except for such defects that may be addressed by the Company’s standard maintenance and support obligations or that would not reasonably be expected to have a Company Material Adverse Effect. Other than license keys in the Company Software, there are no viruses, worms, Trojan horses or similar programs in the Company Software. The Company is in possession of the source code (to the extent needed) and object code for all Company Software, Solution Partner Software, Development Software and IT Software reasonably necessary for the use, maintenance, enhancement or development of such software as currently used in, or currently under development for, the business, except for such source code or object code where the Company’s failure to possess such source code or object code would not reasonably be expected to have a Company Material Adverse Effect. The computer software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar or related items of automated, computerized and/or software system(s) that are used or relied on by the Company and its subsidiaries in the conduct of its business is sufficient in all material respects for the current needs of such business and the Company or its subsidiaries has purchased a sufficient number of license seats for all Development Software and IT Software currently used in the Company’s or its subsidiaries’ business.

3.16 Licenses and Permits. The Company and its subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority (“Permits”) necessary for the Company and its subsidiaries to own, lease and operate its properties and carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits, individually or in the aggregate, would not have a Company Material Adverse Effect. As of the date hereof, all of the Company Permits are in full force and effect and no violation, suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where not being in full force and effect or the violation, suspension or cancellation of such Company Permits, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as disclosed in Section 3.16 of the Company Disclosure Schedule and except where the failure of the following to be true would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect, none of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions.

3.17 Material Contracts.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list (as of the date of this Agreement) of (i) each Contract with the top twenty-five (25) new license customers of the Company and its subsidiaries and the top twenty-five (25) maintenance customers of the Company and its subsidiaries (in each case, based on payments made by such customers during the 2004 fiscal year), (ii) all Contracts or indentures relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its subsidiaries, including the amount of funded indebtedness for borrowed money outstanding as of the date hereof under any such Contract or indenture, (iii) all joint venture or other similar agreements or other Contracts involving the purchase or disposition of any business or any material assets to which the Company or any of its subsidiaries is or has been a party since January 1, 2002, (iv) all lease agreements to which the Company or any of its subsidiaries is a party with annual lease payments in excess of $100,000, (v) Contracts under which the Company or any of its subsidiaries has advanced or loaned any third party an amount in excess of $100,000 (excluding, for avoidance of doubt, trade accounts receivable incurred in the ordinary course of business), (vi) each Contract with or groups of related Contracts with third parties constituting the thirty-five (35) parties to which the Company and its subsidiaries made the largest dollar amount of cash payments during the 2004 fiscal year (other than pursuant to the leases described in clause (iv)), (vii) Contracts containing non-compete or non-solicitation covenants or most favored nations provisions enforceable against the Company or any of its subsidiaries, and (viii) warranty agreements with respect to the Company’s or its subsidiaries’ services or products, other than warranties granted in the ordinary course of business (the items listed in clauses (i) through (viii) hereof, together with any Contract required to be disclosed pursuant to Section 3.15 hereof, collectively, the “Material Contracts”). The Company has made available to Merger Sub or its representatives a correct and complete copy of each Material Contract listed in Section 3.17(a) of the Company Disclosure Statement.

(b) Except as disclosed in Section 3.17(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries is, nor to the Company’s knowledge, is any other party, in default under any Material Contract and (ii) to the Company’s knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except in either case, any such default which has not had, and could not reasonably be expected to have, a Company Material Adverse Effect. All Contracts to which the Company or any of its subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or any such subsidiary, as the case may be, and to the Company’s knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to the general principles of equity, and except with respect to any such failure to be valid and binding, in full force and effect or enforceable which has not had, and could not reasonably be expected to have, a Company Material Adverse Effect.

3.18 Environmental Laws. Except as disclosed in Section 3.18 of the Company Disclosure Schedule and except to the extent it has not had, and could not reasonably be expected to have, a Company Material Adverse Effect:

(a) The Company and its subsidiaries have complied and are in compliance with all Environmental Laws applicable to its business as presently or previously conducted, including without limitation all environmental permits required for the occupation of the Company’s or its subsidiaries’ properties or facilities.

(b) Neither the Company nor any of its subsidiaries has received any notice, report or other information regarding any violation of, or liability under, Environmental Laws with respect to its past or current operations, properties or facilities.

(c) Neither the Company nor any of its subsidiaries, nor, to the Company’s knowledge, any predecessor of the Company or its subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, or owned or operated its business or any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to CERCLA or any other Environmental Laws.

(d) The Company has furnished to Merger Sub and Infor all environmental audits, reports and other material environmental documents relating to the Company or any of its subsidiaries or its or their past or current operations, properties or facilities which are in its or their possession or under its or their reasonable control.

“Environmental Laws” shall mean all federal, state, local and foreign (including without limitation United Kingdom and European Union) statutes, regulations, ordinances and other requirements having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, as the foregoing are enacted or in effect, on or prior to the Closing Date.

3.19 Rights Plan. The Company has amended the Rights Agreement to ensure that (a) none of the events triggering the right to purchase Series F Junior Participating Preferred Stock described in Section 11(a)(ii) of the Rights Agreement, a “Distribution Date” or a “Stock Acquisition Date” (in each case as defined in the Rights Agreement) will occur, and none of Merger Sub, Infor or any of their “Affiliates” or “Associates” will be deemed to be an “Acquiring Person” (in each case as defined in the Rights Agreement), by reason of the execution and delivery of this Agreement or the consummation of the Transactions and (b) the Rights (as defined in the Rights Agreement) will expire immediately prior to the Effective Time.

3.20 Opinion of Financial Advisor. The Special Committee has received the written opinion of SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc. (the “Financial Advisor”) to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of Common Shares pursuant to the Merger is fair to such holders from a financial point of view. The Company has made available a copy of such opinion to Infor and its representatives.

3.21 Brokers. Except for the engagement of the Financial Advisor, none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions. Prior to the execution hereof, the Company has made available to Infor or its representatives a complete and correct copy of all agreements between the Company and any broker, finder or investment banker pursuant to which any such Person would be entitled to any payment relating to the Transactions.

3.22 Special Committee and Company Board Recommendations. The Special Committee has (i) declared the advisability of this Agreement and the Merger and (ii) recommended that the Company Board approve this Agreement and the Merger. Based upon the recommendation of the Special Committee, the Company Board, at a meeting duly called and held, has (i) declared the advisability of this Agreement and the Merger and approved this Agreement and the Merger and (ii) subject to the provisions of Section 5.02 hereof, resolved to recommend that the shareholders of the Company approve and adopt this Agreement and the Merger.

3.23 Required Shareholder Vote. The adoption of this Agreement at the Shareholders Meeting (as defined in Section 5.02) by the holders of a majority of the issued and outstanding Common Shares entitled to vote at the Shareholders Meeting (the “Shareholder Approval”) is the only vote of the holders of any class or series of the Company’s securities necessary to adopt and approve this Agreement, the Merger and the other Transactions.

3.24 Related Party Transactions. Except as set forth in Section 3.24 of the Company Disclosure Schedule or otherwise disclosed in the SEC Reports, to the Company’s knowledge, no director, officer or “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company or any of its subsidiaries owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its subsidiaries, (ii) participating in any material transaction to which the Company or any of its subsidiaries is a party or (iii) otherwise a party to any Material Contract, arrangement or understanding with the Company or any of its subsidiaries, other than with respect to at-will employment arrangements, written employment arrangements or Benefit Plans, all as described in the Company Disclosure Schedule.

3.25 Properties and Assets. The Company and its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of the Company and its subsidiaries as of September 30, 2004 or acquired thereafter, free and clear of any Liens, except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate could not reasonably be expected to materially interfere with or impair the operation of the business of the Company or any of its subsidiaries, except (i) as set forth in Section 3.25 of the Company Disclosure Schedule, (ii) Liens for taxes not yet due and payable or which are otherwise being contested in good faith for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with United States generally accepted accounting principles, (iii) Liens which do not, individually or in the aggregate, materially interfere with or materially impair the conduct of the business of the Company or any of its subsidiaries and (iv) Liens which have not had, and could not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries owns any real property. The real property listed in Section 3.25 of the Company Disclosure Schedule constitutes all of the material real property used or occupied by the Company or any of its subsidiaries as of the date hereof. The Company’s and each of its subsidiaries’ buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted). All material leases pursuant to which the Company or any of its subsidiaries are a party are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, to the Company’s knowledge, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Company Material Adverse Effect.

3.26 Labor Matters. Except as set forth in Section 3.26 of the Company Disclosure Schedule, (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, and during the past three years there has not been any such action, (b) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries, (c) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its subsidiaries or of any union claiming to represent the employees of the Company or any of its subsidiaries, nor does any question concerning representation exist concerning such employees, (d) the Company and its subsidiaries are, and have at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, (e) there is no pending, or to the knowledge of the Company, threatened unfair labor practice charge or complaint against the Company or any of its subsidiaries before the National Labor Relations Board or any similar state or foreign agency, (f) there is no grievance arising out of any collective bargaining agreement, (g) to the Company’s knowledge, no charges with respect to or relating to the

Company or any of its subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (h) neither the Company nor any of its subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and no such investigation is in progress and (i) there are no material complaints, lawsuits or other proceedings pending or to the knowledge of the Company threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. To the knowledge of the Company, as of the date hereof, no executive officer or other key employee of the Company or any of its subsidiaries is subject to any noncompete, nonsolicitation, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of the Company and its subsidiaries, except agreements between the Company or any subsidiary of the Company and its present and former officers and employees.

3.27 Insurance. Set forth in Section 3.27 of the Company Disclosure Schedule is a list of all insurance policies maintained by the Company and each of its subsidiaries and a description of the type of insurance covered by such policies, the dollar limit of the policies and the annual premiums for such policies. All premiums due and payable under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. As of the date hereof, neither the Company nor any of its subsidiaries maintains any material self-insurance or co-insurance programs. As of the date hereof, neither the Company nor any of its subsidiaries has any disputed claim or claims with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its subsidiaries.

3.28 Company Expenses. Section 3.28 of the Company Disclosure Schedule sets forth the Company’s good faith estimate of the amount of Expenses (as defined in Section 8.01(a)) incurred, or which may be incurred prior to the Effective Time, by the Company in connection with the Transactions including, but not limited to, those incurred or which may be incurred by the Financial Advisor and counsel to the Company (including Expenses incurred in connection with the preparation and filing of the Proxy Statement but excluding Expenses incurred in connection with any litigation with respect to, arising from or related to the Transactions) and the cost of the Tail Policy.

3.29 State Takeover Statutes. The Company Board has taken all actions so that no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (including any such statute or regulation under the GBCC) applicable to the Company shall be applicable to the Merger or the other Transactions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MERGER SUB, INFOR AND PARENT

Except as set forth in the disclosure schedule delivered by Merger Sub, Infor and Parent to the Company prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”) (it being agreed that any disclosure set forth on any particular schedule of the Purchaser Disclosure Schedule shall be deemed disclosed in another schedule of the Purchaser Disclosure Schedule if disclosure with respect to the particular schedule is sufficient to make reasonably clear the relevance of the disclosure to such other schedule), each of Merger Sub, Infor and Parent jointly and severally represent and warrant to the Company that:

4.01 Organization and Qualification. Each of Merger Sub, Infor and Parent is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the laws of its jurisdiction of formation and has the requisite power and authority to carry on its business as now being conducted, except where the failure to be in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect (as defined below). Each of Merger Sub, Infor and Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. As used in this Agreement, the term “Purchaser Material Adverse Effect” means any effect, event or change that prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of Infor, Merger Sub and Parent to perform in all material respects their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof, other than any Purchaser Excluded Matters. As used in this Agreement, “Purchaser Excluded Matters” means any one or more of the following effects, events or changes: (a) the effect of any change arising in connection with any “act of God” including, without limitation, weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (b) the effect of any change caused by the taking of any action by Parent, Infor or Merger Sub that has been approved in writing by the Company, (c) any change or effect resulting from a change in accounting rules or procedures announced by the Financial Accounting Standards Board, the SEC or any other accounting body with authority to promulgate U.S. generally accepted accounting principles or (d) resulting from or arising out of any change in any Law applicable to Parent or Infor or their industry.

4.02 Charter Documents and Bylaws. Parent has heretofore made available to the Company or its representatives a complete and correct copy of the amended and restated memorandum and articles of association of Parent in full force and effect as of the date hereof. Parent is not in violation of any of the provisions of its amended and restated memorandum and articles of association. Infor has heretofore made available to the Company or its representatives a complete and correct copy of the amended and restated memorandum and articles of association of Infor in full force and effect as of the date hereof. Infor is not in violation of any of the provisions of its amended and restated memorandum and articles of association. Infor has heretofore made available to the Company or its representatives a complete and correct copy of the articles of incorporation and the bylaws of Merger Sub in full force and effect as of the date hereof. Merger Sub is not in violation of any of the provisions of its articles of incorporation or bylaws.

4.03 Authority Relative to this Agreement. Each of Merger Sub, Infor and Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions pursuant to applicable law. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub, Infor or Parent are necessary to authorize their execution and delivery of this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the GBCC). This Agreement has been duly and validly executed and delivered by each of Merger Sub, Infor and Parent, and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes the valid and binding obligations of each of Merger Sub, Infor and Parent, enforceable against them in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

4.04 No Violation; Required Filings and Consents.

(a) The execution and delivery by each of Merger Sub, Infor and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub, Infor and Parent of the Transactions will not, (i) conflict with or violate any provision of Parent’s amended and restated memorandum and articles of association or conflict with or violate any provision of the articles of incorporation or bylaws or equivalent organizational documents of any subsidiary of Parent (including Infor and Merger Sub), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made or complied with, conflict with or violate any Law applicable to Parent or any of its subsidiaries or by which any asset of Parent or any of its subsidiaries is bound or affected, (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which Parent or any subsidiary of Parent is entitled under any provision of any Contract applicable to any of them or their respective properties or assets or (iv) result in the creation or imposition of a Lien on any asset of Parent or any of its subsidiaries, except in the case of clauses (ii), (iii) and (iv) of this Section 4.04(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(b) The execution and delivery by each of Merger Sub, Infor and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub, Infor and Parent of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Nasdaq, the HSR Act and the rules and regulations thereunder, any required consent, approval, authorization, permit, filing or notification pursuant to applicable foreign merger control or competition laws and regulations and filing and recordation of appropriate documents for the Merger as required by the GBCC and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

4.05 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to Parent’s or Infor’s knowledge, threatened against Parent or any of its subsidiaries, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect. As of the date hereof, neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree.

4.06 Financing. Infor has provided the Company copies of (i) the commitment letter from the parties named therein addressed to Infor relating to the debt financing to be provided in connection with the Transactions (the “Debt Commitment Letter”) and (ii) the commitment letter from Golden Gate Private Equity, Inc. addressed to Parent relating to the equity financing to be provided in connection with the Transactions (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”). The Commitment Letters are in full force and effect as of the date hereof.

4.07 Brokers. No broker, finder, financial adviser or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, Parent or any of its subsidiaries.

4.08 Information to be Supplied. Parent, Infor and Merger Sub will deliver to the Company all information reasonably requested by the Company for inclusion in the Proxy Statement. None of the information to be supplied by Parent, Infor or Merger Sub to the Company for inclusion in the Proxy Statement to be filed by the Company with the SEC and to be sent to the shareholders of the Company in connection with the Shareholders Meeting will, at the time it is sent to the shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.09 Expenses. The Debt Commitment Letter sets forth Infor’s good faith estimate of the amount of Expenses (as defined in Section 8.01(a)) incurred, or which may be incurred prior to the Effective Time, by Parent, Infor and Merger Sub in connection with the Transactions including, but not limited to, those incurred or which may be incurred by counsel to Parent, Infor and Merger Sub (including Expenses incurred in connection with the financing contemplated by the Commitment Letters or any replacement source of financing, but excluding Expenses incurred in connection with any litigation with respect to, arising from or related to the Transactions).

ARTICLE 5

COVENANTS

5.01 Interim Operations. Except as otherwise contemplated by this Agreement or as set forth on the Company Disclosure Schedule or as agreed to by Infor (which agreement, other than in the case of clauses (b), (c), (d), (e), (f), (g), (k), (l), (o), (q), (r), (s), (v) and (aa) below (and clause (bb) below, to the extent relating to any of the foregoing items), shall not be unreasonably withheld or delayed), the Company covenants and agrees that during the period from the date of this Agreement to the Effective Time (or until termination of this Agreement in accordance with Article 7 hereof):

(a) the business and operations of the Company and its subsidiaries shall be conducted only in the ordinary course of business and the Company and its subsidiaries shall use their reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with their material customers, suppliers, licensors, licensees, advertisers, distributors and other material third parties having business dealings with them and to preserve the goodwill of their respective businesses;

(b) the Company shall not (i) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights or phantom interests), except for (A) issuances of Common Shares upon the exercise of Options and Warrants outstanding as of the date hereof and (B) issuances of Common Shares pursuant to the Purchase Plan or the DSIP or (ii) repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to repurchase, redeem or otherwise acquire, any shares of capital stock or other equity interests of the Company or any of its subsidiaries (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any of its subsidiaries);

(c) the Company shall not (i) sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by it in any of its subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries, (ii) amend or otherwise change its articles of incorporation or bylaws or permit any of its subsidiaries to amend its articles of incorporation, bylaws or equivalent organizational documents or (iii) split, combine or reclassify any shares of its capital stock, and shall not permit any of its subsidiaries to split, combine or reclassify any shares of its capital stock;

(d) the Company shall not, and shall not permit any of its subsidiaries to, declare, set aside or pay any dividends on (whether in cash, stock or other property), or make any other distributions in respect of, any of its capital stock (except for dividends paid by direct or indirect wholly owned subsidiaries to the Company);

(e) neither the Company nor any of its subsidiaries shall (i) grant or agree to any increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer or employee except (A) for increases and bonuses expressly contemplated by or required under existing employment agreements and bonus plans, (B) for increases in compensation to employees in the ordinary course of business consistent with past custom and practice, (C) in connection with accelerating the vesting schedules of the Options and terminating the Options and the Stock Plans and (D) as set forth in Section 5.01(e) of the Company Disclosure Schedule, (ii) enter into any new or materially amend any existing employment, consulting, severance, termination, change-of-control or indemnification agreement with any current or former director, officer or employee of the Company, (iii) except as may be required to comply with applicable Law and except as provided or otherwise contemplated in this Agreement (including, without limitation, Section 2.02 hereof), become obligated under any Benefit Plan that was not in existence on the date hereof or amend, modify or terminate any Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date hereof or (iv) except as may be required to comply with applicable Law and except as provided or otherwise contemplated in this Agreement (including, without limitation, Section 2.02 hereof), pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of, acceleration of, exercisability of or vesting of stock options, stock appreciation rights or restricted stock, except as otherwise contemplated by this Agreement), except in connection with accelerating the vesting schedules of the Options and terminating the Options and the Stock Plans and except for the payment of the employer match under the Company’s 401(k) plan;

(f) the Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire, including, without limitation, by merging or consolidating with, or purchasing the assets or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(g) the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its properties or assets other than (i) pursuant to existing contracts and commitments described in Section 5.01(g) of the Company Disclosure Schedule, (ii) immaterial properties or assets (or immaterial portions of properties or assets), (iii) inventory in the ordinary course of business consistent with past practice, (iv) in the ordinary course of business, including without limitation, the grant of licenses by the Company to customers for such customers’ use of the Company’s products and services and (v) Liens relating to Taxes that are not yet due and payable or otherwise being contested in good faith and as to which appropriate reserves have been established by the Company in accordance with U.S. generally accepted accounting principles;

(h) the Company shall not, and shall not permit any of its subsidiaries to, incur, assume or pre-pay any indebtedness for borrowed money or enter into any agreement to incur, assume or pre-pay any indebtedness for borrowed money, or guarantee, or agree to guarantee, any such indebtedness or obligation of another person, or issue or sell, or agree to issue or sell, any debt securities or options, warrants or calls or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

(i) the Company shall not, and shall not permit any of its subsidiaries to, make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any person or entity, other than loans or capital contributions between or among the Company and any of its wholly-owned subsidiaries and cash advances to the Company’s or any such subsidiary’s employees for reimbursable travel and other business expenses incurred in the ordinary course of business consistent with past practice;

(j) the Company shall not, and shall not permit any of its subsidiaries to, assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for the obligations of the subsidiaries of the Company permitted under this Agreement;

(k) neither the Company nor any of its subsidiaries shall adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than any transaction specifically contemplated by this Agreement);

(l) the Company shall not, and shall not permit any of its subsidiaries to, (i) enter into, or materially amend, modify or supplement any Material Contract outside the ordinary course of business consistent with past practice (except as may be necessary for the Company to comply with its obligations hereunder and except as set forth in item #1 in Section 5.01(l) of the Company Disclosure Schedule), (ii) waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or otherwise) or (iii) amend, modify or supplement any agreement pursuant to which the Company or any of its subsidiaries leases any of the real property required to be disclosed in Section 3.25 of the Company Disclosure Schedule;

(m) the Company shall not, and shall not permit any of its subsidiaries to, authorize or make any capital expenditures (other than pursuant to commitments prior to the date hereof disclosed in Section 5.01(m) of the Company Disclosure Schedule or otherwise required in the ordinary course of business);

(n) the Company and its subsidiaries shall comply with their obligations under the Material Contracts as such obligations become due;

(o) except for customer contracts entered into in the ordinary course of business, the Company shall not, and shall not permit its subsidiaries to, renegotiate or enter into any new license, agreement or arrangement relating to any Intellectual Property, including for any current or new Solution Partner Software;

(p) the Company and its subsidiaries (i) shall continue in force insurance covering risks of such types and in such amounts as are consistent with the Company’s past practices and (ii) shall not permit any insurance policy naming it as beneficiary or loss payable payee to be canceled or terminated;

(q) the Company shall not, and shall not permit any of its subsidiaries to, enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any current or former officer, director, employee or other affiliate of the Company or any of its subsidiaries (or any affiliate of any of the foregoing) other than as contemplated by this Agreement and other than employment of employees on an “at-will” basis and other modifications to employee compensation permitted by this Agreement;

(r) the Company shall not, and shall not permit any of its subsidiaries to, establish or acquire (i) any subsidiary other than wholly-owned subsidiaries or (ii) subsidiaries organized outside of the United States and its territorial possessions;

(s) the Company shall not, and shall not permit any of its subsidiaries to, amend, modify or waive any term of any outstanding security of the Company or any of its subsidiaries, except (i) as required by this Agreement, (ii) in connection with accelerating the vesting schedules of the Options to the extent required by the Stock Plans or the agreements pursuant to which such Options were granted and (iii) in connection with terminating the Options and the Stock Plans;

(t) the Company shall, and shall cause its subsidiaries to, (i) maintain any real property to which the Company and any of its subsidiaries have a leasehold interest (including, without limitation, the furniture, fixtures, equipment and systems therein) in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation, (ii) timely pay all taxes, water and sewage rents, assessments and insurance premiums affecting such real property and (iii) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to such real property and the use and operation thereof;

(u) the Company shall not, and shall not permit any of its subsidiaries to, enter into any labor or collective bargaining agreement, memorandum or understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by Law;

(v) the Company shall not, and shall not permit any of its subsidiaries to, settle or compromise any pending or threatened suit, action, claim or litigation, except with respect to the settlement or compromise of any such matter which does not involve equitable or injunctive relief and does not obligate the Company and its subsidiaries to make aggregate cash payments exceeding $50,000;

(w) the Company shall not, and shall not permit any of its subsidiaries to, change any of the material accounting policies, practices or procedures (including material tax accounting policies, practices and procedures) used by the Company and its subsidiaries as of the date hereof, except as may be required as a result of a change in applicable Law or in U.S. generally accepted accounting principles;

(x) the Company shall not, and shall not permit any of its subsidiaries to, revalue in any material respect any of its assets (including, without limitation, writing down or writing off any notes or accounts receivable in any material manner), except as required by U.S. generally accepted accounting principles;

(y) the Company shall not, and shall not permit any of its subsidiaries to, make or change any material tax election, make or change any material method of accounting with respect to Taxes except as may be required as a result of a change in applicable Law, settle or compromise any material Tax liability or file any material amended Tax Return;

(z) the Company shall not, and shall not permit any of its subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected on or reserved in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice or (ii) the payment of the Company’s Expenses (as defined herein), including the payment of the fees and expenses of the Special Committee and the costs, fees and expenses incurred by the Special Committee;

(aa) the Company shall not, and shall not permit any of its subsidiaries to, take, or agree or commit to take, any action that would, or is reasonably likely to, make any representation or warranty of the Company contained in this Agreement inaccurate at, or as of any time prior to, the Effective Time or result in any of the conditions to the Merger set forth in Article 6 not being satisfied, or omit, or agree to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or to prevent any such condition from not being satisfied; and

(bb) the Company shall not, and shall not permit any of its subsidiaries to, agree or commit to do any of the foregoing.

5.02 Shareholders Meeting.

(a) The Company, acting through the Company Board, shall, in accordance with applicable law and its articles of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Shareholders Meeting”) as soon as reasonably practicable following the clearance by the SEC of the Proxy Statement for the purpose of considering and voting upon the approval and adoption of this Agreement, the Merger and such other matters as may be necessary to effectuate the Transactions. The Company Board, based upon the recommendation of the Special Committee, shall (i) recommend to the shareholders of the Company the approval and adoption of this Agreement and the Merger, (ii) include in the Proxy Statement such favorable recommendation of the Company Board that the shareholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger, (iii) take all lawful actions to solicit such approval from the shareholders of the Company and (iv) not withdraw or modify such favorable recommendation; provided, however, notwithstanding the foregoing, the Company Board may withdraw, change or modify such favorable recommendation, cancel or adjourn the Shareholder’s Meeting or not submit this Agreement or the Merger for approval by the Company’s shareholders at the Shareholder’s Meeting or any adjournment or continuation thereof if the Company Board, after consultation with independent outside legal counsel, determines in good faith that such action is necessary for the Company Board to comply with its fiduciary duties to the Company’s shareholders under applicable law.

(b) As soon as reasonably practicable following the execution of this Agreement and in connection with the Shareholders Meeting, the Company shall (i) promptly prepare and file with the SEC, use its reasonable efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable the Proxy Statement and all other proxy materials required in connection with such meeting, (ii) notify Merger Sub and Infor of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Merger Sub and Infor copies of all correspondence between the Company or any representative of the Company and the SEC, (iii) shall give Merger Sub and Infor and their counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Merger Sub and Infor and their counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (iv) subject to the rights of the Company Board to take the action described in the proviso in Section 5.02(a) and the right of the Company to terminate this Agreement as provided in Section 5.10(b), use its reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement and the Merger and otherwise to comply with all legal requirements applicable to such meeting.

5.03 Filings and Consents. Subject to the terms and conditions of this Agreement, each of the parties hereto (i) shall use all reasonable efforts to cooperate with one another in determining which filings are required to be made by each party prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained by each party prior to the Effective Time from, Governmental Authorities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (ii) shall use reasonable efforts to assist the other parties hereto in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other party. Without limiting the foregoing, each of the parties hereto shall (and shall use its reasonable efforts to cause their affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide assistance to each other in seeking early termination of any waiting period under the HSR Act or any foreign merger control or competition laws and regulations, if applicable; it being agreed that no party shall be under any obligation to divest of any assets or hold separate any assets or take any other similar measures in connection with any demand therefor by any Governmental Authority as a pre-condition to the approval of the Transactions by any such Governmental Authority. Prior to making any application to or filing with any Governmental Authority in connection with this Agreement, each party shall provide the other party with drafts thereof (excluding any confidential information included therein) and afford the other party a reasonable opportunity to comment on such drafts. Each of the Company and Infor shall bear one half of the fees of any required filing to be made with any Governmental Authorities in connection with the Transactions.

5.04 Access to Information. From the date of this Agreement until the earlier of the Effective Time or the date this Agreement is properly terminated in accordance with Article 7, and subject to the requirements of any Law, including any anti-trust Law, the Company will, and will cause each of its subsidiaries and its and their affiliates, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the “Company Representatives”) to, give Merger Sub and Infor and their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants and financing sources (collectively, the “Purchaser Representatives”) access, upon reasonable notice and during the Company’s normal business hours, to the offices and other facilities, to the senior officers and other Company Representatives, and to the books and records of the Company and each of its subsidiaries and will cause the Company Representatives and its subsidiaries to furnish or make available to Infor, Merger Sub and the Purchaser Representatives such financial and operating data and such other information with respect to the business and operations of the Company or any of its subsidiaries as Infor, Merger Sub or the Purchaser Representatives may from time to time reasonably request. Unless otherwise required by Law, each of Infor and Merger Sub will, and will cause the Purchaser Representatives to, hold any such information in confidence in accordance with the terms of the Confidentiality Agreement (as defined below). Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms and provisions of the Confidentiality Agreement (the “Confidentiality Agreement”), between Infor and the Company shall apply to all information furnished to any Purchaser Representative by any Company Representative hereunder or thereunder.

5.05 Notification of Certain Matters. Each of the parties hereto shall promptly notify the others in writing of (a) receipt of any notice from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (b) any Company Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be, (c) any material claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any of its subsidiaries or any of their property or assets, (d) any representation or warranty made by such party contained in this Agreement becoming untrue or inaccurate in any material respect and (e) any failure of the Company, Merger Sub or Infor, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification or investigation by any party shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.06 Public Announcements. Each of the parties hereto agrees that, promptly following the execution of this Agreement, the Company shall (a) issue a press release substantially in the form attached hereto as Exhibit 5.06 announcing the execution of this Agreement and the Transactions (the “Press Release”) and (b) file a current report with the SEC on Form 8-K attaching the Press Release and a copy of this Agreement as exhibits. Thereafter, the parties hereto agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the other Transactions, agree to provide to each other for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable Law or any listing agreement with a securities exchange or Nasdaq.

5.07 Indemnification; Directors’ and Officers’ Insurance.

(a) The articles of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation as are set forth in the Company’s articles of incorporation and bylaws as in effect at the date hereof (to the extent consistent with applicable Law), which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Company’s articles of incorporation or bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), unless otherwise required by applicable Law.

(b) From and after the Effective Time and until 180 days following the expiration of any statute of limitation applicable to the claim asserted against an Indemnified Party (as hereafter defined) and for which indemnification is sought hereunder, the Surviving Corporation shall indemnify, defend and hold harmless each person who is or has been prior to the date hereof or who becomes prior to the Effective Time an officer, director, employee or agent of the Company (collectively, the “Indemnified Parties”) against all losses, claims, damages, expenses, liabilities or amounts that are paid in settlement of, or otherwise incurred (“Losses”) (but only to the extent such Losses are not otherwise covered by insurance and paid), in connection with any claim, action, suit, demand, proceeding or investigation (a “Claim”), to which any Indemnified Party is or may become a party to by virtue of his or her service as a present or former director, officer, employee or agent of the Company and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, in connection with or relating to the Transactions), in each case, to the fullest extent permitted and provided in the Company’s articles of incorporation and bylaws as in effect at the date hereof (and shall pay expenses in advance of the final disposition of the Claim(s) that are reasonably incurred in defending any such action or proceeding to each Indemnified Party to the fullest extent permitted under the GBCC as provided in the Company’s articles of incorporation and bylaws as in effect at the date hereof, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by the GBCC).

(c) Any Indemnified Party wishing to claim indemnification under this Section 5.07 after the Effective Time, upon learning of any such Claim, shall notify the Surviving Corporation thereof (although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability that the Surviving Corporation may have under this Section 5.07, except to the extent such failure materially prejudices the Surviving Corporation). In the event of any such Claim, the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or if there is an actual or potential conflict of interest between, or different defenses exist for the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to him or her and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received by the Surviving Corporation; provided, however, that (i) the Surviving Corporation shall not, in connection with any such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) Prior to the Effective Time, the Company shall procure a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy (the “Tail Policy”) with terms and conditions reasonably satisfactory to the Company Board, so long as the cost thereof does not exceed the amount set forth in Section 5.07(d) of the Company Disclosure Schedule in the aggregate, it being agreed that the Company shall use commercially reasonable efforts to obtain competitive quotes for such insurance coverage in an effort to reduce the cost thereof and shall keep Parent, Infor and Merger Sub reasonably informed of the status of the procurement of the Tail Policy and consult with Parent, Infor and Merger Sub prior to completing the procurement of the Tail Policy.

(e) This Section 5.07 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs, legal representatives, successors, assigns and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. The provisions of this Section 5.07 are in addition to, and not in substitution for, any other rights to indemnification that the Indemnified Parties, their heirs and personal representatives may have by contract or otherwise.

(f) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, as a condition to such consolidation, merger, transfer or conveyance, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume and agree to perform the obligations set forth in this Section 5.07.

(g) In the event of a conflict between the provisions of this Section 5.07 and the provisions of the Company’s articles of incorporation and bylaws, as in effect as of the date hereof, providing for the indemnification of directors and officers, the provisions of such articles of incorporation and bylaws shall control.

5.08 Further Assurances; Reasonable Best Efforts. Except as otherwise provided in this Agreement, prior to the Effective Time, the parties hereto shall use their reasonable best efforts to take, or cause to be taken, all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as practicable, the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement.

5.09 [Intentionally Omitted].

5.10 No Solicitation.

(a) From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 7, the Company, its subsidiaries and their affiliates shall not, and shall cause the Company Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined in Section 5.10(f)), (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with any Person (other than Merger Sub, Infor or any of the Purchaser Representatives, as applicable) regarding an Acquisition Proposal, or furnish to any Person (other than Merger Sub, Infor or any of the Purchaser Representatives, as applicable) any information or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Merger Sub, Infor or any of the Purchaser Representatives, as applicable) to make or effect an Acquisition Proposal or (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal; provided, however, that nothing contained in this Section 5.10 shall prohibit the Company Board or the Special Committee from furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited Acquisition Proposal (which did not result from a breach of this Section 5.10) if (A) the Company Board or the Special Committee determines in good faith after consultation with its independent outside legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties to the Company’s shareholders under applicable Law, (B) the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in Section 5.10(g)) and (C) prior to furnishing such information to, or engaging in discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement (which agreement shall be provided to Infor for information purposes) with terms no less favorable to the Company, in all material respects, than those contained in the Confidentiality Agreement.

(b) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, if the Company Board or the Special Committee is entitled to furnish information to, or engage in discussions or negotiations with, any Person pursuant to Section 5.10(a), the Company Board may terminate this Agreement in respect of any Acquisition Proposal pursuant to the termination provisions set forth in Article 7 hereof if (A) such Acquisition Proposal constitutes a Superior Proposal and (B) the Company Board, based upon the recommendation of the Special Committee, shall have determined in good faith after consultation with independent outside legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties to the Company’s shareholders under applicable Law.

(c) The Company (i) will promptly (but in any event within one day) notify Infor orally and in writing of the receipt of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry and (ii) will keep Infor fully informed of the status and details (including amendments and proposed amendments) of any such request, Acquisition Proposal or inquiry. Prior to taking any of the actions referred to in Section 5.10(a), the Company Board shall promptly (but in any event within one day) notify Infor orally and in writing of any action it proposes to take with respect to such Acquisition Proposal. After taking any such action, the Company Board shall promptly advise Infor orally and in writing of the status of such action as developments arise or as requested by Infor. Without limiting the foregoing, at least two days prior to taking any of the actions referred to in Section 5.10(b), the Company Board shall notify Infor of any such action it proposes to take and, during such two day period, the Company Board or the Special Committee, as applicable, shall negotiate in good faith with Infor with respect to any revised proposal to acquire the Common Shares that Infor may make prior to or during such two day period.

(d) Nothing contained in this Agreement shall prevent the Company Board from taking, and disclosing to the Company’s shareholders, a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, however, that none of the Company, the Company Board, the Special Committee or any Company Representative shall, except as permitted by Section 5.10(b), propose to approve or recommend any Acquisition Proposal.

(e) The Company and each of its subsidiaries shall immediately cease and cause its affiliates and the Company Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than Merger Sub, Infor or any of the Purchaser Representatives, as applicable) conducted heretofore with respect to any Acquisition Proposal, and shall use its reasonable efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company in connection with such Acquisition Proposal to return or destroy all such information in the possession of any such party or its representatives.

(f) For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 10% or more of the total assets of the Company or any of its subsidiaries, in a single transaction or series of related transactions, (ii) any direct or indirect acquisition or purchase of 10% or more of any class of equity securities of the Company or any of its subsidiaries, in a single transaction or series of related transactions, (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, (iv) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Company or any of its subsidiaries or (v) any public announcement of an agreement, proposal or plan to do any of the foregoing, other than the Transactions contemplated by this Agreement.

(g) For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal by a Person that (i) the Company Board or the Special Committee has determined in good faith, after consultation with the Financial Advisor or any other independent financial advisor of nationally recognized reputation, is more favorable from a financial point of view to the Company’s shareholders than the Merger (including any adjustment to the terms and conditions thereof proposed in writing by Infor in response to any such Acquisition Proposal), (ii) the Company Board or the Special Committee has determined in good faith, after consultation with its independent outside legal counsel, that is of such a nature that they must accept such Acquisition Proposal in order for the Company Board to comply with its fiduciary duties to the Company’s shareholders under applicable Law and (iii) is reasonably capable of being consummated in a timely manner (taking into account all financial, regulatory, legal and other aspects of such proposal (including, without limitation, the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such Acquisition Proposal and any antitrust or competition Law approvals or non-objections)).

5.11 Third Party Standstill Agreements. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, the Company shall not terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which the Company is a party (other than involving Infor or its affiliates). During such period, the Company agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements or to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction.

5.12 SEC Reports. From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, the Company shall use reasonable efforts to file on a timely basis all SEC Reports required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports.

5.13 Delisting. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary (i) to delist the Common Shares from the Nasdaq and (ii) to terminate the registration of the Common Shares under the Exchange Act; provided that such delisting and termination shall not be effective until or after the Effective Time.

5.14 Financing. The Company shall provide, and shall cause its subsidiaries and the Company Representatives to provide, all reasonable cooperation in connection with the arrangement of any financing to be obtained by Infor and its affiliates or the Surviving Corporation in connection with the Transactions (the “Financing”) including, without limitation, (a) promptly providing to Infor’s financing sources all material financial information in their possession with respect to the Company and the Transactions as reasonably requested by Infor or Infor’s financing sources, including, but not limited to, information and projections prepared by the Company relating to the Company and the Transactions, provided such financing sources shall be deemed to be one of Infor’s “representatives” under the Confidentiality Agreement and subject to all obligations imposed therein upon a “representative,” (b) making the Company’s senior officers and other Company Representatives reasonably available to Infor’s financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including, without limitation, presentations to rating agencies, (c) reasonably assisting in the preparation of one or more appropriate offering documents and assisting Infor’s financing sources in preparing other appropriate marketing materials, in each case to be used in connection with the Financing and (d) updating title and releasing security interests in the public records for the Company’s and its subsidiaries’ assets (including their respective material registered Intellectual Property and applications therefor). Infor and Merger Sub shall use commercially reasonable efforts to cause the financing to be obtained under, and on the terms set forth in, the Commitment Letters; provided, however, that Infor and Merger Sub shall be entitled to enter into commitments for alternative financing with other Persons or to modify the capital structure set forth in the Commitment Letters so long as the total committed financing is no less than the amount set forth in the Commitment Letters. Parent, Infor and Merger Sub shall keep the Company reasonably informed of the status of the Financing and shall, in all events, promptly notify the Company of any material change in any material terms and conditions of the Financing from the terms and conditions contained in the Commitment Letters or any other material event or circumstance related to the Financing that, in either such case, could reasonably be expected to cause the Financing (or any permitted alternative financing) to be unavailable to Parent, Infor and Merger Sub as of the Expiration Date.

5.15 Rights Agreement. Unless this Agreement has been terminated pursuant to Article 7 hereof, the Company, acting through the Company Board or otherwise, shall not, without the prior written consent of Infor or except as otherwise provided herein, (a) amend, alter or modify the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement.

5.16 Shareholder Litigation. Each of the parties hereto shall give the others the reasonable opportunity to participate in the defense of any shareholder litigation against the Company, Infor or Merger Sub, as applicable, and their directors relating to the Transactions. The Company agrees that it will not settle any litigation currently pending, or commenced after the date hereof, against the Company or any of its directors by any shareholder of the Company relating to this Agreement or the Merger, without the prior written consent of Infor (which will not be unreasonably conditioned, withheld or delayed). The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Infor to resist any such effort to restrain or prohibit or otherwise oppose the Merger.

5.17 Conveyance Taxes. Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable by the Company or any of its subsidiaries in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

5.18 Special Meeting. Unless this Agreement has been terminated pursuant to Article 7 hereof, the Company shall take no action to call a special meeting of shareholders of the Company without the prior consent of Infor unless compelled by legal process, except in accordance with this Agreement.

5.19 State Takeover Laws. The Company shall, upon the request of Infor, take all reasonable steps to assist in any challenge by Infor to the validity or applicability to the Transactions, including the Merger, of any state takeover law.

5.20 Transition Assistance. The parties hereto shall work cooperatively to implement a transition plan to be developed by Infor to integrate the businesses of the Company and Infor as seamlessly as possible and as soon as reasonably practicable on or after the Effective Time. Without limiting the generality of the foregoing, the Company will assist Infor in an effort to integrate and rationalize the separate employee benefit plans and arrangements maintained by each of the Company and Infor as soon as possible on or after the Effective Time, and will take all commercially reasonable actions requested by Infor in furtherance thereof. Prior to the Effective Time, the Company Board shall adopt resolutions terminating the Mapics, Inc. 401(k) Plan effective immediately prior to the Effective Time. As of the Effective Time, the Company shall make no further contributions to the Mapics, Inc. 401(k) Plan (other than contributions which relate to compensation paid for services rendered on or prior to the date of the termination of the Mapics, Inc. 401(k) Plan), all participants in the Mapics, Inc. 401(k) Plan shall vest 100% in their respective account balances, and the plan administrator of the Mapics, Inc. 401(k) Plan shall be authorized, but not directed, to apply for a favorable determination letter from the Internal Revenue Service with respect to the termination of the Mapics, Inc. 401(k) Plan. The Company shall be entitled to communicate, prior to the Effective Time, with the employees of the Company and other participants in the Mapics, Inc. 401(k) Plan regarding the effect of such plan termination.

5.21 Termination of Agreements. The Company shall, promptly following the execution of this Agreement, take all steps required to terminate the Contracts listed on Section 5.21 of the Company Disclosure Schedule.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Infor and Merger Sub to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(a) Company Shareholder Approval. The Company shall have obtained the Shareholder Approval at the Shareholders Meeting in accordance with the GBCC, the Company’s articles of incorporation and its bylaws.

(b) No Orders and Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect and has the effect of preventing or prohibiting consummation of the Merger or otherwise imposing material limitations on the ability of Merger Sub and Infor effectively to acquire or hold the business of the Company and its subsidiaries; provided, however, that each of the parties hereto shall use their commercially reasonable efforts to have any such Order vacated.

(c) Material Consents. All material consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Authorities required to be made or obtained prior to the consummation of the Merger shall have been made or obtained.

(d) HSR Act. Any waiting period (and any extension thereof) under the HSR Act or merger control or competition laws or regulations applicable to the consummation of the Merger shall have expired or terminated.

6.02 Conditions to Obligations of Parent, Merger Sub and Infor. The obligations of each of Parent, Merger Sub and Infor to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by Infor, acting under the direction of its board of directors, in writing prior to the Effective Time:

(a) Representations and Warranties. The Identified Company Representations (as defined below) shall be true and correct in all respects and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date or time (in which case such Identified Company Representations shall be true and correct as of such date or time and all other such representations and warranties shall be true and correct in all material respects as of such date or time); provided that, in the event of a breach of a representation or warranty other than an Identified Company Representation, the condition set forth in this Section 6.02(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or could reasonably be expected to have, a Company Material Adverse Effect. “Identified Company Representations” means (i) any representation or warranty of the Company qualified by Company Material Adverse Effect, (ii) representations or warranties of the Company as to the performance by the Company of its material obligations under this Agreement and (iii) the representations and warranties of the Company set forth in Section 3.03(a) (other than (A) changes in such section relating to (I) the exercise of Options or Warrants granted on or prior to the close of business on January 24, 2005, (II) the issuance of Common Shares upon the exercise of Options or Warrants granted on or prior to the close of business on January 24, 2005, (III) the issuance of Common Shares pursuant to the Purchase Plan or the DSIP, each as in effect as of the date hereof and (B) unintentional inaccuracies in such representations and warranties that would result in an increase in the aggregate Merger Consideration payable by Infor and Merger Sub in an amount not to exceed $50,000), Section 3.10 and the last sentence of Section 3.07(b).

(b) Covenants and Agreements. The Company shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time.

(c) [Intentionally Omitted].

(d) No Company Material Adverse Effect. Since September 30, 2004, no effect, event or change shall have occurred which has had, or could reasonably be expected to have, a Company Material Adverse Effect.

(e) No Litigation. There shall not be pending by or before any Governmental Authority any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions, (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its subsidiaries of any material portion of the business or assets of the Company or any of its subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its subsidiaries, as a result of the Merger or any of the other Transactions or (iii) seeking to impose limitations on the ability of Infor, Merger Sub or any of their respective affiliates, to acquire or hold, or exercise full rights of ownership of, any Common Shares, including, without limitation, the right to vote Common Shares on all matters properly presented to the shareholders of the Company.

(f) [Intentionally Omitted].

(g) Dissenters. The holders of not more than 5% of the outstanding Common Shares shall have demanded appraisal of their Common Shares in accordance with the GBCC.

(h) Officers’ Certificate. At the Closing, the Company shall deliver an Officers’ Certificate, duly executed by the Company’s Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.02(a) and (b) above have been satisfied.

(i) Certified Copies. At the Closing, the Company shall deliver certified copies of (i) the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by the Company’s shareholders adopting this Agreement and (iii) the articles of incorporation and the bylaws of the Company as then in effect immediately prior to the Effective Time.

(j) Director Resignations. At the Closing, the Company shall deliver signed letters of resignation from each director of the Company and each of its subsidiaries pursuant to which each such director resigns from his or her position as a director of the Company or such subsidiary and makes such resignation effective at or prior to the Effective Time.

6.03 Conditions to Obligation of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by the Company in writing prior to the Effective Time:

(a) Representations and Warranties. The Identified Purchaser Representations (as defined below) shall be true and correct in all respects and all other representations and warranties of Parent, Infor and Merger Sub set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date or time (in which case such Identified Purchaser Representations shall be true and correct as of such date or time and all other such representations and warranties shall be true and correct in all material respects as of such date or time); provided that, in the event of a breach of a representation or warranty other than an Identified Purchaser Representation, the condition set forth in this Section 6.03(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or could reasonably be expected to have, a Purchaser Material Adverse Effect. “Identified Purchaser Representations” means (i) any representation or warranty of Infor or Merger Sub qualified by Purchaser Material Adverse Effect and (ii) the representations and warranties of Infor and Merger Sub set forth in Section 4.06.

(b) Covenants and Agreements. Each of Merger Sub, Infor and Parent shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by them or complied with by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. At the Closing, each of Merger Sub, Infor and Parent shall deliver an Officers’ Certificate, duly executed by their respective Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.03(a) and (b) above have been satisfied.

(d) Certified Copies. At the Closing, Merger Sub, Infor and Parent shall deliver certified copies of (i) the resolutions duly adopted by each of Merger Sub’s, Infor’s and Parent’s boards of directors authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by Merger Sub’s shareholder(s) approving this Agreement and the Transactions and (iii) the amended and restated articles of incorporation and bylaws of Merger Sub as then in effect immediately prior to the Effective Time.

ARTICLE 7

TERMINATION

7.01 Termination by Mutual Consent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Company, by the mutual written consent of the Company, acting under the direction of the Company Board, and Parent, Infor and Merger Sub, acting under the direction of their respective boards of directors.

7.02 Termination by Parent, Merger Sub, Infor or the Company. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Company, by either Parent, Merger Sub and Infor, on the one hand, by action of their respective boards of directors, or the Company, on the other hand, by action of the Company Board, if:

(a) any Governmental Authority shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, the Common Shares pursuant to the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party that has failed to perform in all material respects its obligations under Section 5.08 or the proviso contained in Section 6.01(b);

(b) the Merger shall not have been consummated on or before the Expiration Date (as defined below); provided, however, that the right to terminate this Agreement under this Section 7.02(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to have been consummated on or before the Expiration Date;

(c) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited; or

(d) the Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Shareholders Meeting or at any adjournment or postponement thereof or by written consent.

For purposes of this Agreement, the “Expiration Date” shall mean June 15, 2005; provided that if the Debt Commitment Letter is extended or otherwise amended to provide for a later expiration date, the Expiration Date shall be the first to occur of (i) such later expiration date provided for in such extended or amended Debt Commitment Letter and (ii) July 15, 2005.

7.03 Termination by Parent, Merger Sub and Infor. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Company, by action of the board of directors of Parent, Merger Sub and Infor, if:

(a) the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement (a “Terminating Company Breach”) and such Terminating Company Breach (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) has not been cured within five days after notice thereof is received by the Company (provided that the Company shall not be entitled to any cure period for any breach of Section 5.10 hereof); provided that Parent, Infor and Merger Sub shall have no right to terminate this Agreement pursuant to this Section 7.03(a) if there is an uncured Terminating Merger Sub Breach at the time of the Terminating Company Breach; or

(b) (i) the Company Board or the Special Committee withdraws, modifies or changes in a manner adverse to Merger Sub and Infor its approval and favorable recommendation of this Agreement and the Merger, (ii) the Company Board or the Special Committee shall have approved or recommended to the shareholders of the Company, taken no position with respect to, or failed to recommend against acceptance of, any Acquisition Proposal, (iii) the Company fails to call the Shareholders Meeting or fails to mail the Proxy Statement within ten days after being cleared by the SEC or fails to include in such statement the favorable recommendation referred to above, (iv) the Company Board or the Special Committee takes any action described in the proviso to Section 5.02(a) of this Agreement or (v) the Company, the Company Board or the Special Committee resolves to do any of the foregoing.

7.04 Termination by the Company. This Agreement may be terminated by the Company, acting under the direction of the Company Board, and the Merger and other Transactions may be abandoned:

(a) if, at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of the Company, (i) Parent, Merger Sub or Infor shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements set forth in this Agreement (a “Terminating Merger Sub Breach”) and such Terminating Merger Sub Breach (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is not cured within five days after written notice thereof is received by Parent, Merger Sub and Infor; provided that the Company shall have no right to terminate this Agreement pursuant to this Section 7.04(a) if there is an uncured Terminating Company Breach at the time of the Terminating Merger Sub Breach, or (ii) Parent, Infor and Merger Sub shall fail to consummate the Merger on the day immediately following the last to occur of (A) March 14, 2005 and (B) the third business day following the satisfaction (or waiver if permissible) of the conditions set forth in Section 6.01 and Section 6.02 that by their terms are not to be satisfied at the Closing; or

(b) at any time prior to or after the approval of this Agreement by the shareholders of the Company, pursuant to and in accordance with Section 5.10(b); (provided that the Company shall have complied with the provisions of Section 5.10 in all material respects, including, without limitation, the notice provisions therein, and shall have concurrently with such termination made all payments to Merger Sub and Infor required by Section 8.01).

7.05 Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger and other Transactions pursuant to this Article 7, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its officers, directors, shareholders, affiliates and agents, other than the provisions of the last sentence of Section 5.04 and the provisions of Sections 5.06, 7.05, 8.01, 8.03 and 8.08. Nothing contained in this Section 7.05 shall relieve any party hereto from liability for any breach of this Agreement.

ARTICLE 8

MISCELLANEOUS

8.01 Payment of Fees and Expenses.

(a) Except as otherwise specified in this Agreement, each of the parties hereto shall bear their own Expenses (as defined below) incurred by or on behalf of such party in preparing for, entering into and carrying out this Agreement and the consummation of the Merger and the financing of the Transactions. “Expenses” as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

(b) If this Agreement is terminated pursuant to Section 7.02(d), then immediately following such termination, the Company shall pay Parent, Merger Sub and Infor for their reasonably incurred out-of-pocket Expenses in an aggregate amount not to exceed Three Million Dollars ($3,000,000). If this Agreement is terminated pursuant to Section 7.02(d) and (i) an offer with respect to any transaction of the type described in the definition of “Acquisition Proposal” has been publicly announced and not withdrawn at the time of the Shareholder Meeting and (ii) the Company enters into, or closes, any transaction of the type described in the definition of “Acquisition Proposal” at any time on or prior to the date which is nine months following such termination, then, concurrently with the first to occur of the entry into a definitive agreement with respect to, or the closing of, any such transaction, the Company shall pay Infor (as agent for itself, Parent or Merger Sub) the Company Break-Up Fee (as defined below).

(c) If this Agreement is terminated (i) by Parent, Infor and Merger Sub pursuant to Section 7.03(b) or (ii) by the Company pursuant to Section 7.04(b) then, in any such case, concurrently with any such termination of this Agreement, the Company shall pay to Infor (as agent for itself, Parent and Merger Sub) the Company Break Up Fee (as defined below) plus Parent’s, Infor’s and Merger Sub’s reasonably incurred out-of-pocket Expenses in an aggregate amount not to exceed Three Million Dollars ($3,000,000). “Company Break Up Fee” means cash in immediately available funds in an amount equal to Twelve Million Dollars ($12,000,000).

(d) If this Agreement is terminated by the Company pursuant to Section 7.04(a) then, in such case, concurrently with any such termination of this Agreement, Infor shall pay to the Company cash in immediately available funds in an aggregate amount equal to Fifteen Million Dollars ($15,000,000).

(e) All amounts payable by under this Section 8.01 shall be paid in cash and in immediately available funds to such account as Infor or the Company, as applicable, may designate in writing to the other party.

(f) The parties agree that the agreements contained in this Section 8.01 and the amounts payable as provided in this Section 8.01 are an integral part of the Transactions, that such amounts represent the damages that the party receiving such payment will incur if the conditions giving rise to such payments occur and that such payments constitute liquidated damages and not a penalty.

8.02 Guarantee. Infor and Parent jointly and severally hereby irrevocably and unconditionally guarantee the due and punctual performance of Merger Sub’s obligations hereunder and Parent hereby irrevocably and unconditionally guarantees the due and punctual performance of Infor’s obligations hereunder; provided, however, that such guarantee shall terminate concurrently with the satisfaction of Merger Sub’s obligation to deposit funds with the Agent pursuant to Section 2.03(a). Infor and Parent will cause Merger Sub to perform its obligations under this Agreement.

8.03 No Survival. The representations, warranties and agreements made in this Agreement shall not survive beyond the Effective Time or the termination of this Agreement in accordance with Article 7 hereof. Notwithstanding the foregoing, the agreements set forth in Articles 1 and 2, Section 5.07 and Article 8 shall survive the Effective Time and those set forth in Section 7.05 shall survive termination.

8.04 Modification or Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires the further approval by such shareholders without such further approval. Without limiting the foregoing, this Agreement may not be amended or modified except by an instrument in writing signed by the parties.

8.05 Entire Agreement; Assignment. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that each of Parent, Infor and Merger Sub may assign its rights, interests and obligations (a) to any of their respective affiliates or direct or indirect subsidiaries without the consent of the Company, so long as they remain primarily obligated with respect to any such delegated obligation or (b) for collateral security purposes to any lender providing financing to Parent, Infor or Merger Sub without the consent of the Company). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.06 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

8.07 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

If to Parent, Infor or Merger Sub:

Infor Global Solutions Topco Ltd.

Infor International Limited

Magellan Merger Sub, Inc.

11720 Amber Park Drive, Suite 400

Alpharetta, GA 3004

Attention: C. James Schaper, CEO & Chairman

Facsimile No.: (678) 319-5001

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

Attention: Jeffrey C. Hammes, P.C.

                 Gary M. Holihan

Facsimile No.: (312) 861-2200

If to the Company:

MAPICS, Inc.

1000 Windward Concourse Parkway, Suite 100

Alpharetta, GA 30005

Attention: Richard C. Cook, President & CEO

Facsimile No.: (678) 319-8950

with a copy to:

Alston & Bird LLP

One Atlantic Center

1201 Peachtree Street

Atlanta, GA 30309

Attention: Sidney Nurkin

Facsimile No.: (404) 881-7777

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

8.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.09 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile.

8.11 Certain Definitions. As used in this Agreement:

(a) the term “affiliate,” as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

(b) the term “knowledge,” of any person which is not an individual means (i) with respect to the Company, the actual knowledge of Richard C. Cook, Martin D. Avallone, W. David Morgan, Alan MacLamroc, Michael P. Dolan, Sandra Hoffman and Thomas F. Aery (and any such person’s replacement) and (ii) with respect to Infor and Merger Sub, the actual knowledge of such person’s Chief Executive Officer and Chairman; Chief Financial Officer; Vice President, Mergers and Acquisitions; and Senior Vice President and General Counsel;

(c) the term “Person” or “person” shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act); and

(d) the term “subsidiary” or “subsidiaries” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

8.12 Specific Performance. The parties hereto agree that, except with respect to the specific circumstances addressed in Section 8.01 hereof, irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled hereunder at law or in equity.

8.13 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.04, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.14 Third-Party Beneficiaries. Except for the provisions of Section 5.07, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

8.15 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.16 Submission to Jurisdiction. Each of the parties hereto submits to the exclusive jurisdiction of any state or federal court sitting in Atlanta, Georgia in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the parties hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Any party hereto may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.07 above. Nothing in this Section 8.16, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

*    *    *    *    *

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

MAPICS, Inc.

By:	/s/ RICHARD C. COOK
Name:	Richard C. Cook
Title:	President and CEO

MAGELLAN MERGER SUB, INC.

By:	/s/ C. JAMES SCHAPER
Name:	C. James Schaper
Title:	President

INFOR INTERNATIONAL LIMITED

By:	/s/ C. JAMES SCHAPER
Name:	C. James Schaper
Title:	Director and Authorized Signatory

INFOR GLOBAL SOLUTIONS TOPCO LTD.

By:	/s/ C. JAMES SCHAPER
Name:	C. James Schaper
Title:	Chief Executive Officer

APPENDIX B

SunTrust Robinson HumphreySM
A Division of SunTrust Capital Markets	Investment Banking

January 26, 2005

Board of Directors

MAPICS, Inc.

1000 Windward Concourse Parkway

Suite 100

Alpharetta, Georgia 30005

Lady and Gentlemen:

We understand that MAPICS, Inc. (“MAPICS or the “Company”) is considering a proposed merger of the Company with a subsidiary of Infor Global Solutions Topco Ltd. (“Infor”). We understand that pursuant to the merger (the “Proposed Transaction”) Infor will acquire all of the issued and outstanding shares of the Company’s Common Stock (including options, warrants and other rights) in exchange for $12.75 per share in cash (less the exercise price of stock options, warrants or similar rights). The terms and conditions of the Proposed Transaction are set forth in more detail in the draft Agreement and Plan of Merger dated as of January 26, 2005 by and among MAPICS, Inc., Magellan Merger Sub, Inc., Infor International Limited and Infor (the “Agreement”), and all capitalized terms used herein have the meanings defined in the Agreement.

We have been requested by the Company to render our opinion to the Board of Directors of the Company with respect to the fairness, from a financial point of view, to the Company’s shareholders of the consideration to be received in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement; (2) publicly available information concerning the Company and Infor which we believe to be relevant to our inquiry; (3) financial and operating information with respect to the businesses, operations and prospects of the Company and Infor furnished to us by the Company and Infor; (4) a trading history of the Company’s common stock from January 2002 to the present and a comparison of that trading history with those of other publicly traded companies which we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of publicly traded companies which we deemed relevant; (6) historical data relating to percentage premiums paid in acquisitions of publicly traded companies from January 1, 2003 to the present; and (7) a comparison of the financial terms of the Proposed Transaction with the publicly available financial terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information discussed with or reviewed by us in arriving at our opinion. With respect to the financial forecasts of the Company provided to us, we have assumed, at the direction of the management of the Company and without independent verification or investigation, that such forecasts have been reasonably prepared on bases reflecting the best currently available information, estimates and judgments of the management of the Company as to the future financial performance of the Company. In arriving at our opinion,

SunTrust Robinson Humphrey Capital Markets 3333 Peachtree Road NE, 10th Floor Atlanta, GA 30326 www.SunTrustRH.com ph: 404.926.5000

Member New York Stock Exchange, Inc.

B-1

Board of Directors

MAPICS, Inc.

January 26, 2005

we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities (including, without limitation, any potential environmental liabilities), contingent or otherwise, of the Company. We have also assumed that the Proposed Transaction will be consummated in accordance with the terms of the Agreement. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or on the expected benefits of the Proposed Transaction. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We express no opinion as to the underlying valuation, future performance or long-term viability of the Company. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update or revise the opinion.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We have also performed various investment banking services for the Company in the past (including serving as the Company’s financial advisor on its acquisition of Frontstep, Inc. in February 2003) and have received customary fees for such services. In the ordinary course of our business, we and our affiliates may actively trade in the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including SunTrust Banks, Inc.) have maintained other financing and business relationships with the Company in the ordinary course of business.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be received in the Proposed Transaction is fair to the shareholders of the Company. This opinion is being rendered at the behest of the Board of Directors and is for the benefit of the Board in its evaluation of the Proposed Transaction, and does not constitute a recommendation as to how any shareholder should act or vote with respect to any matters relating to the Proposed Transaction.

/s/ SunTrust Robinson Humphrey

SUNTRUST ROBINSON HUMPHREY
SUNTRUST CAPITAL MARKETS, INC.

B-2

APPENDIX C

DISSENTERS’ RIGHTS

ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE

§14-2-1301.

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

§14-2-1302.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a faction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§14-2-1303.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

§14-2-1320.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§14-2-1321.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§14-2-1322.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

§14-2-1323.

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§14-2-1324.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§14-2-1325.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§14-2-1326.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§14-2-1327.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

§14-2-1330.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§14-2-1331.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§14-2-1332.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

REVOCABLE PROXY

MAPICS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS DATED APRIL 14, 2005.

The undersigned hereby appoints Martin D. Avallone and W. David Morgan, and each of them, proxies with full power of substitution, to act for and in the name of the undersigned to vote all shares of stock of MAPICS, Inc. that the undersigned is entitled to vote at the special meeting of shareholders, to be held on Thursday, April 14, 2005 at 9:00 a.m. local time at the offices of Alston & Bird LLP, 90 Park Avenue, New York, New York, and at any and all adjournments.

THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE PROXIES “FOR” THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND APPROVAL OF THE MERGER.

In their discretion, the proxies named above may vote upon such other matters as may properly come before the special meeting or any postponement or adjournment thereof.

If the undersigned elects to withdraw this proxy on or before the time of the special meeting or any adjournments and notifies Martin D. Avallone, our Vice President, General Counsel and Secretary, at or prior to the special meeting of that decision, then the power of this proxy shall be terminated and of no further force and effect. If the undersigned withdraws this proxy in the manner described above and does not submit a duly executed and subsequently dated proxy card prior to the special meeting, the undersigned may vote all shares of common stock owned by the undersigned as of the record date, March 8, 2005, in person at the special meeting.

SEE REVERSE SIDE	(Continued, and to be signed and dated, on the reverse side)	SEE REVERSE SIDE

☒    Please mark votes as in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS

MARK HERE IF YOU PLAN ON ATTENDING THE MEETING    ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW       ☐

1.     The adoption of the Agreement and Plan of Merger, dated as of January 26, 2005, by and among MAPICS, Inc., Magellan Merger Sub, Inc., Infor International Limited and Infor Global Solutions Topco Ltd. and the approval of the merger of Magellan Merger Sub, Inc. into MAPICS, Inc., pursuant to which each share of MAPICS, Inc. common stock will be converted into the right to receive $12.75 in cash in the proposed transaction.

☐	FOR	☐ AGAINST	☐ ABSTAIN

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

Signature:                                            Date:                                            Signature:                                            Date: